AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 17, 1996
                                                      REGISTRATION NO. 333-___
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                              UOL PUBLISHING, INC.

             (Exact name of registrant as specified in its charter)

           Delaware                           8299                     54-1290319
(State or other jurisdiction of     (Primary Standard Industrial    (I.R.S. Employer
 incorporation or organization)      Classification Code Number)    Identification No.)

                             ----------------------
                        105 W. Broad Street, Suite 301
                         Falls Church, Virginia 22046
                                (703) 533-7500
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            -------------------------

                Narasimhan P. Kannan, Chief Executive Officer
                             UOL Publishing, Inc.
                        105 W. Broad Street, Suite 301
                         Falls Church, Virginia 22046
                                (703) 533-7500

    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
       Larry E. Robbins, Esq.                     Eric A. Stern, Esq.
     Donald R. Reynolds, Esq.                       Latham & Watkins
Wyrick, Robbins, Yates & Ponton L.L.P.        1001 Pennsylvania Avenue, N.W.
  4101 Lake Boone Trail, Suite 300                    Suite 1300
    Raleigh, North Carolina 27607               Washington, D.C. 20004
          (919) 781-4000                             (202) 637-2200

                           -------------------------
           Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        ----------------------------
                       CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                     Proposed maximum    Proposed maximum
   Title of each class of          Amount to be     offering price per   agregate offering       Amount of
securities to be registered        registered(1)         share(2)             price(2)        registration fee
- ------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value
 per share.....................  1,534,100 shares     $16.00               $24,545,600           $8,464
=================================================================================================================

(1) Includes 200,100 shares issuable upon exercise of an option granted to the Underwriters solely to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                                                          SUBJECT TO COMPLETION
                                                       DATED SEPTEMBER 17, 1996


                               1,334,000 SHARES
                                    [LOGO]
                                 COMMON STOCK

   All of the 1,334,000 shares of Common Stock offered hereby are being sold by UOL Publishing, Inc., a Delaware corporation (the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently anticipated that the initial public offering price will be between $14.00 and $16.00 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.


   The Company has applied to have the Common Stock approved for quotation and trading on the Nasdaq National Market under the symbol "UOLP."

         The Common Stock offered hereby involves a high degree of risk.
                     See "Risk Factors" beginning on page 6.

                             -----------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
================================================================================
                         Price to     Underwriting     Proceeds to
                          Public       Discount(1)       Company(2)
- --------------------------------------------------------------------------------
Per Share...............  $             $                 $
Total(3) ...............  $             $                 $
================================================================================
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of the offering payable by the Company estimated at $850,000.

(3) The Company has granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to 200,100 additional shares of Common Stock for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $ , $ and $ , respectively. See "Underwriting."

                            ------------------------

   The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, subject to their right to withdraw, cancel or reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of the certificates representing the shares will be made against payment on or about , 1996 at the office of Friedman, Billings, Ramsey & Co., Inc. at 1001 19th Street North, 10th Floor, Arlington, Virginia 22209.

                             ----------------------

                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                      The date of this Prospectus is , 1996

                 [GRAPHIC DEPICTION AND DESCRIPTION OF PRODUCTS
                       AND LISTING OF STRATEGIC PARTNERS]


























IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BEEFFECTED IN THE OVER-THE-COUNTER MARKET
(INCLUDING THE NASDAQ NATIONAL MARKET) OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              PROSPECTUS SUMMARY


   The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Except as otherwise noted herein, all information in this Prospectus: (i) gives effect to a 1-for-11.68159232 reverse stock split of the Company's outstanding Common Stock, Series A Preferred Stock and Series B Preferred Stock (collectively the "Preferred Stock") to be effected prior to the consummation of this offering; (ii) reflects the conversion of the Company's outstanding Preferred Stock into an aggregate of 836,828 shares of Common Stock upon the consummation of this offering; (iii) reflects the mandatory exercise of warrants to purchase 68,481 shares of Common Stock at an exercise price of $8.76 per share, the issuance of warrants to purchase an aggregate of 15,801 shares of Common Stock at an exercise price per share equal to the initial public offering price per share and repayment by the Company of convertible debt in the aggregate principal amount of $300,000 upon consummation of this offering (the "Furst Transactions;" see "Certain Transactions"); (iv) reflects conversion of additional convertible debt in the aggregate principal amount of $130,000 upon consummation of this offering (the "Jones Transactions;" see "Certain Transactions"); and (v) assumes that the Underwriters' over-allotment option is not exercised. Investors should carefully consider the information set forth under the heading "Risk Factors."

                                 THE COMPANY

     UOL Publishing, Inc. ("UOL" or the "Company") is a leading publisher of high quality, interactive and on-demand educational courseware for the online education and training market through the World Wide Web ("Web"). The Company is building its courseware library, which includes approximately 50 courses and 150 course modules ("modules") in business, finance, management, technology, and basic technical and development skills, through a combination of strategic acquisitions and partnering with academic institutions and business partners. The Company converts proven and popular courses in these diverse subject matter areas to the Company's interactive, online format. The Company offers its courseware primarily to part-time students and working adults in partnerships with academic institutions and business partners. The Company plans to develop and expand its network of academic and business partners, its portfolio of courseware and related products, and its distribution system as rapidly as possible, to take advantage of its position as a leading publisher of Web-based courseware for the education and training market.

   The Company's courseware benefits from the structural changes in the way content can be managed, delivered and consumed that were caused by the advent of the Web and online technologies. The Company believes that its online courseware combines convenience, affordability, self-pacing, standardized curricula, individualized tailoring of courses, immediate performance measurement and a high degree of student-teacher interaction. These characteristics are designed to address the educational needs of part-time students and working adults, which constitute a rapidly growing segment of the academic market, primarily as a result of rising tuition for full-time programs and the demand for increasing skills required by employers.

   The Company's strategy involves the following key elements: building the Company's content library of high quality, high demand courseware; leveraging strategic partnerships; expanding through acquisitions; developing brand recognition and proprietary technology; and capitalizing on cross-marketing opportunities. The Company plans to expand its existing courseware library with market-tested, high quality products focused on subject areas of high demand by part-time students and working adults. The Company believes that by developing strategic partnerships with a network of academic institutions, such as Park College, California State University Institute, The George Washington University, George Mason University and University of Toledo, and business partners, such as Autodesk, Inc. ("Autodesk"), it will be able to leverage its partners' strengths and accelerate awareness and acceptance of its online educational content. In addition to the Company's acquisitions of the CYBIS division of Control Data Systems, Inc., formerly Control Data Corporation ("Control Data"), and Cognitive Training Associates, Inc. ("CTA"), the Company plans to make similar acquisitions which management believes will provide critical additions to the Company's courseware library and user base. The Company believes that establishing and maintaining brand recognition is critical to its strategy and plans to achieve brand recognition through marketing efforts and the creation of a proprietary user interface, which incorporates audio, animation, graphics and text as appropriate to create a stimulating learning experience. The Company's approach of developing education and training based web-sites for institutions and businesses provides it with cross-marketing opportunities.

   During Fall (August through December) 1996, through its five existing academic partners, UOL plans to offer approximately 10 Web-based accredited or certified courses. During 1997, the Company plans to introduce approximately 40-50 additional courses through its current and approximately five new academic partners. During the first eight months of 1996, CTA modules have been made available on intranets, or private networks, through CTA's strategic partners to a potential audience of approximately 25,000 students. An average of approximately 2,000 students complete CTA modules each month. The Company anticipates that the number of modules offered by CTA and the number of business partners of CTA will increase in 1997.

   The Company has entered into an agreement with Autodesk, a personal computer ("PC") software company with more than three million users and total sales of software and related products for the fiscal year ended January 31, 1996 in excess of $546,000,000, to build a "virtual campus" system. The virtual campus is expected to consist of a "bookstore" which will offer products, services and online courseware developed by Autodesk-authorized training centers, authorized educational resellers and developers (sometimes with the assistance of the Company). In addition, the virtual campus will provide users access to new software product demonstrations, new software product releases and an opportunity to participate in software certificate and assessment programs. In 1995, one million students took Autodesk courses through various institutions, including 50,000 Autodesk users who attended courses at authorized training centers. In 1997, the Company anticipates that a portion of these courses will be taken by Autodesk users online, and other Autodesk software and related products will be purchased through the virtual campus.

   UOL Publishing, Inc. was incorporated in Virginia in July 1984 and reincorporated in Delaware in March 1985. The Company's principal executive offices are located at 105 W. Broad Street, Suite 301, Falls Church, Virginia 22046, and its telephone number at that address is (703) 533-7500. The Company's web-site is located at http://www.uol.com. Unless the context otherwise requires, "UOL" and the "Company," as used in this Prospectus, refer to UOL Publishing, Inc. and its wholly owned subsidiary, Cognitive Training Associates, Inc., a Texas corporation.

   University Online, UOL, Courseware Construction Set, Registrar Architect, Test Architect and the Company logo are trademarks of the Company, and Chalkboard, the Virtual Workforce and the slogan "What you think...is our business" are registered trademarks of the Company. The Company intends to apply for registration of UOL Publishing. This Prospectus may also include trade names and trademarks of other companies.

                                 THE OFFERING

Common Stock offered by the Company................  1,334,000 shares

Common Stock to be outstanding after this
offering...........................................  3,091,132 shares(1)

Use of Net Proceeds................................  Repayment of debt, working capital and other general corporate purposes.
                                                     See "Use of Proceeds."

Proposed Nasdaq National Market symbol.............  "UOLP."


(1) Assumes no exercise of stock options or warrants or conversion of convertible debt after September 16, 1996, except with respect to the Furst Transactions and the Jones Transactions. As of September 16, 1996, there were: (i) outstanding options to purchase an aggregate of 380,840 shares of Common Stock under the Company's stock plans at a weighted average exercise price of $9.46 per share; and (ii) warrants to purchase an aggregate of 479,893 shares of Common Stock, at a weighted average exercise price of $10.08 per share. See "Capitalization," "Management--Stock Plans," "Certain Transactions," and "Description of Capital Stock."

                             SUMMARY FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    Six Months Ended
                                    Years Ended December 31,             June 30,
                                    ------------------------         ----------------
                                   1993      1994       1995         1995       1996
                                   ----      ----       ----         ----       ----

Statement of Operations Data:
Net revenues ....................  $  288   $   806    $   548    $ 289    $   232
Loss from operations ............    (265)   (1,030)    (2,291)    (764)    (1,316)
Net loss.........................    (414)     (687)    (2,240)    (682)    (1,144)
Pro forma net loss per share(1) .                        (1.80)              (0.87)
Pro forma weighted average shares
 outstanding(1).................                         1,343               1,469

                                                          At June 30, 1996
                                        ---------------------------------------------
                                                     Actual               Pro Forma
                                                       As        Pro          As
                                        Actual   Adjusted(2)    Forma(3)   Adjusted(4)
                                        ------   -----------   ---------  ------------
Balance Sheet Data:
Working capital (deficit)............  $(2,002)     $  995      $1,725      $19,585
Total assets.........................      679       4,720       5,020       21,746
Total liabilities....................    2,563       2,722       2,292        1,159
Redeemable convertible Preferred
Stock................................       --       3,332          --           --
Accumulated deficit..................   (7,886)     (8,036)     (8,041)      (7,941)
Total stockholders' equity (deficit)    (1,883)     (1,334)      2,728       20,587

- ------------

(1) See Note 2 of Notes to UOL Financial Statements.

(2) Gives effect to (i) the issuance of 188,353 shares of Preferred Stock in July 1996 and (ii) the issuance of 42,802 shares of Common Stock in connection with the acquisition of CTA in August 1996. See Note 13 of Notes to UOL Financial Statements.

(3) Gives effect to (i) the conversion of all shares of Preferred Stock into Common Stock upon completion of this offering, (ii) the declaration, issuance and conversion of Preferred Stock dividends, (iii) the Furst Transactions, and (iv) the Jones Transactions.

(4) Adjusted to give effect to the sale by the Company of the 1,334,000 shares of Common Stock offered hereby at an assumed initial public offering price of $15.00 per share, and the application of the net proceeds therefrom. See "Use of Proceeds."

   This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including without limitation the risk factors set forth below and the matters set forth in this Prospectus generally.

                                  RISK FACTORS

   An investment in the Common Stock offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby.

   Limited Operating History in Targeted Market; Anticipation of Continued Losses. The Company has achieved only limited revenues to date, and its ability to generate significant revenues is subject to substantial uncertainty. Although the Company has been in existence since 1984, it changed its business focus in 1993 in response to, among other things, perceived market opportunities for online education as a result of recent technological developments relating to the Internet. The Company has incurred significant net losses since inception and expects to continue to incur significant losses on a quarterly and annual basis at least through 1997. As of June 30, 1996, the Company had an accumulated deficit of $7,886,374 and a working capital deficiency of $2,001,917. There can be no assurance that the Company will achieve revenue growth or profitability. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   Dependence on Third Party Relationships. The Company is substantially dependent on relationships with its partners with respect to acquisition of content and distribution of the Company's products and services. To date, various content providers, including academic institutions and business partners, have entered into agreements with the Company. Certain of these agreements contain limits on the use of the courseware, do not address future content and may be terminated by either party upon breach of any material obligation or upon a bankruptcy, insolvency or similar filing. In addition, the Company believes that it will be necessary in the future to license additional courseware. There can be no assurance that the Company will be able to maintain and modify, if necessary, its existing agreements or enter into agreements with prospective content providers, or that the content providers will be satisfied with the revenues received through arrangements with the Company. In particular the Company's planned introduction of additional courses depends upon its relationships with current and anticipated future strategic partners. Moreover, if the Company is required to pay increased fees to its content providers, such increased payments will have an adverse effect on the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Strategic Partners."

   Distribution and positioning of the Company's products and services is dependent upon their compatibility with web browsers provided by Netscape Communications Corporation ("Netscape") and Microsoft Corporation ("Microsoft"), and access to online networks through arrangements with Internet service providers such as NETCOM On-Line Communications Services, Inc., PSI Net Inc. and UUNET Technologies, Inc. The Company is also dependent on web-site operators that provide links to the Company's web-sites. Although the Company views these relationships as important direct and indirect factors in the generation of revenues, most of the Company's arrangements do not require future commitments to use the Company's services or to provide access or links to the Company's products or services, are not exclusive and may be terminated at the convenience of the other party. Moreover, the Company does not have agreements with web-site operators who provide links to the Company's sites, and such web-site operators may terminate such links at any time without notice to the Company. In addition, there can be no assurance that the Company's partners regard their relationship with the Company as important to their own respective businesses and operations, that they will not reassess their commitment to the Company's products or services at any time in the future or that they will not develop their own competitive products or services, that the products or services of those companies that provide access or links to the Company's products or services will achieve market acceptance or commercial success or that the Company's existing relationships will result in successful product or service offerings or the generation of significant revenues for the Company. Failure of one or more of these entities to achieve or maintain market acceptance or commercial success or the termination of one or more successful relationships could have a material adverse effect on the Company. In addition, the termination of the Company's position on a web browser or the grant to a competitor of an exclusive arrangement with respect to positioning on a web browser would significantly reduce traffic on the Company's web-sites which would have a material adverse effect on the Company.

   The Company's distribution strategy is to develop multiple distribution channels. The Company sells its products through direct sales, the Internet and its strategic partners. There can be no assurance that the Company will be able to attract resellers and partners that will be able to market the Company's products effectively and will be qualified to provide timely and cost-effective customer support and service or that the Company will be able to manage conflicts among its resellers and partners. For example, certain of UOL's partners have required UOL to refrain from linking its products with competing products. Consequently, the Company may be adversely affected should any reseller or partner fail to adequately penetrate its market segment. The inability to recruit, manage or retain important resellers or partners, or their inability to penetrate their respective market segments, would materially adversely affect the Company.

   Risks Associated with Acquisitions; Integration of Acquired Operations. As a key component of its business strategy, the Company expects to make acquisitions of, or significant investments in, complementary companies, products or technologies, although no such acquisitions or investments are currently pending. The Company, for example, recently acquired CTA. See "Business--Acquisitions" and "Certain Transactions." Any acquisition is accompanied by such risks as, among other things, the difficulties in assimilating the operations and personnel of acquired companies, potential disruption to the Company's ongoing business, difficulties of incorporating acquired technology into the Company's products, additional expense associated with amortization of acquired intangible assets, potential dilution to the value of the Company's Common Stock and the adverse effect on the Company's liquidity caused by such acquisitions. In pursuing this strategy, there can be no assurance that the Company will be able to identify attractive targets and make successful acquisitions in the future on commercially reasonable terms, or that it will be successful in overcoming these risks or any other problems encountered in connection with acquisitions. See "Business--Growth Strategy" and "Business--Acquisitions."

   Competition. The market for the Company's products and services is highly competitive and the Company expects that competition will continue to intensify. There are no substantial barriers to entry in the online education and training market. A number of the Company's existing competitors, as well as a number of potential new competitors (including the Company's partners), have significantly greater financial, technical and/or marketing resources than the Company. There can be no assurance that the Company's competitors will not develop products and services that are superior to those of the Company or that achieve greater market acceptance than the Company's products and services. Moreover, there can be no assurance that the Company will be able to compete successfully against its current or future competitors or that competition will not have a material adverse effect on the Company. See "Business-- Competition."

   Difficulties in Managing Rapid Growth; Dependence on Key Personnel. The Company has experienced rapid growth and expansion which has placed a significant strain on its administrative, operational and financial resources. The Company's performance is substantially dependent on the performance of its executive officers and key employees, some of whom have worked together for only a short period of time. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the Company. The Company anticipates that future growth, if any, will require it to identify, recruit, hire, train and retain a substantial number of new technical, managerial, sales and marketing personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract, assimilate and retain such personnel. The Company's ability to manage its growth successfully will also require the Company to expand its administrative, operational, management and financial systems and controls. Such expansion is expected to result in significantly increased operating expenses. To the extent that such expenses precede any increase in revenues, the Company will be materially adversely affected. There can be no assurance that such expansion will be successfully completed or that the cost of such expansion will not exceed the revenues, if any, generated. See "Business--Employees" and "Management."

   Fluctuations in Quarterly Results; Economic Conditions. The Company's expense levels are based in part on its expectations as to future revenues. Quarterly sales and operating results generally depend on the licensing and support revenues, online revenues and development and other revenues recognized, which are difficult to forecast. The Company may not be able to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in relation to the Company's expectations would have an immediate adverse impact on the Company.

   The Company's operating results may fluctuate significantly in the future as a result of a variety of factors, some of which are outside of the Company's control. These factors include general economic conditions, demand for online education, acceptance and usage of the Internet, the budgeting cycles of customers, capital expenditures and other costs relating to the expansion of operations, the introduction of new products or services by the Company or its competitors, the mix of the products and services sold and the channels through which those products and services are sold, and pricing changes. As a strategic response to a changing competitive environment, the Company may elect from time to time to make certain pricing, service or marketing decisions that could have a material adverse effect on the Company. The Company believes that period-to-period comparisons of its operating results should not be relied upon for an indication of future performance. Due to all of the foregoing factors, it is possible that in some future quarter, the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. See "Risk Factors--No Prior Public Market; Possible Volatility of Stock Price" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   Current Dependence on a Limited Number of Customers. A significant portion of the Company's revenues to date have been derived from sales to a limited number of customers, and the Company currently anticipates that future operating results will continue to reflect this trend. Accordingly, the cancellation or deferral of a small number of contracts or license agreements would have a material adverse effect on the Company. See "Business--Customers."

   Current Dependence on Online Distribution. The use of the Company's products and services will depend in large part upon the development of an infrastructure for providing online access and services. Because global commerce and online exchange of information on the Internet and other similar open wide area networks are new and evolving, it is difficult to predict with any assurance whether such networks will prove to be viable commercial marketplaces. Such networks have experienced, and are expected to continue to experience, significant growth in the number of users and amount of traffic. There can be no assurance that the infrastructures of such networks will continue to be able to support the demands placed on them by this continued growth. In addition, such networks could lose their viability due to delays in the development or adoption of new standards and protocols (for example, the next-generation Internet
Protocol) to handle increased levels of activity, increased governmental regulation or other factors. There can be no assurance that the infrastructure or complementary services necessary to make such networks viable commercial marketplaces will be developed, or that if developed, such networks will become viable commercial marketplaces for products and services such as those offered by the Company. In particular, such networks are an unproven medium for education. In the event such networks fail to become a viable education medium, there can be no assurance the Company will be able to overcome the costs and difficulties associated with adapting to alternative media, if and when they become available. If such networks do not become viable commercial marketplaces or do not develop as a viable medium for education, the Company would be materially adversely affected. See "Business--Industry Background."

   Capacity Constraints and System Failure. A key element of the Company's strategy is to generate a high volume of online traffic to its products and services. Accordingly, the performance of the Company's products and services is critical to the Company's reputation, its ability to attract customers and market acceptance of these products and services. Any system failure that causes interruptions in the availability or increases response time of the Company's products and services would result in less traffic to the Company's web-sites and, if sustained or repeated, would reduce the attractiveness of the Company's products and services. An increase in the volume of use of the Company's products and services could strain the capacity of the software or hardware deployed by the Company or the capacity of the Company's network infrastructure, which could lead to slower response time. Any failure to expand the capacity of the Company's hardware or network infrastructure on a timely basis or on commercially reasonably terms would have a material adverse effect on the Company. The Company is also dependent upon web browsers and Internet and online service providers for access to its products and services and users may experience difficulties due to system failures unrelated to the Company's systems, products and services.

   Security Risks. The Company has included in its products certain security protocols which operate in conjunction with encryption and authentication technology. Despite the existence of these technologies, the Company's products may be vulnerable to break-ins and similar disruptive problems caused by online users. Such computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through the Company's computer systems and the computer systems of end-users, which may result in significant liability to the Company and may also deter potential customers. Persistent security problems continue to plague public and private data networks. Alleviating problems caused by third parties may require significant expenditures of capital and resources by the Company and may cause interruptions, delays or cessation of service to the Company and its customers. Moreover, the security and privacy concerns of the Company and of existing and potential customers, as well as concerns related to computer viruses, may inhibit the growth of the online marketplace generally, and the Company's customer base and revenues in particular. The Company attempts to limit its liability to customers, including liability arising from a failure of the security features contained in the Company's products, through contractual provisions. However, there can be no assurance that such limitations will be enforceable. The Company currently does not have product liability insurance to protect against these risks and there can be no assurance that such insurance will be available to the Company on commercially reasonable terms or at all. See "Business--Products and Services."

   Developing Market; Technological Changes and New Products. The market for the Company's products and services is rapidly evolving in response to recent developments relating to online technology and is characterized by evolving industry standards and customer demands and an increasing number of market entrants who have introduced or developed online products and services. It is difficult to predict the size and growth rate, if any, of this market. As is typical in the case of a rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. Moreover, critical issues concerning the commercial use of online networks (including reliability, cost, ease of use and access, quality of service and market acceptance) remain unresolved and may impact potential future growth. The Company's future success will depend in significant part on its ability to continue to improve the performance, features and reliability of its products and services in response to both evolving demands of the marketplace and competitive product offerings, and there can be no assurance that the Company will be successful in developing, integrating or marketing such products or services. In addition, new product releases by the Company may contain undetected errors that require significant design modifications, resulting in a loss of customer confidence and adversely affecting the Company.

   Limited Marketing Experience. The Company changed its business focus in 1993, and therefore has limited marketing experience in its current industry. The Company's direct marketing and sales staff consists of only eight full-time and two part-time employees, none of whom have significant experience marketing in the Company's developing industry. There can be no assurance that the Company will be able to recruit or retain skilled marketing and sales personnel. In addition to direct sales, the Company markets its products and services through a variety of means, including the Internet, strategic marketing partners, resellers and other arrangements. As such, the Company's marketing will be dependent in part upon the efforts of third parties. There can be no assurance that such efforts will be successful or that such parties will not reassess their commitment to the Company. See "Business--Sales and Marketing."

   Trademarks and Proprietary Rights. The Company regards its copyrights, trademarks, trade dress, trade secrets and similar intellectual property as critical to its success, and the Company relies upon trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, customers, partners and others to protect its proprietary rights. The Company has obtained registered trademarks in the United States for Chalkboard, the Virtual Workforce and the slogan "What you think...is our business" and has applied for the registration of certain of its other trademarks, including University Online, UOL, Courseware Construction Set, Registrar Architect, Test Architect and the UOL logo. The Company intends to apply for registration of UOL Publishing. The Company will continue to evaluate the registration of additional service marks and trademarks as appropriate. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or services or to obtain and use information that the Company regards as proprietary. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. Litigation may be necessary to protect the Company's proprietary technology. Any such litigation may be time-consuming and costly, cause product release delays, require the Company to redesign its products or services or require the Company to enter into royalty or licensing agreements, any of which could have a material adverse effect upon the Company. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology or duplicate the Company's products or services or design around patents or other intellectual property rights of the Company. In addition, distributing the Company's products through online networks makes the Company's software more susceptible than other software to unauthorized copying and use. The Company plans to allow users to download electronically certain of its courseware content, which could adversely affect the Company's ability to collect payment from users that obtain copies from the Company's existing or past customers. If, as a result of changing legal interpretations of liability for unauthorized use of the Company's software or otherwise, users were to become less sensitive to avoiding copyright infringement, the Company would be materially adversely affected. See "Risk Factors--Government Regulation and Legal Uncertainties," and "Business--Trademarks and Proprietary Rights."

   Future Capital Needs; Uncertainty of Additional Funding. The Company has financed its operating cash flow needs primarily through private placements of equity securities and, to a lesser extent, borrowings from stockholders. Through September 16, 1996, net proceeds from the sale of the Company's equity securities aggregated approximately $8,870,945. The Company may require substantial additional capital to finance its future growth and fund its ongoing operations beyond the next 12 months. The Company's capital requirements will depend on many factors, including, but not limited to, acceptance of and demand for the Company's products and services, the types of arrangements that the Company may enter into with its partners and customers, and the extent to which the Company engages in acquisitions or invests in new technology and research and development projects. To the extent that the Company's existing sources of liquidity and cash flow from operations are insufficient to fund the Company's activities, the Company may need to raise additional funds. If additional funds are raised through the issuance of equity securities, which can be done without stockholder approval, the percentage ownership of the Company's stockholders would be reduced. No assurance can be given that additional financing will be available or that, if available, it will be available on terms favorable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   Government Regulation and Legal Uncertainties. The Company is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or commerce on online networks. Due to the increasing popularity and use of online networks, it is possible that a number of laws and regulations may be adopted with respect to online networks, covering issues such as user privacy, pricing, and the characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of online networks, which could in turn decrease the demand for the Company's products and increase the Company's cost of doing business or otherwise have an adverse effect on the Company. Moreover, the applicability to online networks of existing laws governing issues such as property ownership, sales taxes, libel and personal privacy is uncertain. Furthermore, as a publisher of educational materials, the Company could be subject to accreditation or other governmental regulations. Any new legislation or regulation applicable to online networks, the Company or its products or services could have a material adverse effect on the Company.

   Because materials may be downloaded by the online or Internet services operated or facilitated by the Company or the Internet access providers with which it has a relationship and be subsequently distributed to others, there is a potential that claims will be made against the Company for copyright or trademark infringement or other legal theories. Such claims have been brought against online services in the past. Although the Company carries general liability insurance, the Company's insurance may not cover claims of this type, or may not be adequate to cover all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on the Company. See "Business--Governmental Regulation and Legal Uncertainties."

   Dilution. At an assumed initial public offering price of $15.00 per share, investors participating in this offering will incur immediate, substantial dilution in pro forma net tangible book value of $8.58 per share. To the extent options and warrants to purchase the Company's Common Stock are exercised, there may be further dilution to the new public investors. See "Dilution."

   Shares Eligible for Future Sale. The 1,334,000 shares of Common Stock offered hereby will be freely tradeable without restriction in the public market. Taking into account restrictions imposed by the Securities Act of 1933, as amended (the "Securities Act"), rules promulgated by the Securities and Exchange Commission thereunder and "lock-up" agreements by which certain stockholders are bound, (i) approximately 47,520 additional shares will be eligible for immediate sale as of the date of the final prospectus relating to this offering, (ii) approximately 3,252 additional shares will be eligible for sale beginning 90 days after the date of the final prospectus relating to this offering, (iii) approximately 27,284 shares will be eligible for sale beginning as early as March and May 1997 pursuant to Rule 144 under the Securities Act; and (iv) approximately 1,001,329 additional shares will be eligible for sale beginning one year after the date of the final prospectus relating to this offering. Approximately 677,747 remaining shares will not be eligible for sale pursuant to Rule 144 until the expiration of their applicable two-year holding periods, which will expire at various times through September 1998.

   As of September 16, 1996, an additional 860,733 shares of Common Stock were subject to outstanding options and warrants. Taking into account the lock-up agreements, the number of shares that will be available for sale in the public market upon exercise of these warrants or options, subject in some cases to the volume and other restrictions of Rule 144, will be as follows: (i) approximately 249,713 additional shares will be eligible for sale beginning one year after the date of the final prospectus relating to this offering; (ii) approximately 479,893 remaining shares issuable upon exercise of warrants will not be eligible for sale pursuant to Rule 144 until the expiration of their applicable holding periods, which will expire two years from their exercise dates; and (iii) approximately 131,127 remaining shares issuable upon exercise of options will be eligible for sale pursuant to Rule 701 upon the ratable vesting of such shares at various times through August 1999. Friedman, Billings, Ramsey & Co., Inc. may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to such lock-up agreements. The Company intends to file a registration statement on Form S-8 under the Securities Act approximately one year after the date of the final prospectus relating to this offering to register an aggregate of up to 496,507 shares of Common Stock issued or reserved for issuance to employees and consultants. Sales of substantial amounts of the Company's Common Stock in the public market after this offering could adversely affect prevailing market prices for the Common Stock. See "Shares Eligible for Future Sale."

   Potential Issuance of Preferred Stock; Anti-Takeover Provisions. The Company's Board of Directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of such shares. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of the Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such Preferred Stock may have other rights, including economic rights, senior to the Common Stock, and as a result, the issuance of such stock could have a material adverse effect on the market value of the Common Stock.

   Certain provisions of the Company's Amended and Restated Certificate of Incorporation and Bylaws could make it more difficult for a third party to acquire, and could discourage a third party from attempting to acquire, control of the Company. Certain of these provisions eliminate the right of stockholders to act by written consent and impose various procedural and other requirements which could make it more difficult for stockholders to effect certain corporate actions. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock and may have the effect of delaying or preventing a change in control of the Company. The Company may in the future adopt other measures that may have the effect of delaying, deferring or preventing a change in control of the Company. Certain of such measures may be adopted without any further vote or action by the stockholders, although the Company has no present plans to adopt any such measures. The Company is also afforded the protections of Section 203 of the Delaware General Corporation Law, which could delay or prevent a change in control of the Company, impede a merger, consolidation or other business combination involving the Company or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company. See "Description of Capital Stock--Preferred Stock" and "--Delaware Law and Limitations on Changes in Control."

   Legal Proceedings. The Company could be subject to legal proceedings and claims in the ordinary course of its business or otherwise, including claims relating to royalties or claims of alleged infringement of the trademarks and other intellectual property rights of third parties by the Company and its licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. See "Business--Legal Proceedings."

   No Prior Public Market; Possible Volatility of Stock Price. Prior to this offering there has been no public market for the Common Stock. The initial public offering price was determined by negotiations among the Company and the representatives of the Underwriters. See "Underwriting." There can be no assurance that an active public market will develop or be sustained after this offering or that the market price of the Common Stock will not decline below the initial public offering price. The market price of the Common Stock could be subject to significant fluctuations in response to future announcements concerning the Company or its partners or competitors, the introduction of new products or changes in product pricing policies by the Company or its competitors, proprietary rights or other litigation, changes in analysts' earnings estimates, general conditions in the online distribution market, developments in the financial markets and other factors. In addition, the stock market has, from time to time, experienced extreme price and volume fluctuations that have particularly affected the market prices for technology companies and which have often been unrelated to the operating performance of the affected companies. Broad market fluctuations of this type may adversely affect the future market price of the Common Stock.

   Broad Discretion in Allocation of Proceeds. The Company has not designated any specific use for the majority of the net proceeds of this offering of 1,334,000 shares of Common Stock. Rather, the Company intends to use the majority of the net proceeds for general corporate purposes, which may include acquisitions. Accordingly, management will have significant flexibility in applying the net proceeds of this offering. See "Use of Proceeds."

                                 USE OF PROCEEDS

   The net proceeds to the Company from the sale of the 1,334,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $17,759,300 ($20,550,695 if the Underwriters' over-allotment option is exercised in full), at an assumed initial public offering price of $15.00 per share and after deducting underwriter discounts and estimated offering expenses payable by the Company.

   The Company intends to use a portion of the net proceeds to repay debt of the Company, including two notes payable to stockholders in the aggregate principal amount of approximately $285,000, plus accrued interest, a note payable to Control Data in the aggregate amount of approximately $250,000, including accrued interest, and accrued wages to current and former officers and employees of the Company in the net amount of approximately $250,000. Such remaining net proceeds will be used for general corporate purposes, including working capital.

   Portions of such remaining net proceeds may also be used to acquire or invest in businesses or products or to acquire complementary technologies. While from time to time the Company evaluates potential acquisitions of such businesses, products or technologies, there are no present understandings, commitments or agreements with respect to any acquisition of other businesses, products or technologies. Pending such uses, the Company may invest such net proceeds in short-term, investment-grade, interest-bearing securities.

                                 DIVIDEND POLICY

   The Company has never declared or paid any cash dividends on its capital stock. It is the present policy of the Company to retain earnings to finance the growth and development of its business and, therefore, the Company does not anticipate paying cash dividends on its Common Stock in the foreseeable future. In addition, certain provisions of the Company's existing indebtedness prohibit or limit the Company's ability to pay cash dividends on its Common Stock.

                                 CAPITALIZATION

   The following table sets forth, as of June 30, 1996, (i) the Company's actual short-term debt and capitalization, (ii) the Company's actual as adjusted short-term debt and capitalization after giving effect to (A) the issuance of 188,353 shares of Preferred Stock in July 1996 and (B) the issuance of 42,802 shares of Common Stock in connection with the acquisition of CTA on August 1, 1996, (iii) the Company's pro forma short-term debt and capitalization after giving effect to (A) the conversion of all outstanding shares of Preferred Stock into Common Stock, (B) the Furst Transactions, (C) the Jones Transactions, and
(D) the declaration, issuance and conversion of Preferred Stock dividends, all of which are to occur upon completion of this offering, and (iv) the Company's pro forma short-term debt and capitalization, as adjusted to give effect to the sale by the Company of the 1,334,000 shares of Common Stock offered hereby (after deducting estimated underwriting discount and offering expenses payable by the Company) and the application of the net proceeds thereof. See "Use of Proceeds."

                                                                                  June 30, 1996
                                                                   -----------------------------------------
                                                                              Actual               Pro Forma
                                                                                As                     As
                                                                   Actual    Adjusted   Pro Forma   Adjusted
                                                                   ------    --------   ---------   --------
                                                                        (in thousands, except share data)
Loans payable to related parties ...............................  $   715      $  715    $   285     $    --
Notes payable...................................................      544         269        269          25
Short-term borrowings...........................................      --           74         74          74
Accrued interest................................................      162         162        162          56
                                                                   ------      ------     ------      ------
Total short-term debt...........................................    1,421       1,220        790         155

Redeemable convertible Preferred Stock, $0.01 par value:
 Series B, 6,000,000 shares authorized, no shares issued and outstanding (187,254 shares issued and outstanding on an
  actual as adjusted basis)(1)..................................       --       3,332         --          --
 Series B-1, 6,000,000 shares authorized, no shares issued and
  outstanding...................................................       --          --         --          --
Stockholders' equity (deficit):
  Series A  convertible  Preferred  Stock,  $0.01 par value;
    12,000,000 shares authorized,  404,847 shares issued and
    outstanding  on an actual basis;  405,946  shares issued
    and  outstanding  on an actual  as  adjusted  basis;  no
    shares  issued  and  outstanding,  on a pro forma or pro
    forma as adjusted basis.....................................        4           4         --          --
  Undesignated Preferred Stock, $0.01 par value;  10,000,000
    shares authorized, no shares issued or outstanding...........      --          --         --          --
  Common   Stock,   $0.01  par  value;   36,000,000   shares
    authorized,  794,183 shares issued and outstanding on an
    actual basis;  836,985 shares issued and  outstanding on
    an actual as adjusted basis; 1,757,132 shares issued and
    outstanding,  on a pro  forma  basis;  3,091,132  shares
    issued  and  outstanding,  on a pro  forma  as  adjusted
    basis(1)....................................................        8           8         18          31
Additional paid-in capital .....................................    5,991       6,690     10,751      28,497
Accumulated deficit.............................................   (7,886)     (8,036)    (8,041)     (7,941)
                                                                   ------      ------     ------      ------
Total stockholders' equity (deficit)............................   (1,883)     (1,334)     2,728      20,587
                                                                   ------      ------      -----      ------
 Total capitalization...........................................  $  (462)     $3,218     $3,518     $20,742
                                                                  =======      ======     ======     =======

- -----------
(1) Actual capitalization excludes (i) 291,056 shares reserved for issuance under the Company's Amended and Restated Stock Option Plan (the "Option Plan"), (ii) 523,983 shares issuable upon exercise of warrants at a weighted average exercise price of $10.55 per share, and (iii) 39,055 shares issuable upon conversion of $730,000 in convertible debt of the Company. The actual as adjusted capitalization also excludes options to purchase 22,256 shares of Common Stock granted under the Company's Option Plan in August 1996 and warrants to purchase an aggregate of 1,186 shares of Common Stock, at a weighted average exercise price of $18.69 per share issued in July 1996, and includes the conversion of $300,000 in convertible debt into 16,050 shares of the Company's Series B Preferred Stock in July 1996. Subsequent to June 30, 1996, the Board of Directors and stockholders adopted the Company's 1996 Stock Plan (the "1996 Plan") and reserved 136,967 shares of Common Stock for issuance thereunder. As of the date of this Prospectus, there were options to purchase 380,840 shares outstanding under the Option Plan and the 1996 Plan at a weighted average exercise price of $9.46 per share. See "Management--Stock Plans," "Certain Transactions," "Description of Capital Stock--Warrants" and Note 9 of Notes to UOL Financial Statements.

                                    DILUTION


     The pro forma net tangible book value of the Company as of June 30, 1996 was $1,970,946, or $1.12 per share of Common Stock. Net tangible book value per share represents total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding after giving effect to (A) the conversion of all outstanding shares of Preferred Stock into Common Stock, (B) the Furst Transactions, (C) the Jones Transactions, and (D) the declaration, issuance and conversion of Preferred Stock dividends all of which are to occur upon completion of this offering (collectively, the "IPO Transactions"). After giving effect to the sale of the 1,334,000 shares of Common Stock offered by the Company hereby (at an assumed initial public offering price per share of $15.00) and after deducting underwriting discount and estimated offering expenses, the pro forma as adjusted net tangible book value of the Company as of June 30, 1996 would have been $19,830,246, or $6.42 per share, representing an immediate increase in such net tangible book value of $5.30 per share to existing stockholders and an immediate dilution of $8.58 per share to the new investors. The following table illustrates this per share dilution:

Initial public offering price per share.........................           $15.00
 Pro forma net tangible book value per share as of June 30,
  1996..........................................................  $1.12
 Pro forma increase in net tangible book value per share
  attributable to new investors.................................   5.30
                                                                   ----
Pro forma as adjusted net tangible book value per share after
 this offering..................................................             6.42
                                                                             ----
Pro forma dilution per share to new investors...................           $ 8.58
                                                                           ======

     The following table summarizes, as of June 30, 1996, the differences between the number of shares of Common Stock purchased from the Company, the total consideration and the average price per share paid by: (i) existing stockholders; (ii) pro forma investors in (A) the purchase of 187,254 shares of the Company's Series B Preferred Stock, convertible into 390,956 shares of Common Stock, in July 1996, (B) the receipt of 1,099 shares of Series A Preferred Stock in satisfaction of anti-dilution provisions triggered by the issuance of the Series B Preferred Stock, (C) the issuance of 42,802 shares of Common Stock in connection with the acquisition of CTA, (D) the declaration of accrued dividends of shares of Series A Preferred Stock convertible into 39,926 shares of Common Stock, and (E) the IPO Transactions (collectively the "Pro Forma Investors"); and (iii) the new investors purchasing shares of Common Stock in this offering (at an assumed initial public offering price per share of $15.00 and before deducting underwriting discount and estimated offering expenses):

                           Shares Purchased          Total Consideration
                          ---------------          -------------------   Average Price
                           Number    Percent        Amount    Percent      Per Share
                           ------    -------        ------    -------      ---------
Existing stockholders   1,199,030       38.8%   $ 5,539,145      18.7%    $  4.62
Pro Forma Investors ..    558,102       18.1%     4,066,333      13.7%       7.29
New investors.........  1,334,000       43.1%    20,010,000      67.6%      15.00
                        ---------       ----     ----------      ----       -----
   Total..............  3,091,132      100.0%   $29,615,478     100.0%
                        =========      =====    ===========     =====


   The foregoing tables assume no exercise of stock options or warrants or conversion of convertible debt after June 30, 1996, except with respect to the Furst Transactions and the Jones Transactions. As of September 16, 1996, there were outstanding options to purchase an aggregate of 380,840 shares of Common Stock under the Company's stock plans at a weighted average exercise price of $9.46 per share and warrants to purchase an aggregate of 479,893 shares of Common Stock, at a weighted average exercise price of $10.08 per share. To the extent options or warrants are exercised, there may be further dilution to the new investors. See "Capitalization," "Management--Stock Plans," "Certain Transactions," "Description of Capital Stock--Warrants" and Note 9 of Notes to UOL Financial Statements.

                             SELECTED FINANCIAL DATA

   The following selected financial data should be read in conjunction with the financial statements and the notes thereto included elsewhere herein. The statement of operations data set forth below with respect to the years ended December 31, 1993, 1994 and 1995 and the six month period ended June 30, 1996 and the balance sheet data as of December 31, 1994 and 1995 and June 30, 1996 are derived from, and are referenced to, the audited financial statements of the Company included elsewhere in this Prospectus. The statement of operations data set forth below with respect to the years ended December 31, 1991 and 1992 and the balance sheet data as of December 31, 1991, 1992 and 1993 are derived from financial statements not included in this Prospectus. The statement of operations data set forth below with respect to the six month period ended June 30, 1995 is derived from, and is referenced to, the unaudited financial statements of the Company included elsewhere in this Prospectus. The unaudited financial statements include all normal recurring adjustments that the Company considers necessary for a fair presentation of its financial position and results of operations. The results of operations for the six month period ended June 30, 1996 are not necessarily indicative of the results that may be expected for the full year ending December 31, 1996, or any other future period.


                                                                                              Six Months Ended
                                                   Years Ended December 31,                       June 30,
                                          ---------------------------------------------    ------------------------
                                          1991     1992      1993       1994       1995       1995       1996
                                          ----     ----      ----       ----       ----       ----       ----
                                                       (in thousands, except per share data)
Statement of Operations Data:
Net revenues:
 Licensing and support revenues......  $    --   $   --    $   --    $   710    $   416     $  257    $   173
 Online revenues ....................       --       --        14         14         56         28         38
 Development and other revenues......      899      404       274         82         76          4         21
                                           ---      ---       ---         --         --        ---         --
Total net revenues ..................      899      404       288        806        548        289        232
Costs and expenses:
 Cost of revenues ...................      534      146        64        146         94         46         46
 Sales and marketing.................      230      178       130        296        933        326        596
 Product development.................      175      132       151        206        576        229        375
 General and administrative..........      303      268       207        890        927        303        513
 Depreciation and amortization.......       10        9         1        298        309        149         18
                                            --        -         -        ---        ---        ---         --
Total costs and expenses.............    1,252      733       553      1,836      2,839      1,053      1,548
Loss from operations.................     (353)    (329)     (265)    (1,030)    (2,291)      (764)    (1,316)
Other income (expense) ..............       --       --         6         (6)        96         94        206
Gain on debt forgiveness.............       --       --        --        609         30         30         --
Interest expense.....................      (97)     (91)     (155)      (260)       (75)       (42)       (34)
                                           ---      ---      ----       ----        ---        ---        ---
Net loss.............................  $  (450)  $ (420)   $ (414)   $  (687)   $(2,240)    $ (682)   $(1,144)
                                       =======   ======    ======    =======    =======     ======    =======
Net loss per share(1)..............    $ (0.68)  $(0.62)   $(0.62)   $ (0.98)   $ (2.29)    $(0.71   )$ (1.19)
                                       =======   ======    ======    =======    =======     ======    =======
Weighted average shares
 outstanding(1)....................        664      664       664        699      1,056      1,043      1,071
                                           ===      ===       ===        ===      =====      =====      =====

Pro forma net loss per share(1)  ..                                             $ (1.80)              $ (0.87)
                                                                                =======               =======
Pro forma weighted average shares
 outstanding(1) ...................                                               1,343                 1,469
                                                                                  =====                 =====

                                                         December 31,
                                 ---------------------------------------------------      June 30,
                                  1991      1992        1993        1994        1995        1996
                                  ----      ----        ----        ----        ----        ----
Balance Sheet Data:
Working capital (deficit)..    $(1,776)  $(1,377)    $(2,724)    $(2,587)    $(1,402)    $(2,002)
Total assets...............        117       254         352         879         613         679
Total liabilities..........      1,989     2,554       3,075       3,158       1,887       2,563
Accumulated deficit .......     (2,957)   (3,385)     (3,807)     (4,503)     (6,742)     (7,886)
Total stockholders'
 deficit ..................     (1,872)   (2,300)     (2,722)     (2,279)     (1,274)     (1,883)

- ------------

(1) Computed on the basis described in Note 2 of Notes to UOL Financial Statements.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                          AND STATEMENTS OF OPERATIONS

   The pro forma combined balance sheet gives effect to the acquisition completed by the Company subsequent to the six month period ended June 30, 1996. The actual as adjusted balance sheet gives effect to the equity financing to raise $3.5 million in exchange for the issuance of Series B redeemable convertible Preferred Stock which occurred on July 19, 1996. The pro forma balance sheet gives effect to the conversion of all outstanding shares of Preferred Stock into Common Stock, the declaration, issuance, and conversion of Preferred Stock dividends, the Furst Transactions, and the Jones Transactions. The pro forma as adjusted balance sheet gives effect to the sale by the Company of 1,334,000 shares of Common Stock pursuant to this offering and the application of the net proceeds therefrom as described in "Use of Proceeds."

     The pro forma combined statements of operations are based on available information and on certain assumptions and adjustments described in the accompanying notes which the Company believes are reasonable. The pro forma combined statements of operations are provided for informational purposes only and do not purport to present the results of operations of the Company had the transactions assumed therein occurred on or as of the dates indicated, nor are they necessarily indicative of the results of operations which may be achieved in the future. The unaudited pro forma combined statements of operations should be read in conjunction with "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and the financial statements of the Company, including the notes thereto, included elsewhere in this Prospectus.

                           PRO FORMA BALANCE SHEET
                             AS OF JUNE 30, 1996

                                             Historical  Historical   Acquisition   Pro Forma
                                                UOL(a)     CTA(a)    Adjustments(b)  Combined
                                                ------     ------    --------------  --------
Assets
Current assets:
 Cash......................................  $   190,951   $ 14,486   $     --      $ 205,437
 Accounts receivable.......................       48,626     70,676         --        119,302
 Loans receivable from related parties.....      296,031        --          --        296,031
 Prepaid expenses and other current assets.       25,288     39,109         --         64,397
 Deferred income taxes.....................          --      34,350     (34,350)           --
                                                  ------     ------     -------      --------
Total current assets.......................      560,896    158,621     (34,350)      685,167
Property and equipment, net................      118,511    564,198     (437,070)     245,639
Goodwill and other intangibles, net .......          --         --       757,048      757,048
                                                  ------     ------     -------      --------
Total assets...............................  $   679,407   $722,819   $  285,628   $1,687,854
                                             ===========   ========   ==========   ==========
Liabilities and stockholders' equity
 (deficit)
 Current liabilities:
  Accounts payable and accrued expenses....  $ 1,131,895   $193,734   $  150,000   $1,475,629
  Loans payable to related parties.........      715,300     55,086      (55,086)     715,300
  Notes payable--current portion ..........      543,669     52,751      (27,709)     568,711
  Accrued interest.........................      161,949        --           --       161,949
  Deferred revenue.........................       10,000     16,000          --        26,000
  Short-term borrowings....................           --     74,271           --       74,271
                                                  ------     ------     -------      --------
Total current liabilities..................    2,562,813    391,842       67,205    3,021,860
Notes payable, less current portion .......          --     256,414     (256,414)          --
Redeemable convertible Preferred Stock
 Series B..................................          --         --           --            --
 Series B-1................................          --         --           --            --
Stockholders' equity (deficit):
 Series A convertible Preferred Stock......        4,048        --           --         4,048
 Common Stock..............................        7,942      2,000       (1,572)       8,370
 Additional paid-in capital................    5,990,978        --       698,972    6,689,950
 Retained earnings (accumulated deficit)...   (7,886,374)    72,563     (222,563)  (8,036,374)
                                              ----------     ------     --------   ----------
Total stockholders' equity (deficit) ......   (1,883,406)    74,563      474,837   (1,334,006)
                                              ----------     ------      -------   ----------
Total liabilities and stockholders' equity
 (deficit).................................  $   679,407   $722,819   $  285,628  $ 1,687,854
                                             ===========   ========   ==========  ===========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                             Adjustments        Actual As    Pro Forma                    Offering        Pro Forma
                                           from Financing(c)    Adjusted    Adjustments(d)   Pro Forma   Adjustments(e) As Adjusted
                                           -----------------    --------    --------------   ---------   --------------  -----------
Assets
Current assets:
 Cash......................................  $ 3,032,000    $ 3,237,437   $   300,000       $3,537,437   $ 16,974,869   $20,512,306
 Accounts receivable.......................           --        119,302            --          119,302             --       119,302
 Loans receivable from related parties.....           --        296,031            --          296,031        248,430)       47,601
 Prepaid expenses and other current assets.           --         64,397            --           64,397             --        64,397
 Deferred income taxes.....................           --            --             --               --             --           --
                                                  -------        ------      ---------         ------       ----------  ------------
Total current assets.......................    3,032,000      3,717,167       300,000        4,017,167     16,726,439    20,743,606
Property and equipment, net................           --        245,639            --          245,639             --       245,639
Goodwill and other intangibles, net .......           --        757,048            --          757,048             --       757,048
                                                 -------        ------      ---------         ------       ----------   -----------
Total assets...............................  $ 3,032,000    $ 4,719,854   $   300,000       $5,019,854   $ 16,726,439   $21,746,293
                                             ===========    ===========   ===========       ==========   ============   ===========
Liabilities and stockholders' equity
 (deficit)
 Current liabilities:
  Accounts payable and accrued expenses....  $        --    $ 1,475,629   $        --      $1,475,629    $   (497,675)  $  977,954
  Loans payable to related parties.........           --        715,300      (430,000)        285,300        (285,300)          --
  Notes payable--current portion ..........     (300,000)       268,711            --         268,711        (243,669)      25,042
  Accrued interest.........................           --        161,949            --         161,949        (106,217)      55,732
  Deferred revenue.........................           --         26,000            --          26,000              --       26,000
  Short-term borrowings....................           --         74,271            --          74,271              --       74,271
                                                  -------        ------      ---------         ------       ----------   ----------
Total current liabilities..................     (300,000)     2,721,860      (430,000)      2,291,860      (1,132,861)   1,158,999
Notes payable, less current portion .......           --             --            --             --
Redeemable convertible Preferred Stock
 Series B..................................    3,332,000      3,332,000    (3,332,000)            --               --
 Series B-1................................          --              --            --             --               --
Stockholders' equity (deficit):
 Series A convertible Preferred Stock......          11           4,059        (4,059)            --               --           --
 Common Stock..............................          --           8,370         9,201          17,571          13,340       30,911
 Additional paid-in capital................         (11)      6,689,939     4,061,191      10,751,130      17,745,960   28,497,090
 Retained earnings (accumulated deficit)...          --      (8,036,374)       (4,333)     (8,040,707)        100,000   (7,940,707)
                                                 -------        ------      ---------         ------       ----------   ----------
Total stockholders' equity (deficit) ......          --      (1,334,006)    4,062,000       2,727,994      17,859,300   20,587,294
                                                 -------        ------      ---------         ------       ----------   ----------
Total liabilities and stockholders' equity
 (deficit).................................  $ 3,032,000    $ 4,719,854  $    300,000     $ 5,019,854     $16,726,439  $21,746,293
                                             ===========    ===========  ============     ===========     ===========  ===========

                      PRO FORMA STATEMENTS OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1995

                                                 Historical     Historical    Acquisition     Pro Forma
                                                   UOL(f)         CTA(f)      Adjustments     Combined
                                                   ------         ------      -----------     --------
Net revenues...................................  $   547,679    $770,064     $        --    $ 1,317,743
Operating expenses:
 Cost of revenues..............................       93,630     427,466              --        521,096
                                                      ------     -------         -------        -------
 Sales and marketing...........................      932,898      25,396              --        958,294
 Product development...........................      576,470     123,261              --        699,731
 General and administrative....................    1,235,403     238,774         297,177 (h)  1,771,354
                                                   ---------     -------         -------      ---------
Loss from operations...........................   (2,290,722)    (44,833)       (297,177)    (2,632,732)
Other income (expense):
 Other income (expense)........................       96,348       4,097          (4,097)        96,348
 Gain on debt forgiveness .....................       30,303          --              --         30,303
 Interest expense..............................      (75,570)    (40,703)         26,800 (i)    (89,473)
                                                     -------     -------          ------        -------
Income (loss) before income taxes..............   (2,239,641)    (81,439)       (274,474)    (2,595,554)
Income tax expense (benefit)...................           --     (36,377)             --        (36,377)
                                                     -------     -------         -------        -------
Net loss.......................................   (2,239,641)    (45,062)       (274,474)    (2,559,177)
Accrued dividends to preferred stockholders ...     (174,830)         --              --       (174,830)
                                                    --------     -------         -------       --------
Net loss available to common stockholders .....  $(2,414,471)   $(45,062)      $(274,474)   $(2,734,007)
                                                 ===========    ========       =========    ===========
Net loss per share(m)..........................  $     (2.29)                               $     (2.49)
                                                 ===========                                ===========
Weighted average shares outstanding(m) ........    1,056,052                                  1,098,854 (l)
                                                   =========                                  =========
Pro forma net loss per share(m)................  $     (1.80)                               $     (1.97)
                                                 ===========                                ===========
Pro forma weighted average shares
 outstanding(m)................................    1,342,588                                 1,385,390 (l)
                                                   =========                                 =========


                         SIX MONTHS ENDED JUNE 30, 1996

                                                    Historical     Historical   Acquisition      Pro Forma
                                                       UOL(g)        CTA(g)     Adjustments      Combined
                                                       ------        ------     -----------      --------
Net revenues...................................  $   231,747       $463,112     $        --    $   694,859
Operating expenses:
 Cost of revenues..............................       45,976        175,929              --        221,905
                                                      ------        -------         -------        -------
 Sales and marketing...........................      596,314         20,482              --        616,796
 Product development...........................      374,523        131,321              --        505,844
 General and administrative....................      531,150        172,253         (76,796)(j)    780,199
                                                     -------        -------         -------        -------
Loss from operations...........................   (1,316,216)       (36,873)        (76,796)    (1,429,885)
Other income (expense):
 Other income (expense)........................      205,529             --              --        205,529
 Interest expense..............................      (33,388)       (22,479)         16,750 (k)     (39,117)
                                                     -------        -------          ------         -------
Income (loss) before income taxes..............   (1,144,075)       (59,352)        (60,046)     (1,263,473)
Income tax expense (benefit)...................           --         (3,859)             --          (3,859)
                                                    --------        -------         -------        --------
Net income (loss)..............................   (1,144,075)       (55,493)        (60,046)     (1,259,614)
Accrued dividends to preferred stockholders ...     (127,710)            --              --        (127,710)
                                                    --------        -------         -------        --------
Net loss available to common stockholders .....  $(1,271,785)      $(55,493)    $   (60,046)    $(1,387,324)
                                                 ===========       ========     ===========     ===========
Net loss per share(m)..........................  $     (1.19)                                   $     (1.25)
                                                 ===========                                    ===========
Weighted average shares outstanding(m) ........    1,070,677                                      1,113,479 (l)
                                                   =========                                      =========
Pro forma net loss per share(m)................  $     (0.87)                                   $     (0.92)
                                                 ===========                                    ===========
Pro forma weighted average shares
 outstanding(m)................................    1,469,429                                      1,512,231 (l)
                                                   =========                                      =========


- ------------
(a) Balance Sheet as of June 30, 1996.

(b) Represents adjustments for the CTA acquisition based on a purchase price of approximately $700,000. The CTA acquisition has been accounted for using the purchase method. The purchase price has been allocated on a preliminary basis to the assets and liabilities acquired based on fair values of such assets and liabilities which are estimated to equal their book value. (The Company did not acquire the building, vehicles, certain equipment or the deferred tax asset and did not assume certain related party debt and other notes payable.) The balance of the purchase price was allocated as follows:
    $200,000 to intangible assets (contracts/customer lists) and $557,000 to goodwill. The intangible assets will be amortized on a straight-line basis over the following lives: the contracts/customer lists will be amortized over three years, and the goodwill will be amortized over ten years.

(c) Represents adjustments for July 19, 1996 Series B redeemable convertible Preferred Stock financing whereby the Company sold 187,254 shares of Series B redeemable convertible Preferred Stock for total proceeds of approximately $3,500,000, including the $300,000 convertible promissory note which was converted into 16,050 shares of Series B redeemable convertible Preferred Stock. Additionally, the Company issued 1,099 shares of Series A convertible Preferred Stock to holders of Series A Preferred Stock to satisfy anti-dilution provisions, related to the July 19, 1996 financing.

(d) Represents the conversion of all outstanding shares of convertible Preferred Stock into shares of Common Stock, the declaration, issuance and conversion of Preferred Stock dividends, the Furst Transactions and the Jones Transactions.

(e) Represents the sale by the Company of 1,334,000 shares of Common Stock pursuant to this offering and the application of the net proceeds therefrom as described in "Use of Proceeds."

(f) Statement of operations for the year ended December 31, 1995.

(g) Statement of operations for the six months ended June 30, 1996.

(h) Adjustments to reflect (i) $122,371 of amortization expense related to goodwill and other intangible assets (ii) $150,000 of bonus expense related to the employment agreement with the former stockholder, and (iii) $60,000 of rent expense related to the building, pursuant to a lease agreement executed with the owner of the building, who is also the former, sole stockholder of CTA, and eliminates $35,194 of depreciation expense related to the building, vehicles and certain equipment, which was not acquired by the Company.

(i) Adjustment to eliminate $26,800 of interest expense related to the notes payable associated with the building and vehicle.

(j) Adjustments to reflect (i) $61,186 of amortization expense related to goodwill and other intangible assets and (ii) $30,000 of rent expense related to the building, pursuant to a lease agreement executed with the owner of the building, who is also the former, sole stockholder of CTA and eliminates $14,390 of depreciation expense related to the building, vehicle and certain equipment, which was not acquired by the Company.

(k) Adjustment to eliminate $16,750 of interest expense related to the notes payable associated with the building and vehicle.

(l) Represents shares of Common Stock issued in connection with the CTA acquisition as if the acquisition had occurred on January 1, 1995.

(m) See Note 2 of Notes to UOL Financial Statements for a description of the computation of the net loss per share and the weighted average shares outstanding.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

   The following presentation of management's discussion and analysis of the Company's financial condition and results of operation should be read in conjunction with the Company's Financial Statements, accompanying notes thereto and other financial information appearing elsewhere in this Prospectus.

OVERVIEW

     The Company is a leading publisher of high quality educational courseware for the online education and training market through the Web. The Company offers its courseware to part-time students and working adults in partnerships with academic institutions and business partners. The Company plans to develop and expand its network of academic and business partners, its portfolio of courseware and related products and its distribution system as rapidly as possible, to take advantage of its position as a leading publisher of Web-based courseware for the education and training market.

   The Company was formed in 1984 as IMSATT Corporation, a multimedia research and development company. Through 1989, the Company developed and marketed multimedia tools and services. In 1989, the Company began developing multimedia courseware for the academic and business markets, and in 1991, the Company acquired from Control Data the rights to resell the CYBIS online courseware, which consisted primarily of courses in language arts, mathematics, social studies, science, business and a variety of technical subjects. In 1993, the Company modified its business focus to capitalize on market opportunities for online education resulting from technological advances relating to the Internet. Since 1993, the Company has raised additional financing and focused its development efforts on migrating its technology to the Web in preparation for the launch of its first Web-based course.

   The Company introduced its first Web-based demonstration course in November 1995. Having demonstrated its ability to deliver online courseware over the Web and recognizing the opportunity to be a leader in this market, the Company began forming strategic partnerships with key academic institutions and business partners to develop and market its online products and services. Under the current business model, UOL's revenues are derived from three primary sources: licensing and support revenues; online revenues; and development and other revenues. Licensing and support revenues consist primarily of monthly fees generated by the licensing and maintenance of the CYBIS courseware under the Control Data subcontracts. Online revenues consist primarily of the Company's percentage of the revenues paid by students to enroll in the Company's online courses through its academic and business partners. Online revenues are also expected to include the Company's percentage of the revenues derived from the sale of products and services at commercial web-sites managed by the Company. Development and other revenues consist primarily of fees paid to the Company for developing courseware.

   In 1994, the Company acquired the CYBIS division of Control Data, together with a perpetual license for the CYBIS courseware, for an aggregate purchase price of $594,000 (as adjusted in August 1996, see Note 13 of Notes to UOL Financial Statements), payable in cash and notes payable, and agreed to act as subcontractor to Control Data to support CYBIS customers. This transaction was accounted for under the purchase method of accounting. Since 1994, substantially all of the Company's revenues have been generated through the licensing and support of the CYBIS courseware. The revenues from servicing the CYBIS customer base have been declining due to budgetary constraints of government agencies and the continued migration of CYBIS customers away from mainframe applications. While the Company expects to continue to derive service revenues for the next two to three years from its CYBIS customers, the Company believes such revenues will not be substantial compared to the Company's expected future revenues. The Company believes that Web-based courseware developed from the CYBIS courseware may contribute to revenues in the future.

   In August 1996, the Company acquired CTA, a provider of technology-based online training products and services to academic institutions, corporations and governmental agencies, in exchange for 42,802 shares of the Company's Common Stock in a transaction accounted for under the purchase method of accounting. In addition, the Company issued options to purchase an aggregate of 22,256 shares of Common Stock (of which options to purchase 5,136 shares are fully vested) to certain employees of CTA, including its former stockholder. The Company expects to record goodwill and other intangibles in the amount of approximately $757,000 in connection with the acquisition of CTA and to amortize such goodwill and other intangibles over three to ten years beginning in 1996. The Company believes that CTA provides not only an established customer base, but also a critical addition of content, particularly in the electrical, medical and scientific equipment subject areas, which will enhance the Company's courseware library. CTA and CYBIS courseware is owned exclusively by the Company and generally no portion of revenues derived in connection therewith is shared with any other party.

   The Company believes that its future financial performance will depend substantially on its success in developing and distributing, on behalf of its strategic partners, proprietary online courseware. The Company's ability continually to add courses and students to its offerings, to attract and retain accredited educational institutions and to enter into alliances with business partners such as Autodesk will be material factors in determining the success of the Company.

QUARTERLY RESULTS

   The following table presents unaudited quarterly financial data for each of the five quarters in the period ended June 30, 1996. This data has been prepared on the same basis as the audited Financial Statements appearing elsewhere in this Prospectus and, in the opinion of management, includes all necessary adjustments (consisting only of normal recurring adjustments) to present fairly the unaudited quarterly results, when read in conjunction with the Company's audited Financial Statements and the notes thereto appearing elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of the results of any future period.


                                                   Three Months Ended
                                -------------------------------------------------------
                                 June 30,  Sept.30,    Dec. 31,   March 31,   June 30,
                                  1995      1995         1995       1996        1996
                                  ----      ----         ----       ----        ----
                                                   (in thousands)
Statement of Operations Data:
Net revenues:
 Licensing and support
  revenues....................  $  133     $  70        $   89      $  84       $  89
 Online revenues..............      14        14            14         18          20
 Development and other
  revenues....................       2        36            36         12           9
  ----------------------------       -        --            --         --           -
  Total net revenues..........     149       120           139        114         118
Costs and expenses:
 Cost of revenues ............      24        24            24         24          22
 Sales and marketing .........     197       225           382        240         356
 Product development .........     148       183           165        202         173
 General and administrative ..     174       246           377        195         318
 Depreciation and
  amortization................      75        78            81          9           9
                                    --        --            --          -           -
  Total costs and expenses....     618       756         1,029        670         878
Loss from operations..........    (469)     (636)         (890)      (556)       (760)
Other income (expense):
 Other income ................       2        --             2        120          86
 Interest income (expense)....       5       (12)          (22)       (14)        (20)
                                     -       ---           ---        ---         ---
Net loss......................  $ (462)    $(648)       $ (910)     $(450)      $(694)
                                ======     =====        ======      =====       =====


   The Company expects to experience significant fluctuations in future quarterly operating results that may be caused by many factors. These factors include, among others, the timing or introduction of, or enhancement to, the Company's products and services, the demand for such products and services, the timing of the introduction of products or services by the Company's competitors, the extent and timing of market acceptance of online networks as an education medium, the timing and rate at which the Company increases its expenses to support projected growth, seasonality, competitive conditions in the industry and general economic conditions. The Company believes that period-to-period comparisons of its operating results are not meaningful and should not be relied upon as any indication of future performance. Due to the foregoing factors, among others, it is likely that the Company's future quarterly operating results from time to time will not meet the expectations of market analysts or investors, which may have an adverse effect on the price of the Company's Common Stock.

RESULTS OF OPERATIONS


   The following table sets forth certain statement of operations data as a percentage of net revenues for the periods indicated:



                                  Year Ended December 31,     Six Months Ended June30,
                                  -----------------------     ------------------------
                                 1993       1994      1995          1995       1996
                                 ----       ----      ----          ----       ----
Statement of Operations Data:
Net revenues:
 Licensing and support revenues     0.0%      88.1%     75.9%      88.6%      74.7%
 Online revenues...............     4.9        1.8      10.2        9.8       16.2
 Development and other
  revenues.....................    95.1       10.1      13.9        1.6        9.1
                                  -----     ------    ------     ------     ------
   Total net revenues..........   100.0      100.0     100.0      100.0      100.0
                                  -----     ------    ------     ------     ------
Costs and expenses:
 Cost of revenues .............    22.4       18.1      17.1       15.8       19.9
 Sales and marketing ..........    45.2       36.7     170.3      112.8      257.3
 Product development ..........    52.4       25.6     105.3       79.2      161.6
 General and administrative ...    71.6      110.4     169.2      104.8      221.2
 Depreciation and amortization.     0.3       37.0      56.4       51.8        8.0
                                  -----     ------    ------     ------     ------
   Total costs and expenses....   191.9      227.8     518.3      364.4      668.0
                                  -----     ------    ------     ------     ------
Loss from operations...........   (91.9)    (127.8)   (418.3)    (264.4)    (568.0)

Other income (expense):
 Other income (expense)........     2.2       (0.8)     17.6       32.6       88.7
 Gain on debt forgiveness .....     0.0       75.6       5.5       10.5        0.0
 Interest expense..............   (53.8)     (32.3)    (13.7)     (14.7)     (14.4)
                                  -----     ------    ------     ------     ------
Net loss.......................  (143.5)%    (85.3)%  (408.9)%   (236.0)%   (493.7)%
                                 ======      =====    ======     ======     ======

SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

NET REVENUES

   Net revenues decreased from $288,958 for the six months ended June 30, 1995 to $231,747 for the six months ended June 30, 1996, a decrease of $57,211, or 19.8%. For the six months ended June 30, 1995, approximately 88.6% of revenues was derived from licensing and support of the Control Data subcontracts, approximately 9.8% was derived from online revenues, and approximately 1.6% was derived from other revenues. For the six months ended June 30, 1996, approximately 74.7% of net revenues was derived from the Control Data subcontracts, approximately 16.2% was derived from online revenues, and approximately 9.1% was derived from development and other revenues. The decrease in net revenues was a result of budgetary constraints of government agencies and the continued migration of CYBIS customers away from mainframe applications. The CYBIS net revenues have been declining in absolute terms since the Company's acquisition of the CYBIS division of Control Data in 1994. Although the Company had anticipated this decline, the Company pursued the Control Data acquisition to obtain content which could then be marketed using newer delivery methods such as the Web.

COST OF REVENUES

   Cost of revenues increased from $45,656 for the six months ended June 30, 1995 to $45,976 for the six months ended June 30, 1996, an increase of $320, or 0.8%. These amounts represent 15.8% and 19.9% of net revenues in the 1995 and 1996 periods, respectively. Cost of revenues consisted primarily of certain personnel costs directly related to the Control Data subcontracts, administration fees payable to Control Data, as well as communication costs related to online revenues. In the future, cost of revenues is expected to include royalties incurred to content providers. Cost of revenues as a percentage of revenues increased due to certain fixed costs associated with the Control Data subcontracts. In the future, because the Company expects online revenues to increase, cost of revenues will consist primarily of costs directly related to such online revenues.

OPERATING EXPENSES

     Sales and Marketing. Sales and marketing expense increased from $325,891 for the six months ended June 30, 1995 to $596,314 for the six months ended June 30, 1996, an increase of $270,423, or 83.0%. Sales and marketing expense increased as a percentage of net revenues from 112.8% in the 1995 period to 257.3% in the comparable period in 1996. Sales and marketing expense consisted primarily of costs related to personnel, travel, advertising, and conference and trade show attendance. The increase was primarily due to a marketing campaign to secure contracts and strategic partnerships. The Company expects sales and marketing expense to increase substantially in the future as the Company expands its sales and marketing efforts.

   Product Development. Product development expense increased from $228,952 for the six months ended June 30, 1995 to $374,523 for the six months ended June 30, 1996, an increase of $145,571, or 63.6%. Product development expense increased as a percentage of net revenues from 79.2% in the 1995 period to 161.6% in the comparable period in 1996. Product development expense consisted primarily of costs associated with the design, programming, testing, documenting and support of the Company's new and existing courseware and software. The increase was primarily due to a major development effort aimed at migrating the Company's then-existing courseware to courseware compatible with the Web. The Company expects that product development expense will substantially increase in the future as the Company expands its courseware library. Through June 30, 1996, the Company has expensed its product development costs and expects to continue to expense such costs until such time as the realizability of the Company's software is established.

   General and Administrative. General and administrative expense increased from $302,728 for the six months ended June 30, 1995 to $512,717 for the six months ended June 30, 1996, an increase of $209,989, or 69.4%. General and administrative expense increased as a percentage of net revenues from 104.8% in the 1995 period to 221.2% in the comparable period in 1996. The increase in general and administrative expense was attributable primarily to costs associated with additional personnel, network operations, and legal and accounting services to support anticipated growth of the Company.

     Depreciation and Amortization. Depreciation and amortization expense decreased from $149,692 for the six months ended June 30, 1995 to $18,433 for the six months ended June 30, 1996, a decrease of $131,259, or 87.7%. Depreciation and amortization expense decreased as a percentage of net revenues from 51.8% in the 1995 period to 8.0% in the comparable period in 1996. Substantially all of the $149,692 depreciation and amortization expense recorded in the 1995 period was attributable to goodwill amortization. On January 1, 1994, the Company recorded goodwill in the amount of $575,825 in connection with the CYBIS acquisition, which goodwill was amortized over a period of two years ended December 31, 1995. The Company expects to record additional goodwill and other intangibles in the amount of approximately $757,000 in connection with the acquisition of CTA and to amortize such goodwill and other intangibles over three to ten years beginning in 1996.

     Interest, Other Income (Expense), and Gain on Debt Forgiveness. Interest expense decreased from $42,677 for the six months ended June 30, 1995 to $33,388 for the six months ended June 30, 1996, a decrease of $9,289, or 21.8%. These amounts represent 14.7% and 14.4% of net revenues for the 1995 and 1996 periods, respectively. Interest expense consisted of interest expense on debt and loans from officers and other affiliates. The decrease in interest expense was primarily due to the conversion of $326,082 of debt to equity in the first quarter of 1995. Other income and gain on debt forgiveness was $124,627 for the six months ended June 30, 1995 and $205,529 for the six months ended June 30, 1996. These gains were primarily due to debt forgiveness.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

NET REVENUES

   Net revenues decreased from $805,935 in 1994 to $547,679 in 1995, a decrease of $258,256, or 32.0%. In 1994, approximately 88.1% of revenues was derived from licensing and support of the Control Data subcontracts, approximately 1.8% was derived from online revenues, and approximately 10.1% was derived from development and other revenues. In 1995, approximately 75.9% of net revenues was derived from the Control Data subcontracts, approximately 10.2% was derived from online revenues and approximately 13.9% was derived from development and other revenues. The decrease in net revenues was a result of budgetary constraints of government agencies and the continued migration of CYBIS customers away from mainframe applications.


COST OF REVENUES

   Cost of revenues decreased from $146,002 in 1994 to $93,630 in 1995, a decrease of $52,372, or 35.9%. These amounts represent 18.1% and 17.1% of net revenues in 1994 and 1995, respectively. In 1994, cost of revenues consisted primarily of certain personnel costs directly related to the Control Data subcontracts, costs of print materials and other items sold by the Company and, in the last quarter of the year, communication costs related to online revenues.

OPERATING EXPENSES

   Sales and Marketing. Sales and marketing expense increased from $295,839 in 1994 to $932,898 in 1995, an increase of $637,059, or 215.3%. Sales and marketing expense increased as a percentage of net revenues from 36.7% in 1994 to 170.3% in 1995. The increase was attributable primarily to additional personnel, advertising and promotion and travel expenses, as the Company increased its marketing efforts in preparation for the introduction of courseware beginning in Fall 1996.

   Product Development. Product development expense increased from $205,975 in 1994 to $576,470 in 1995, an increase of $370,495, or 179.9%. Product development expense increased as a percentage of net revenues from 25.6% in 1994 to 105.3% in 1995. The increase was primarily due to an increase in the Company's payroll costs attributable to its efforts to convert courses to the Company's interactive Web format in preparation for the launch of its first Web course in November 1995.

   General and Administrative. General and administrative expense increased from $890,145 in 1994 to $926,345 in 1995, an increase of $36,200, or 4.1%. General and administrative expense increased as a percentage of net revenues from 110.4% in 1994 to 169.2% in 1995.

   Depreciation and Amortization. Depreciation and amortization expense increased from $298,047 in 1994 to $309,058 in 1995, an increase of $11,011, or 3.7%. Depreciation and amortization expense increased as a percentage of net revenues from 37.0% in 1994 to 56.4% in 1995. The Company recorded $288,273 and $287,552 as goodwill amortization expense in 1994 and 1995, respectively.

   Interest, Other Income (Expense), and Gain on Debt Forgiveness. Interest expense decreased from $259,994 in 1994 to $75,570 in 1995, a decrease of $184,424, or 70.9%. These amounts represent 32.3% and 13.7% of net revenues for 1994 and 1995, respectively. The decrease was attributable primarily to lower aggregate debt outstanding in 1995, primarily as a result of the conversion of $522,594 of debt into equity in the last quarter of 1994. Other income and gain on debt forgiveness decreased from $602,809 in 1994 to $126,651 in 1995, a decrease of $476,158, or 79.0%. The decrease was primarily due to the debt forgiveness.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

NET REVENUES

   Net revenues increased from $288,193 in 1993 to $805,935 in 1994, an increase of $517,742, or 179.7%. In 1993, approximately 95.1% of net revenues was derived from development contracts and approximately 4.9% was derived from online revenues. In 1994, approximately 88.1% of net revenues was derived from licensing and support of the Control Data subcontracts, approximately 1.8% was derived from online revenues and approximately 10.1% was derived from development and other revenues. The increase in net revenues from 1993 to 1994 was primarily due to licensing and support revenues derived from the Control Data subcontracts, which were acquired in January 1994.

COST OF REVENUES

   Cost of revenues increased from $64,486 in 1993 to $146,002 in 1994, an increase of $81,516, or 126.4%. These amounts represent 22.4% and 18.1% of net revenues in 1993 and 1994, respectively. In 1993, cost of revenues consisted primarily of network service costs related to the development and sale of the Company's courseware and services. In 1994, cost of revenues consisted primarily of certain personnel costs directly related to the Control Data subcontracts, costs of print materials and other items sold by the Company and, in the last quarter of the year, communication costs related to online revenues.

OPERATING EXPENSES

   Sales and Marketing. Sales and marketing expense increased from $130,203 in 1993 to $295,839 in 1994, an increase of $165,636, or 127.2%. Sales and marketing expense decreased as a percentage of net revenues from 45.2% in 1993 to 36.7% in 1994. The increase was primarily due to the addition of marketing personnel, travel, advertising and promotion expenses that were incurred following the CYBIS acquisition.

     Product Development. Product development expense increased from $151,132 in 1993 to $205,975 in 1994, an increase of $54,843, or 36.3%. Product development expense decreased as a percentage of net revenues from 52.4% in 1993 to 25.6% in 1994. The increase was primarily due to expenses incurred in enhancing the CYBIS courseware library acquired from Control Data.

   General and Administrative. General and administrative expense increased from $206,432 in 1993 to $890,145 in 1994, an increase of $683,713, or 331.2%.
General and administrative expense increased as a percentage of net revenues from 71.6% in 1993 to 110.4% in 1994. The increase in general and administrative costs was attributable primarily to additional personnel, technical operations and rent expenses incurred by the Company as a result of and following the CYBIS acquisition.

   Depreciation and Amortization. Depreciation and amortization expense increased from $834 in 1993 to $298,047 in 1994, an increase of $297,213. The increase was primarily due to goodwill amortization expense of $288,273 recorded in 1994 and additional depreciation expense for office equipment purchased or obtained in connection with the CYBIS acquisition.

   Interest, Other Income (Expense), and Gain on Debt Forgiveness. Interest expense increased from $154,850 in 1993 to $259,994 in 1994, an increase of $105,144, or 67.9%. These amounts represent 53.8% and 32.3% of net revenues for 1993 and 1994, respectively. The increase was attributable primarily to additional debt incurred in financing the CYBIS acquisition. Other income and gain on debt forgiveness increased from $6,241 in 1993 to $602,809 in 1994, an increase of $596,568, or 9558.9%. The increase was primarily due to debt forgiveness.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, the Company, has financed its operating cash flow needs primarily through private placements of equity securities and, to a lesser extent, borrowings from stockholders. Cash utilized in operating activities was $992,134 for the six months ended June 30, 1996, $2,178,492 in 1995 and $461,158 in 1994. Cash provided by operating activities was $101,434 in 1993. Use of cash was attributable primarily to net losses in 1994, 1995 and the six months ended June 30, 1996. Although the Company experienced net losses in 1993, increases in accrued expenses offset such losses, resulting in the $101,434 of cash provided by operating activities. Cash utilized in investing activities was $17,894 for the six months ended June 30, 1996, $34,450 in 1995, $185,460 in 1994 and
$101,467 in 1993. The use of cash for investing activities was attributable primarily to purchases of equipment and, in 1994, a cash payment of $150,000 in connection with the CYBIS acquisition. Cash provided by financing activities was

$1,096,801  for the six months  ended  June 30,  1996,  $2,296,521  for 1995 and
$667,217 for 1994. Financing activities consisted primarily of the sale of Preferred Stock and Common Stock and borrowings from stockholders. Through June 30, 1996, net proceeds from the sale of the Company's equity securities aggregated $5,538,945.

   As of June 30, 1996, the Company had $190,951 in cash. In July 1996, the Company issued 187,254 shares of Series B Preferred Stock in a private placement for net proceeds to the Company of $3,332,000.

     The Company expects negative cash flow from operations to continue for at least the next 12 months, as it continues product development activities and expands its sales and marketing and administrative capabilities. The Company believes that the net proceeds from this offering, together with existing sources of liquidity, will satisfy its anticipated working capital and capital equipment requirements for at least one year following the offering. See "Use of Proceeds." The Company's future capital requirements will depend on many factors, including, but not limited to, acceptance of and demand for its products and services, the types of arrangements that the Company may enter into with partners and customers, cash used for acquisitions and the extent to which the Company invests in new technology and research and development projects.

     Depending on its rate of growth and profitability, if any, the Company may require additional equity or debt financings to meet its working capital requirements or capital equipment needs in the future or to fund and provide working capital for its acquisitions. If additional funds are raised through the issuance of equity securities, the percentage ownership of the Company's stockholders would be reduced. There can be no assurance that additional financing will be available when required or, if available, will be on terms satisfactory to the Company. See "Risk Factors--Future Capital Needs; Uncertainty of Additional Funding."

     As of June 30, 1996, the Company had net operating loss carryforwards of approximately $5,247,000 for federal income tax purposes, which will expire at various dates through 2011. The Company's ability to utilize all of its net operating loss and credit carryforwards may be limited by changes in ownership.

SUBSEQUENT EVENTS

     In August 1996, the Company acquired CTA. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

   In August 1996, the Company recorded compensation expense of $877,782, the amount by which the deemed fair value of the Common Stock exceeded the exercise price of certain options as of the date the Board extended their exercise periods. Such compensation was expensed at the date of Board approval because the options were fully vested at that time.

   The Company entered into an agreement with InternetU, Inc. ("InternetU") in September 1996 relating to the development with Autodesk of a "virtual campus" system. See "Business -- Strategic Partners."

   The Company entered into an agreement with each of two principal stockholders of the Company in September 1996 to engage in the Furst Transactions and the Jones Transactions. See "Certain Transactions."

                                   BUSINESS

     UOL Publishing, Inc. is a leading publisher of high quality, interactive and on-demand educational courseware for the online education and training market through the Web. The Company is building its courseware library, which includes approximately 50 courses and 150 modules in business, finance, management, technology, and basic technical and developmental skills, through a combination of strategic acquisitions and partnering with academic institutions and business partners. The Company converts proven and popular courses in these diverse subject matter areas to the Company's interactive, online format. The Company offers its courseware primarily to part-time students and working adults in partnerships with academic institutions and business partners. The Company plans to develop and expand its network of academic and business partners, its portfolio of courseware and related products, and its distribution system as rapidly as possible, to take advantage of its position as a leading publisher of Web-based courseware for the education and training market.

   The Company plans to grow through internal courseware development and through acquisition of educational and training products with significant existing customer bases. The Company expects that acquisition and partnering strategies will enable it to expand the depth and breadth of its courseware library and augment its customer base. The Company believes that acquisitions and partnering will provide cross-marketing opportunities to introduce new courses to its existing customers and to offer its existing courseware library to new customers in 1997 and beyond.

INDUSTRY BACKGROUND

TRADITIONAL HIGHER EDUCATION MARKET

   Education for part-time students and working adults is a rapidly growing segment of the education market, primarily as a result of rising tuition for full-time programs and the demand for increasing skills required by employers. As the United States economy continues to shift from a focus on industry to one focused on information and knowledge, employers seeking to compete successfully in the marketplace find it necessary to invest more in the education and training of their employees. In 1995, over 76 million adults, or 40% of all Americans over the age of 16, participated in some form of part-time educational program. According to an International Foundation of Employee Benefits survey, more than 90% of companies surveyed currently offer continuing education as an employee benefit and 97% plan to offer this benefit by the year 2000. In addition, during 1995, approximately 134,000 organizations in the United States with more than 100 employees spent $52 billion to provide education and training to their 49 million employees.

   The Company believes that the education and training market for part-time students and working adults will continue to expand, for the following reasons:

   o Increasing Need for Education. Rapid technological and business change and increased competition are forcing more people to continue education or training throughout their careers. Additionally, employers often require and are willing to pay for continuing education for career advancement.

   o Rising Education Costs. Full-time education has become expensive for many students as tuition costs of higher education have undergone an eight-fold increase since 1970. As a result, between 1970 and 1995, the number of part-time students enrolled in higher education programs has grown from approximately 3.0 million to approximately 6.7 million, or 139%, while full-time enrollment has grown only 44% over the same period.

   o Cost-effective Communication Technology. Approximately 25% of education and training costs are related to travel. Online delivery of education and training significantly reduces such travel expenses and permits resources to be concentrated directly on the educational process. In addition, online delivery of education and training permits education to be delivered on-demand, thereby reducing or eliminating costs associated with students' time away from work.

USE OF TECHNOLOGY IN HIGHER EDUCATION

   Historically, academic institutions, training organizations and corporations have provided education through the traditional classroom and traditional distance learning methods (satellite-based delivery, mail exchanges, voice mail, CD-ROMs). Academic institutions may face fiscal constraints that prevent them from expanding their facilities to meet the demands created by rising enrollments. Time and space constraints inherent in traditional classroom methods make classroom education inconvenient and inefficient, especially for part-time students and working adults. Distance learning addresses the space limitation by allowing students to take courses at remote locations. The Company's Web-based delivery system enables academic institutions, training organizations and corporations to extend their reach more cost-effectively than other distance learning methods due to its scalability. In addition, Web-based delivery can provide students a significant degree of time and place independence.

   The Company's courseware benefits from the structural change in the way content can be managed, delivered and consumed that was caused by the advent of the Web and online technologies. The use of such technologies can lower publishing costs and could significantly increase demand. Online technology makes it possible to combine the best elements of online connectivity between students and teachers and the interactivity of a CD-ROM. The use of new technology is so pervasive that nearly 25% of all educational institutions (15% of public institutions and 33% of private institutions) plan to use the Internet for instruction. According to the American Internet User Survey, education will be one of the major uses of the Internet in the future. The Company believes that its online courseware combines convenience, affordability, self-pacing, standardized curricula, individualized tailoring of courses, immediate performance measurement and a high degree of student-teacher interaction.

ONLINE TECHNOLOGIES AND THE WORLD WIDE WEB

   Since the advent of the Web portion of the Internet and graphical Web browsers in the early 1990's, the popularity of the Internet has increased dramatically. Web-based intranet usage is predicted to overtake Internet usage before the year 2000. Intranets, which run on open transmission control protocol/internet protocol ("TCP/IP") networks, enable companies to utilize servers and browsers designed to be used for the Web in their own applications distributed over an internal network. International Data Corporation ("IDC") has estimated that approximately 200 million people worldwide will have access to the Internet by the end of 1999, up from approximately 38 million at the end of 1995. In addition, according to IDC, the market for intranet software products and services in the year 2000 will exceed $3 billion, up from approximately $276 million in 1995 and the estimated expenditures for Internet software products and services will exceed $6 billion in the year 2000, up from approximately $259 million in 1995. Growth in the number of Internet users has been fueled by a number of factors, including: the existing and increasing numbers of PC's in the workplace and at home; improvements in the performance and speed of PC's and modems; improvements in network infrastructure; enhanced ease of access to the Internet provided by Internet service providers; consumer-oriented online services and long distance telephone companies; emergence of standards for Internet navigation and information access; declining costs of Internet service due to increased competition among access providers; and increased awareness of the Internet among businesses and consumers. Further, the Company believes that the emergence of online technologies, such as those embodied in the Internet and the Web, are economical and effective methods of distribution of digital information and that such methods present a significant opportunity to publishers of educational and training content.

   The Company believes that over the next several years, the speed and commercial use of the Internet will increase with the development of higher bandwidth communication and online access through affordable devices in addition to PC's, such as online access terminals, cable modems, televisions, video phones and personal digital assistants. The Company expects that it will offer its courseware through these online technologies to the extent that they evolve and gain popular acceptance for the delivery of education and training to part-time students and working adults.

COMPANY STRATEGY

   The Company's strategy is to be a leading publisher of online Web-based courseware for the education and training market. The Company plans to develop and expand its network of academic and business partners, its portfolio of courseware and related products, and its distribution systems, to take advantage of its position as a leader in the online education and training market.

   o Build Content Library. The Company's goal is to be the publisher of the largest library of Web-based courseware for online education and training. The Company plans to expand its existing courseware library through acquisitions, strategic alliances with partners and internal development. See "Business--Products and Services."

   o Publish High Quality, High Demand Courseware. The Company publishes market-tested, high quality products focused on subject areas in high demand by part-time students and working adults, such as business, management, finance, accounting, technology, basic technical and developmental skills and industry-specific subjects. See "Business--Products and Services."

   o Leverage Strategic Partnerships. The Company's strategic partnerships generally combine the Company's online publishing expertise, marketing abilities and distinctive Web-based environment with its partners' course content, student base, accreditation and certification. The Company believes that by developing such strategic partnerships with a network of academic institutions and corporations, it will be able to leverage its partners' strengths and accelerate awareness and acceptance of its online educational content. As of August 31, 1996, the Company had entered into contractual arrangements with five academic institutions and 14 business partners. See "Business--Strategic Partners."

   o Expand through Acquisitions. The Company believes that it can rapidly and cost-effectively build its courseware library and customer base through strategic acquisitions of complementary businesses, products, services and technologies. The Company is presently examining a variety of acquisition opportunities designed to enhance and to expand the Company's library of courseware. See "Business--Acquisitions."

   o Develop Brand Recognition. The Company believes that establishing and maintaining brand recognition is critical to its strategy of becoming the leading publisher for online education and training. The Company plans to achieve brand recognition through marketing efforts and the creation of a proprietary user interface, which incorporates audio, animation, graphics and text as appropriate to create a stimulating learning experience. See "Business--Products and Services--Interactive System Tools."

   o Develop Proprietary Technology. The Company intends to continue to develop and enhance the features and functionality of its proprietary technology, and to develop courseware internally in certain circumstances. Current technology development efforts include completion of its proprietary Lesson Management and Class Management systems, as well as development of the Courseware Construction Set, which is designed to allow customization of courses. See "Business--Interactive System Tools."

   o Capitalize on Cross-Marketing Opportunities. The Company's approach of developing Web-based education and training sites for institutions and businesses provides it with cross-marketing opportunities. UOL's web-site promotes the courses offered by its academic and business partners to students currently using its system, as well as potential students through the Web. For example, a student enrolled in one of the Company's online courses will be made aware of courses offered by other UOL strategic partners. In addition, UOL intends to have links to its web-site from the web-sites of its partners. See "Business--Sales and Marketing."

PRODUCTS AND SERVICES

EXISTING COURSEWARE LIBRARY

   The Company's current courseware library includes approximately 50 courses in high demand subject matter areas such as business, management, finance, accounting and technology, and approximately 150 modules in basic technical and developmental skills, and industry-specific subjects. Although the Company does not provide accreditation or certification itself, the majority of its current courses provide either accreditation or certification through its strategic partners. The current library was built from a combination of the acquisition of CYBIS courseware from Control Data, the CTA acquisition and strategic partnerships with academic institutions and business partners. A listing of the existing Web-based courseware is described in the following table.

COURSE                                              TARGET AUDIENCE      PRIMARY PARTNER
- ------                                              ----------------     ----------------
Business Communications (1 course)................  Higher Education     Park College
DIALOG (1 course).................................  Professional         Dun & Bradstreet, Inc.
Event Management Certificate Program (1 course) ..  Professional         Educational Services Institute/The George
                                                                         Washington University
Business and Mathematics (29 courses).............  Higher Education     Joint Committee on Computer-Based
                                                                         Instruction/Federal Aviation Administration
Electric Power Utilities (20 courses).............  Technical            Northern States Power/PacifiCorp
Personal Development (24 modules).................  Professional         Crisp Publications, Inc.
Product Application Modules (40 modules) .........  Professional/        National Association of Electrical
                                                    Technical            Distributors, Inc. ("NAED")
Thomas & Betts Signature Series (8 modules) ......  Professional/        Thomas & Betts Corporation, NAED
                                                    Technical
Electric Circuits (32 modules)....................  Technical            International Thomson Publishers/Delmar
Graybar Electrical Education Modules                Professional/
(34 modules)......................................  Technical            Graybar Electric Company, Inc.
Scientific Products (6 modules)...................  Professional/        VWR Corporation
                                                    Tecnical
Performance Appraisals (1 module).................  Professional         Dun & Bradstreet, Inc.

   During Fall 1996, through its five existing academic partners, UOL plans to offer approximately 10 Web-based accredited or certified courses, with the Company's anticipated share of average tuition revenue per student being $80. Comparable classroom-based courses were offered in 1995 with respect to eight of the courses being offered this Fall. The aggregate annual student enrollment in these courses in 1995 was approximately 5,600. The Company believes that the convenience and cost-savings offered by its online versions of these courses will attract a portion of the students who would otherwise enroll in these courses, as such online versions become available. The Company also believes that its online distribution system will provide its partners with access to students who otherwise would not take their courses.

PLANNED COURSEWARE SELECTIONS

   The following table sets forth information on selected courses currently designated to be provided as interactive online courses by the Company.

COURSE                                     TARGET AUDIENCE             PRIMARY PARTNER                       RELEASE
- ------                                     ---------------             ---------------                       -------
Advanced Expository Writing (1 course) ..  Higher Education            Park College                          Fall 1996
American Literature (1 course)...........  Higher Education            Park College                          Fall 1996
Business Writing (1 course)..............  Higher Education            Park College                          Fall 1996
Complex Organizations (1 course) ........  Higher Education            Park College                          Fall 1996
Income Tax Preparation (1 course) .......  Professional                Peoples Income Tax, Inc.              Fall 1996
Managerial Statistics (1 course) ........  Higher Education            George Mason University
                                                                       Institute of Graduate and
                                                                       Professional Business Studies         Fall 1996
Planned Giving (2 courses)...............  Professional                California State University-Long
                                                                       Beach, University College and
                                                                       Extension Services                    Fall 1996
Quantitative Chemistry (1 course) .......  Professional/ Technical     American Chemical Society             Fall 1996
Technical Writing (1 course).............  Higher Education            Park College                          Fall 1996
Accounting Tutorial (1 course)...........  Higher Education            John Wiley & Sons, Inc.               Spring 1997
Autodesk Product Training (6 courses) ...  Professional                Autodesk partners                     Spring 1997

COURSE                                     TARGET AUDIENCE             PRIMARY PARTNER                       RELEASE
- ------                                     ---------------             ---------------                       -------
Event Management (6 courses).............  Professional                Educational Services Institute/
                                                                       The George Washington                 Spring/Fall
                                                                       University                            1997
Financial Accounting (1 course)..........  Higher Education            George Mason University
                                                                       Institute of Graduate and
                                                                       Professional Business Studies         Spring 1997
Management Fundamentals (2 courses) .....  Professional                American Society of Association
                                                                       Executives                            Fall 1997
Planned Giving (4 courses)...............  Professional                California State University-Long
                                                                       Beach, University College and         Spring/Fall
                                                                       Extension Services                    1997
Project Management (1 course)............  Professional                Educational Services Institute/
                                                                       The George Washington
                                                                       University                            Spring 1997

   During 1997, the Company plans to introduce approximately 40-50 additional courses through its current and approximately five new academic partners. Based on discussions with current and potential academic partners and assuming that such partners will charge similar tuition for the Company's proposed online courses as for existing equivalent classroom-based courses, and that the Company obtains a similar share of tuition revenues as it has in the past with its existing academic partners, the Company believes that it could receive an average share of tuition revenue per student per course of approximately $200. The Company anticipates that the number of modules offered by CTA and the number of business partners of CTA will increase in 1997. There can be no assurance, however, that the Company will achieve these goals. See "Risk Factors--Dependence on Third Party Relationships" and "--Developing Market; Technological Changes and New Products."

INTERACTIVE SYSTEM TOOLS

   The Company has designed a platform-independent delivery system which supports a wide variety of tools and utilities supplied by third parties, such as Netscape's or Microsoft's Web browser, Macromedia's Shockwave or Apple Computer's Quicktime viewer. In addition, the Company is designing the following proprietary software tools that it expects to create brand recognition for the Company as a leading publisher of online education and training:

      Lesson Management System. To allow electronic guidance, monitoring and management of students through the courseware, the Company is developing the Lesson Management System, which pre-tests students on learning objectives defined by the course author or instructor, and then creates a personalized study plan based on the level and breadth of the student's knowledge. The Lesson Management System, intended primarily for use by students, tracks each student's progress through a course's assigned lessons, measures mastery of the learning objectives through the Test Architect System, and, if necessary, offers alternative paths and methods of instruction. The beta version of the Lesson Management System was completed and tested in August 1996 and the Company believes that the final version will be available in December 1996.

      Class Management System. To allow the system to handle courseware written by any party under an open architecture standard, the Company is developing a database manager which allows instructors to give direction to students in the online classroom. The Class Manager, compliant with ODBC standards (a nonproprietary industry protocol), handles remote enrollment and payment processing, test creation and administration, and automatic course progress tracking and reporting (a gradebook). The beta version of the Class Management System was completed and tested in August 1996 and the Company believes that the final version will be available in December 1996.

      Courseware Construction Set. To allow instructors to create a customized online course, the Company developed a visual building block facility to produce courses from small, individual lessons or "courselets." Using a natural language pattern-matching and semantic processing technology, the Courseware Construction Set allows instructors to search the Company's library of courselets, retrieve the appropriate instructional materials, and then build a customized course through a familiar drag and drop interface. Courselets are authored as discrete units of instruction and are presented through a series of proprietary, format-specific templates called PointPages. PointPages can range from text screens to digital videos and from plain graphical images to complex software simulations, all within the same course. PointPages are designed to allow instructors with no knowledge of programming to construct multimedia-rich interactive Web-based courses. The Company anticipates that the beta version of the Courseware Construction Set will be completed and tested in October 1996 and the final version will be available in early 1997.

   The Company designs its tools in order to create brand recognition for the Company as a leading supplier of online education in content, as well as in systems. In addition, the Company believes that its tools render the Company's courseware affordable, convenient, easy to use and administer, and provides the Company with a competitive edge in attracting additional strategic partners. See "Risk Factors--Developing Market, Technological Changes and New Products."

STRATEGIC PARTNERS

   A critical part of the Company's strategy to rapidly and cost-effectively build a library of quality courseware is the establishment of strategic alliances with academic institutions and other business partners. The Company believes that its online distribution system will provide its partners with access to students who otherwise would not take their courses.

ACADEMIC INSTITUTIONS

   The Company currently has strategic relationships with five academic institutions that have significant enrollments, offer broad curricula and provide the Company an opportunity to publish online courseware developed by such institutions. Its agreements with academic institutions generally provide the Company exclusive rights to develop and distribute online courseware. The academic institutions will market these courses in the same manner as their existing, traditional course offerings, including through direct mail, course catalogs, print advertising and through web-sites. The Company plans to enter into strategic relationships with additional academic institutions by the end of 1997. See "Risk Factors--Dependence on Third Party Relationships."

   Park College. After successful completion of a pilot course in Business Communications with Park College in Spring 1996, the Company and Park College entered into an agreement in June 1996, pursuant to which the Company will develop 11 additional courses for Park College. The additional courses include Business Writing, Technical Writing, American Literature and Expository Writing. Park College is a four-year private liberal arts, co-educational college. The Park College School for Extended Learning Military Resident Center System is one of the nation's largest programs, consisting of approximately 26,000 enrolled students.

   California State University Institute. The Company entered into an agreement in June 1996 to permit it to provide services to the 22 campuses in this statewide university system. The Company plans to launch the first two of a six-course Planned Giving certificate program during Fall 1996 with the California State University--Long Beach. The Company plans to offer additional courses in 1997 in such areas as telecommunications, healthcare, engineering and business. The California State University system currently serves over 300,000 students throughout California.

   The George Washington University. The Company entered into an agreement with Educational Services Institute ("ESI") in August 1995 to jointly develop courses to be marketed with The George Washington University ("George Washington"). The Company currently offers one course of a seven-course Event Management program providing online instructions and resources in the fundamentals of event management. The online version was developed from the seminar-based Event Management program that ESI currently conducts throughout the United States. Total enrollment in Event Management, which was and will continue to be offered in a seminar-based format, has been approximately 300 students since the program was initiated in 1995. In addition to Event Management, the Company plans to offer courses such as Project Management and Accounting in early 1997. George Washington has a total enrollment of approximately 20,000 students.

   George Mason University. The Company entered into an agreement with George Mason University's ("GMU") Institute of Graduate and Professional Business Studies in February 1996 to develop certain core MBA requirement courses. Managerial Statistics is scheduled for release in Fall 1996 and Financial
Accounting is scheduled to be offered in Spring 1997. UOL plans to release additional business courses with GMU in 1997. The Company and GMU are evaluating other GMU programs and courses for development and implementation in 1997 including Non-Profit Management and a variety of liberal arts courses. GMU has total enrollment of approximately 22,000 students.

   University of Toledo. The Company entered into an agreement with the University of Toledo in June 1996 to develop professional development online courses through the University of Toledo's University College division. Some of the disciplines under consideration for development include business management, marketing, communication skills, production and manufacturing operations, safety and regulatory compliance, criminal justice and healthcare. The Company and the University of Toledo are planning to deliver the first online course, Lab Safety, in January 1997 and the Company expects that at least three additional courses will be added during 1997. The University of Toledo has an enrollment of approximately 22,000 students.

   The Company also has entered into letters of intent to develop Web-based courseware for the University of California, Berkeley, and New York University.

AUTODESK AND OTHER BUSINESS PARTNERS

   The Company currently has strategic relationships with Autodesk and 13 other business partners. It plans to continue to establish relationships with additional business partners, in particular those which offer access to large numbers of users (including the prospective partner's employees or customers), vendors and resellers, as well as significant amounts of content. Under these arrangements, the Company's partner generally agrees to use its best efforts to market and promote the Company's products and services and to share with the Company the net revenues generated from access and other fees charged to such partner's end-users.

   Autodesk. The company entered into an agreement with autodesk, a pc software company with more than three million users and total sales of software and related products for the fiscal year ended january 31, 1996 in excess of $546,000,000, to build a "virtual campus" system. The virtual campus is expected to consist of a "bookstore" which will offer products, services and online courseware developed by autodesk-authorized training centers, educational resellers and developers (sometimes with the assistance of the company). In addition, the virtual campus will provide users access to new software product demonstrations, new software product releases and an opportunity to participate in software certificate and assessment programs. Six autodesk partners have already entered into agreements with the company to prepare courseware, products and services on the virtual campus for its fall 1996 introduction.

   In 1995, one million students took Autodesk courses through various institutions, including 50,000 Autodesk users who attended courses at authorized training centers. In 1997, the Company anticipates that a portion of these courses will be taken by Autodesk users online, and other Autodesk software and related products will be purchased through the virtual campus.

     Participants in the markets served by Autodesk have established and will invest in a company, InternetU, to fund development costs of the Autodesk virtual campus. The Company entered into an agreement with InternetU in September 1996, pursuant to which InternetU has the right to pay the Company up to $1,550,000 within four months of the closing of this offering in return for a share of the revenues received by UOL through the virtual campus. In connection with this agreement InternetU will also have the right to receive warrants to purchase up to 73,714 shares of Common Stock in the Company. InternetU has also purchased 12,331 shares of the Company's Common Stock.

   In summary, the Company receives a percentage of revenues from three primary sources through the virtual campus: Autodesk courseware revenues; product and service revenues; and advertising revenues.

   Other Business Partners. The Company has entered into agreements with several other business partners, such as Dun & Bradstreet, Inc., Peoples Income Tax, Inc., the American Society of Association Executives, the American Chemical Society, John Wiley & Sons, Inc. and the Autodesk Press publishing imprint, a global partnership between International Thomson Publishers and Autodesk. Pursuant to these agreements, the Company is developing or converting courseware for online distribution and use. As academic institutions and businesses expand their online education and training efforts, the Company believes that its strategic relationships with publishers will enable it to deliver online courseware that is based on proven and popular textbooks or other publications and is supported by the Company's proprietary system tools for enrolling, instructing, testing and managing students. See "Risk Factors--Dependence on Third Party Relationships."

ACQUISITIONS

   The Company believes that acceptance of its products and services in the marketplace depends upon, among other things, breadth and depth of courseware in high demand subject areas. The Company's core library of courseware originally was acquired from Control Data in January 1994. See Note 4 of Notes to UOL Financial Statements.

   Recently, in exchange for 42,802 shares of the Company's Common Stock, the Company acquired Cognitive Training Associates, Inc., a Texas corporation providing technology-based online training products and services to academic institutions, corporations and governmental agencies. In connection with this transaction, the Company issued options to purchase 22,256 shares of Common Stock of the Company and entered into an employment contract with its founder, Michael Brown. See "Management--Executive Compensation--Employment Agreements." During the first eight months of 1996, CTA modules have been made available on intranets through CTA's strategic partners to a potential audience of approximately 25,000 students. An average of approximately 2,000 students complete CTA modules each month.

     Management believes that the acquisition of the CYBIS division of Control Data, the purchase of CTA and other future acquisitions, if any, have provided and will provide critical additions to the Company's courseware library and that by increasing the volume and diversity of its courseware, the potential for strategic relationships will be enhanced. The Company expects to make additional acquisitions designed to enhance and expand its courseware library and user audience. See "Risk Factors--Risks Associated with Acquisitions; Integration of Acquired Operations."

SALES AND MARKETING

     The Company's primary marketing goals are to create a strong brand identity as a leading educational courseware publisher for corporations, academic institutions and other business partners, and to establish its core technology as an affordable option for continuing education and training needs. The Company has eight full-time and two part-time employees in marketing and sales. The Company markets its products and services through a variety of means, including the Internet, direct sales, strategic marketing partners, resellers and other arrangements. The Company intends to use cross-marketing opportunities available through partners with web-sites or "home pages" to promote its products and services and to recruit students. The Company believes that continuing to form strategic marketing alliances with partners who will sell, promote and market the Company's products and services, will be important for rapid market penetration. See "Risk Factors--Dependence on Third Prty Relationships" and "--Limited Marketing Experience."

CUSTOMERS

   The Company's customers consist of its academic institution and business partners, through which it offers its products and services to part-time students and working adults. In 1995, three Company customers accounted for more than 10.0% of its revenues: the Joint Committee on Computer-Based Instruction, 54.4%; Redstone Arsenal, 14.1%; and the University of Massachusetts, 10.1%. See "Risk Factors--Current Dependence on a Limited Number of Customers."

COMPETITION

   The market for online educational products and services is highly competitive, rapidly changing and has no substantial barriers to entry. The Company expects that competition will continue to intensify. Many institutions and businesses provide accredited and/or certified continuing education or training that is taught on a part-time basis. In addition to traditional classroom and distance learning providers, other institutions such as Apollo Group, Inc. through University of Phoenix and Jones Intercable Inc. through Mind Extension University offer their own accredited courses online or in an email-based format. They, and many other education providers, use some of the Company's methods, including email, bulletin boards, electronic conferencing and CD-ROMs, as well as other methods, such as satellite communications and audio and video tapes.

   Many of the Company's existing competitors, as well as a number of potential new competitors, have significantly greater financial, technical and marketing resources than the Company. In addition, any of these competitors may be able to respond more quickly to new or emerging technologies, and to devote greater resources to the development, promotion and sale of their services than the Company. A number of the Company's current customers and partners have also established relationships with certain of the Company's competitors, and future customers and partners may establish similar relationships. See "Risk Factors--Competition" and "--Dependence on Third Party Relationships."

TRADEMARKS AND PROPRIETARY RIGHTS

   The Company regards its copyrights, trademarks, trade dress, trade secrets and similar intellectual property as critical to its success, and the Company relies upon trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, customers, partners and others to protect its proprietary rights. The Company has obtained trademarks in the United States for Chalkboard, the Virtual Workforce and "What you think...is our business" and has applied for the registration of certain of its other trademarks, including University Online, UOL Courseware Construction Set, Registrar Architect, Test Architect and the UOL logo. The Company intends to apply for registration of UOL Publishing. See "Risk Factors--Trademarks and Proprietary Rights."

LEGAL PROCEEDINGS

     The Company is not currently involved in any material legal proceedings. See "Risk Factors--Legal Proceedings" and "--Government Regulation and Legal Uncertainties."

EMPLOYEES

   As of September 16, 1996, the Company had 41 employees, including 20 full-time and three part-time employees primarily involved in product development activities, eight full-time and two part-time in marketing and sales, and eight in finance and administration. The Company believes that its employee relations are good. See "Risk Factors--Dependence on Key Personnel."

FACILITIES

   The Company's executive offices and its principal administration, marketing and sales operations are located in approximately 4,000 square feet of leased space in Falls Church, Virginia under a month-to-month lease. The Company plans to relocate its operations to approximately 7,000 square feet of leased space in McLean, Virginia during the month of September 1996. The Company also leases approximately 4,000 square feet, including 1,300 square feet of warehouse space, in Burnsville, Minnesota (the location of its mainframe server) under a lease that expires in August 1998. In connection with its acquisition of CTA, the Company assumed CTA's existing lease for approximately 11,000 square feet of office space in Waxahachie, Texas that expires in July 2001. The aggregate annual gross rent for the Company's facilities in Falls Church and Burnsville was approximately $99,000 in 1995. See Note 7 of Notes to UOL Financial Statements. The rent for the Waxahachie facility is $5,000 per month. The Company believes that its current facilities are adequate for its needs for the foreseeable future and that, should it be needed, suitable additional space will be available to accommodate expansion of the Company's operations on commercially reasonable terms.

                                  MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

   The executive officers, key employees and directors of the Company as of August 31, 1996 were as follows:

Name                       Age   Positions
- ----                       ---   ---------
Narasimhan P. Kannan ......   48  Chairman of the Board of Directors and Chief
                                  Executive Officer

Carl N. Tyson..............   47  President, Chief Operating Officer and
                                  Director

W. Braun Jones, Jr.  ......   51  Vice President of Strategic Ventures and
                                  Director

Michael W. Anderson........   42  Vice President of Technology and Operations

Diana S. Farrell...........   32  Vice President of Sales and Marketing


Leonard P. Kurtzman........   36  Vice President, Chief Financial Officer and
                                  Secretary

Michael L. Brown...........   47  Executive Vice President of Corporate Training
                                  and President of CTA

Barry R. Fetterolf.........   54  Vice President of Publishing

Edson D. deCastro(1) ......   57  Director

Dennis J. Dougherty(1)(2)..   48  Director

William E. Kimberly(2).....   63  Director

D. Wayne Silby(2)..........   47  Director

Barry K. Fingerhut.........   51  Director


- ----------
(1) Member of the Compensation Committee
(2) Member of the Audit Committee


   Narasimhan P. "Nat" Kannan has served as Chief Executive Officer and Chairman of the Board of Directors of the Company since he founded the Company in 1984. Prior to founding the Company, he co-founded Ganesa Group, Inc., a developer of interactive graphics and modeling software, in 1981. Prior thereto, he served as a consultant to Booz Allen and Hamilton, Inc., the MITRE Corporation, The Ministry of Industry of the French Government, the Brookhaven and Lawrence Livermore National Laboratories, the White House Domestic Policy Committee on Energy, and Control Data Corporation. He holds a B.S. in Engineering from the Indian Institute of Technology in Madras, India, and he performed advanced graduate work in business and engineering at Dartmouth College.

   Carl N. Tyson joined the Company as President and Chief Operating Officer in November 1995. From 1992 to 1995, Mr. Tyson served as President, College Publishers, at Harcourt General Corporation. From 1988 to 1992 he was employed by McGraw-Hill Inc., most recently as President, College Division. Mr. Tyson holds a B.A. and M.A. in history from Wichita State University and a Ph.D. in history from Oklahoma State University.

   W. Braun Jones, Jr., Vice President of Strategic Ventures, has been associated with the Company since 1992 and is co-developer of the Company's current business strategy. Mr. Jones has served as a director of the Company since 1994. From 1980 to 1992, Mr. Jones served as Chairman of the Board and Chief Executive Officer of Carlyn Computer Systems, Inc., a computer dealer and leasing company. From 1985 to 1991, he served as the Vice Chairman of the Board of Directors of Suburban Bank, a commercial bank founded by him. Mr. Jones also serves as a director of Micro-Integration Corp., a publicly held corporation that manufactures mid-range computer hardware and software, and Globalink, Inc., a publicly held corporation that develops language translation software, and several private companies. Mr. Jones holds a B.A. and M.B.A. from The George Washington University.

   Michael W. Anderson joined the Company as Vice President of Technology and Operations in March 1996. From 1994 to 1996, Mr. Anderson was a marketing research consultant at O'Donnell & Associates, Inc. From 1990 to 1994 he served as Vice President and Director of Marketing Operations at HarperCollins College Publishers. From 1977 to 1990 he was employed by Scott, Foresman & Company, most recently as Vice President of Marketing Operations. Mr. Anderson holds a B.A. in English and Mathematics from the University of Texas.

   Diana S. Farrell joined the Company as Vice President of Sales and Marketing in June 1996. From December 1992 to June 1996, Ms. Farrell was employed by Harcourt Brace College Publishers, a division of Harcourt General Corporation, most recently as Senior Vice President of Marketing. From September 1990 to December 1992, she served as a Senior Editor at Prentice Hall College Publishing Group, a division of Paramount Communications, Inc. Ms. Farrell holds a B.A. in Communications Arts/Marketing from Long Island University.

   Leonard P. Kurtzman joined the Company in August 1996 as Vice President, Chief Financial Officer and Secretary. From August 1986 to August 1996, Mr. Kurtzman was employed by Systems Center, Inc. and its successor, Sterling Software, Inc., a computer software company based in Dallas, Texas ("Sterling"), most recently as Vice President of Finance and Administration of the System Management Group, a division of Sterling . He holds a B.S. in Accounting from the University of Maryland and is a Certified Public Accountant.

   Michael L. Brown joined the Company as Executive Vice President of Corporate Training and President of its wholly owned subsidiary, CTA, in August 1996. Mr. Brown served as the President and Chief Executive Officer of CTA from 1988 until the Company's acquisition of CTA in August 1996.

   Barry R. Fetterolf joined the Company as Vice President of Publishing in August 1996. From June 1993 to August 1996, Mr. Fetterolf served as Vice President and Publisher of Saunders College Publishing, a division of Harcourt Brace College Publishers. From November 1988 to June 1993, Mr. Fetterolf served as Social Science & Economics Publisher of the Education Group of McGraw-Hill Publishing Company. Mr. Fetterolf holds a B.S. in Business Administration from Pennsylvania State University.

   Edson D. deCastro has been a director of the Company since 1994. Since June 1995 Mr. deCastro has been Chief Executive Officer of Xenometrix, Inc. Mr. deCastro was the founder of Data General Corporation and served as its Chief Executive Officer from 1968 to 1990. From January 1990 to June 1995, Mr. deCastro was an independent contractor. Mr. deCastro also serves on the boards of directors of several early-stage technology companies. He holds a B.S. in Electrical Engineering from the University of Lowell.

   Dennis J. Dougherty has been a director of the Company since 1986. Mr. Dougherty has been a General Partner of Intersouth Partners, L.P., a North Carolina-based venture capital firm since 1984. Mr. Dougherty also serves as a director of Cardiovascular Diagnostics, Inc., a publicly held medical device corporation, and several other private companies. In 1994, Microwave Laboratories, Inc., a venture capital portfolio company of which Mr. Dougherty had been a director until December 1993, filed a petition for bankruptcy. Mr. Dougherty holds a B.A. in Marketing from Oklahoma City University.

   Barry K. Fingerhut has been a director of the Company since August 1996. Since 1981 he has been employed by Geo Capital, a registered investment advisor, and has served as its Portfolio Manager and President since 1991. Mr. Fingerhut is a General Partner of the General Partner of Wheatley Partners, L.P., a venture capital fund, and is a co-founder and principal of Applewood Associates, L.P. and 21st Century Communications Partners, L.P., both investment partnerships. Mr. Fingerhut serves as a director of Carriage Services, Inc., a publicly-held corporation, and several private companies, including Milbrook Press, Inc., a publisher of children's books, Glasser Legal Works, Inc., a niche publisher of legal texts, journals and seminars, and Online Resources, Inc. Mr. Fingerhut holds a B.S. from the University of Maryland and an M.B.A. with a concentration in Finance/Investments from New York University.

   William E. Kimberly has been a director of the Company since October 1995. Mr. Kimberly served as the President of the Manchester Group, Ltd., an investment banking company, from 1990 to 1992, and as Chairman of NAZTEC International Group, Inc., its successor, since 1994. Mr. Kimberly also serves as a director of Globalink, Inc., a publicly held corporation, and several other private emerging growth companies.

   D. Wayne Silby has been a director of the Company since October 1995. Mr. Silby has been the Chairman of the General Partner of Calvert Social Venture Partners, L.P. and the President of Calvert Social Investment Fund, both investment companies, since 1985. Mr. Silby holds a B.S. in Economics from the Wharton School of Finance and a J.D. from Georgetown University Law School.

   Directors and officers are elected annually and hold office until their successors are elected and qualified, or until their earlier removal or resignation. The Company currently does not pay directors' fees, but does reimburse non-employee directors for reasonable out-of-pocket expenses in connection with attending Board or committee meetings. There are no family relationships among any of the directors, executive officers or key employees of the Company. In connection with the Company's issuance of Series B Preferred Stock to certain investors in July 1996, Mr. Kannan executed a voting agreement (the "Kannan Voting Agreement") obligating Mr. Kannan to vote his shares at any meeting of stockholders for the election of a representative of the holders of the Series B Preferred Stock to the Company's Board of Directors. The current Board of Directors designee of the holders of the Series B Preferred Stock is Barry K. Fingerhut. The Kannan Voting Agreement terminates upon the consummation of this offering.


BOARD COMMITTEES

   The Board of Directors has an Audit Committee which reviews the results and scope of the audit and other services provided by the Company's independent auditors, and a Compensation Committee which makes recommendations regarding salaries and incentive compensation for officers of the Company and determines the amount and type of equity incentives to be granted to participants in the Company's stock plans.


EXECUTIVE COMPENSATION

   Summary Compensation Information

   The following table sets forth information concerning the compensation received for services rendered to the Company during the fiscal year ended December 31, 1995 by the Chief Executive Officer of the Company (the "Named Executive Officer"). No other executive officer of the Company received total salary and bonus for such fiscal year in excess of $100,000.


                          SUMMARY COMPENSATION TABLE

                                  Annual
                                Compensation
                                ------------
                                                 All Other
Name and Principal Position       Salary        Compensation
- ---------------------------       ------        ------------
Narasimhan P. Kannan  ....        $119,792         $  840
 Chief Executive Officer



EMPLOYMENT AGREEMENTS

   In July 1996, the Company entered into an employment agreement with each of Messrs. Kannan and Tyson. The agreements provide for an annual base salary of $160,000 (increasing to $180,000 if the Company successfully completes an initial public offering of its stock) for Mr. Kannan and of $210,000 for Mr. Tyson, and annual incentive-based bonus compensation of up to 50% of such base salary. The exact amount of such bonus compensation is determined by the Company's Board of Directors, based upon the annual growth rate in revenues and earnings of the Company. Under the agreements, Messrs. Kannan and Tyson are also eligible to participate in all employee benefit plans and programs that the Company offers to its executive employees and are entitled to reimbursement for all documented reasonable business expenses they incur. The initial term of the agreements expires in June 1998, but the agreements are subject to automatic one-year renewal terms. Consistent with Company policies, in the event that Mr. Kannan or Mr. Tyson is terminated by the Board without cause, or in the event that Mr. Kannan or Mr. Tyson resigns for good reason, the Company is required to continue paying his salary for nine months as severance pay. In the event of a material change in Mr. Kannan's duties, titles, authority or position with the Company, he may elect, in lieu of receiving such severance pay, to enter into a consulting arrangement with the Company, whereby Mr. Kannan would provide consulting services to the Company for a period of one year and be paid $750 per day for providing such services.

   In connection with the Company's acquisition of CTA in August 1996, the Company entered into an employment and noncompetition agreement with Michael Brown. The agreement provides for an annual base salary of $150,000 and annual incentive-based bonus compensation of up to 50% of such base salary. The exact amount of such bonus compensation is determined by the Company's Board of Directors, based upon Mr. Brown's performance. Mr. Brown is entitled to receive an additional bonus of $150,000 in connection with the completion of the Company's acquisition of CTA, which was consummated in August 1996, and transition of control of CTA's operations to the Company, which bonus must, in any event be paid on or before December 31, 1996. Under the agreement, Mr. Brown is also eligible to participate in all employee benefit plans and programs that the Company offers to its executive employees and is entitled to reimbursement for all documented reasonable business expenses he incurs. The term of the agreement is two years. In the event Mr. Brown is terminated by the Board without cause, the Company is required to continue paying Mr. Brown's base salary and providing certain other benefits for the period of time prescribed under the Company's standard severance plan (which is currently six months).

   In August 1996, the Company entered into an employment agreement with Mr. Kurtzman. The agreement provides for an annual base salary of $150,000 and annual incentive-based bonus compensation of up to 50% of such base salary. The exact amount of such bonus compensation is determined by the Company's Board of Directors, based upon the achievement of specified performance goals established by the Board. Under the agreement, Mr. Kurtzman is also eligible to participate in all employee benefit plans and programs that the Company offers to its executive employees and is entitled to reimbursement for all documented reasonable business expenses he incurs. The initial term of the agreement expires in August 1998, but the agreement is subject to automatic one-year renewal terms. Consistent with Company policies, in the event that Mr. Kurtzman is terminated by the Board without cause, or in the event that Mr. Kurtzman resigns for good reason, the Company is required to continue paying Mr. Kurtzman's salary for six months as severance pay.

OPTION GRANTS

   No grants of options to purchase the Company's Common Stock were made during the year ended December 31, 1995 to the Named Executive Officer.

OPTION EXERCISES AND HOLDINGS

   The Named Executive Officer did not exercise any options during 1995. The following table sets forth information concerning stock options held as of such date by the Named Executive Officer:

                     AGGREGATE OPTION EXERCISES IN FISCAL
                       YEAR AND YEAR-END OPTION VALUES


                              Number of Shares         Value of Unexercised
                   Underlying Unexercised Options      In-the-Money Options
                        at December 31, 1995          at December 31, 1995(1)
                        --------------------          -----------------------
Name                 Exercisable   Unexercisable    Exercisable  Unexercisable
- ----                 -----------   -------------    -----------  -------------
Narasimhan P.
Kannan..............       68,483             --    $ 0                     --

- ---------

(1) Calculated on the basis of $5.84, the estimated fair market value per share of the Common Stock as of December 31, 1995, as determined by the Company's Board of Directors, less the exercise price.

STOCK PLANS

   The Company's Amended and Restated Stock Option Plan (the "Option Plan") was adopted by the Board of Directors of the Company and approved by the Company's stockholders in November 1994. A total of 291,056 shares of Common Stock have been reserved for issuance under the Option Plan. The Company's 1996 Stock Plan (the "1996 Plan"; together with the Option Plan, the "Plans") was adopted by the Board of Directors in August 1996 and approved by the Company's stockholders in September 1996. A total of 136,967 shares of Common Stock have been reserved for issuance under the 1996 Plan. The Plans provide for grants of "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to employees (including officers and employee directors), and for grants of nonstatutory options to employees and consultants. The 1996 Plan also allows for the grant of purchase rights, but none have been granted to date. The Plans are currently being administered by the Board of Directors of the Company, which determines the optionees and the terms of the options granted, including the exercise price, number of shares subject to the option and the exercisability thereof. Following the closing of this offering, the Plans will be administered by the Compensation Committee of the Board of Directors. The Option Plan and the 1996 Plan will terminate in November 1996 and August 2006, respectively, unless sooner terminated by the Board of Directors.

   The exercise price of incentive stock options granted under the Plans must be not less than the fair market value of the Common Stock on the date of grant, and the exercise price of nonstatutory options under the Option Plan must be not less than 85% of the fair market value of the Common Stock on the date of grant. With respect to any optionee who owns stock representing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option must be equal to at least 110% of the fair market value of the Common Stock on the date of grant, and the term of the option must not exceed five years. The terms of all other options may not exceed ten years. The aggregate fair market value of Common Stock (determined as of the date of the option grant) for which incentive stock options may for the first time become exercisable by any individual in any calendar year may not exceed $100,000.

   As of September 16, 1996, no shares of Common Stock had been issued upon exercise of options granted under the Plans, options to purchase 251,837 and 129,003 shares of Common Stock, at weighted average exercise prices of $6.83 and $14.60 per share, were outstanding under the Option Plan and the 1996 Plan, respectively, and 39,219 and 7,964 shares remained available for future option grants under the Option Plan and the 1996 Plan, respectively.

                             CERTAIN TRANSACTIONS


   From November 1994 to April 1996, the Company entered into Subscription Agreements with certain investors, pursuant to which the Company issued and sold shares of convertible Preferred Stock, par value $0.01 per share ("Series A Preferred Stock"), for total consideration of $3,800,889, which shares will convert into a total of 445,872 shares of Common Stock upon consummation of the offering made hereby. Calvert Social Venture Partners, L.P. and Calvert Social Investment Fund, two investment companies of which D. Wayne Silby, a director of the Company, serves as the Chairman of the General Partner and President, respectively, purchased Series A Preferred Stock convertible into 18,739 and 24,929 shares of Common Stock, respectively, upon consummation of the offering made hereby. Spencer Trask Securities Incorporated ("Spencer Trask") acted as Placement Agent for the Company's Series A Preferred Stock financing. Kevin Kimberlin, a principal stockholder of the Company, is the Chairman of the Board of Spencer Trask Holdings, Inc., the parent company of Spencer Trask. In connection with the financing, Spencer Trask received placement fees aggregating $391,000 and designees of Spencer Trask received warrants to purchase an aggregate of 37,793 shares of Common Stock. All of these warrants are exercisable until May 2002 at a weighted average exercise price of $8.92 per share. In September 1996, contingent upon an initial public offering price per share of $12.85 or greater, the holders of these warrants agreed to eliminate their contractual rights to price-based anti-dilution adjustments to the number of shares underlying these warrants, except with respect to issuances below $8.76 per share.

   In March 1995, the Company issued 25,019 shares of Common Stock to W. Braun Jones, Jr., a director and executive officer of the Company, upon conversion of indebtedness in the amount of $36,533 at a conversion rate of $1.46 per share. In December 1995, the Company also repaid indebtedness owed to Mr. Jones in the principal amount of $70,000, plus accrued interest thereon. The Company also borrowed $130,000 from Mr. Jones in May 1996 pursuant to a subordinated promissory note, the principal of which was convertible into 6,955 shares of Common Stock at a conversion price of $18.69 per share prior to the Jones Transactions (the "Jones Note"). In connection therewith, the Company also issued to Mr. Jones warrants to purchase an aggregate of 6,955 shares of Common Stock at an exercise price of $18.69 per share prior to the Jones Transactions . In September 1996, in the Jones Transactions, Mr. Jones agreed to limit his contractual rights to price-based anti-dilution adjustments to the number of shares underlying his warrants such that the warrants are exercisable for 14,359 shares at $9.05 per share. Pursuant to the Jones Transactions, Mr. Jones is required to convert the Jones Note into 14,838 shares of Common Stock upon consummation of the offering made hereby.

   In February 1995, the Company issued to William E. Kimberly, a director of the Company, and his wife warrants exercisable for an aggregate of 12,840 shares of Common Stock at an exercise price of $6.13 per share in connection with their loans to the Company of $50,000, which indebtedness was converted into an aggregate of 11,413 shares of Common Stock in March 1995 at a conversion price of $4.38 per share.

     In March 1996, the Company borrowed $300,000 from Frogtown Holdings, Inc. ("Frogtown"), a corporation controlled by Austin O. Furst, Jr., a principal stockholder of the Company, in exchange for which the Company issued to Frogtown a Senior Convertible Promissory Note convertible into shares of Common Stock at a conversion rate of $18.69 per share prior to the Furst Transactions (the "Frogtown Note"). Certain trusts for the benefit of Mr. Furst's daughters (the "Trusts") also hold warrants to purchase 102,723 shares of Company Common Stock at an exercise price of $17.52 per share, which will adjust to the initial public offering price (the "IPO Price") upon the consummation of the offering made hereby (the "IPO Price Warrants") and warrants to purchase 102,723 shares of Company Common Stock at an exercise price of $8.76 per share (the "$8.76 Warrants"). In September 1996, in the Furst Transactions, the Trusts agreed to eliminate their contractual rights to price-based anti-dilution adjustments to the number of shares underlying the IPO Price Warrants except with respect to issuances below $8.76. Upon consummation of the offering made hereby and contingent upon an initial public offering price per share of $12.85 or greater, the Trusts are required to purchase 68,481 shares underlying the $8.76 Warrants. In consideration thereof, the Company has agreed to issue to Mr. Furst a warrant to purchase 15,801 shares of Common Stock at a per share exercise price equal to the IPO Price. In addition, the Company and Frogtown agreed that the Frogtown Note will be repaid by the Company in full upon consummation of the offering made hereby.

   In July 1996, the Company entered into the Series B Preferred Stock Purchase Agreement with Wheatley Partners, L.P., a principal stockholder of the Company, and certain other investors, including Barry K. Fingerhut, a General Partner of the General Partner of Wheatley and a director of the Company (the "Series B Investors"), pursuant to which the Company issued and sold an aggregate of 187,254 shares of Series B redeemable convertible Preferred Stock (which is convertible into 390,956 shares of Common Stock upon consummation of the offering made hereby) for aggregate cash consideration of $3,500,000.

   In August 1996, the Company completed its acquisition of CTA, pursuant to an Agreement and Plan of Merger among CTA, the Company and a wholly-owned subsidiary of the Company (the "Merger Agreement"). Pursuant to the Merger Agreement, the Company acquired all of the outstanding capital stock of CTA in exchange for 42,802 shares of Common Stock, which were issued to Michael Brown, CTA's President, Chief Executive Officer and sole stockholder. In connection with the acquisition, the Company issued options to purchase 22,256 shares of Common Stock, and Mr. Brown entered into a two-year, renewable employment agreement with the Company to serve as the Company's Executive Vice President of Corporate Training and to remain President of CTA. See "Management--Executive Compensation--Employment Agreements."

   In connection with the resignation of John D. Phillips from the Board of Directors in August 1996, the Board of Directors accelerated the vesting of options granted to Mr. Phillips in November 1994 for the purchase of 6,848 shares of Common Stock at an exercise price of $1.46 per share.

   From 1992 through 1995, a the Company loaned to Nat Kannan, the Company's founder and Chief Executive Officer, funds in the principal amount, together with interest accrued thereon through the date of this Prospectus, of approximately $250,000. Pursuant to the terms of Mr. Kannan's employment agreement, Mr. Kannan is obligated to apply the entire amount of back wages owed to Mr. Kannan by the Company of approximately $391,000 to satisfy his debt obligation and the Company's income tax withholding obligations upon consummation of the offering made hereby.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of September 16, 1996, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by:
(i) each person known by the Company to own beneficially more than five percent of the Company's outstanding shares of the Common Stock; (ii) the Named Executive Officer; (iii) each of the Company's directors; and (iv) all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options, warrants or convertible debt held by that person that are currently exercisable or convertible, or will become exercisable or convertible within 60 days after September 16, 1996, are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.


                                                                           Percentage
                                                                       -------------------
                                                                        Prior
                                                Number of Shares       to the      After the
     Name                                      Beneficially Owned     Offering     Offering(1)
     ----                                      ------------------     --------     -----------
Austin O. Furst, Jr.(2).....................       328,400               17.2%         10.1%
  138 Frogtown Road
  New Canaan, CT 06840
Narasimhan P. Kannan(3).....................       317,385               17.4%         10.0%
Barry K. Fingerhut(4).......................       297,696               16.9%          9.6%
Wheatley Partners, L.P......................       279,267               15.9%          9.0%
  80 Cutler Mill Road, Suite 311
  Great Neck, NY 11021
Kevin Kimberlin(5) .........................       136,007                7.5%          4.3%
  c/o Spencer Trask Securities Incorporated
  535 Madison Avenue, 18th Floor
  New York, NY 10022
Kimberlin Family Partners, L.P.(6)..........       130,975                7.1%          4.1%
 c/o Spencer Trask Securities Incorported
 535 Madison Avenue, 18th Floor
 New York, NY 10022
Braun Jones, Jr.(7).........................       112,083                6.1%          3.5%
Intersouth Partners.........................       106,136                6.0%          3.4%
 P.O. Box 13546
 Research Triangle Park, NC 27709
Dennis J. Dougherty(8)......................       106,136                6.0%          3.4%
William E. Kimberly(9)......................        54,026                3.0%          1.7%
D. Wayne Silby(10)..........................        45,950                2.6%          1.5%
Carl N. Tyson(11)...........................        10,701                   *             *
Edson D. deCastro(11).......................         4,564                   *             *
All directors and executive officers as a
 group (13 persons)(12) ....................     1,020,191               52.1%         30.1%


- ------------

*Less than 1 percent

(1) Assumes the sale of 1,334,000 shares by the Company pursuant to this offering and no exercise of the Underwriters' over-allotment option.

(2) Includes 153,622 shares underlying warrants held by trusts for which Mr. Furst is the trustee and which are currently exercisable.

(3) Includes 68,483 shares underlying a warrant held by Mr. Kannan that is currently exercisable.

(4) Consists of 18,429 shares held by Mr. Fingerhut and 279,267 shares held by Wheatley Partners, L.P., a venture capital fund of which Mr. Fingerhut serves as a General Partner of the General Partner. Mr. Fingerhut disclaims beneficial ownership of the shares held by Wheatley Partners, L.P.

(5) Includes 79,750 shares underlying currently exercisable warrants held by Kimberlin Family Partners, L.P., a limited partnership of which Mr.
    Kimberlin serves as the General Partner, and 5,032 shares underlying currently exercisable warrants held by Spencer Trask Holdings, Inc., of which Mr. Kimberlin is the Chairman of the Board of Directors. Mr. Kimberlin disclaims beneficial ownership of the shares held by Spencer Trask Holdings, Inc.

(6) Includes 79,750 shares underlying warrants which are currently exercisable.

(7) Includes 40,747 vested shares underlying options, 31,479 shares underlying warrants held by Mr. Jones that are currently exercisable.

(8) Consists of shares held by Intersouth Partners, L.P., a venture capital fund of which Mr. Dougherty serves as a General Partner of the General Partner. Mr. Dougherty disclaims beneficial ownership of such shares.

(9) Includes 10,272 shares underlying a warrant held by Mr. Kimberly that is currently exercisable, 2,282 vested shares underlying options, as well as 5,384 outstanding shares of Common Stock and 2,568 shares underlying a currently exercisable warrant, both held by Elena Kimberly, Mr. Kimberly's wife.

(10)Consists of 2,282 vested shares underlying options and 18,739 and 24,929 shares held by Calvert Social Venture Partners, L.P. and Calvert Social Investment Fund, respectively, two investment companies of which Mr. Silby serves as Chairman of the General Partner and President, respectively. Mr. Silby disclaims beneficial ownership of such shares.

(11) Consists of vested shares underlying options.

(12)Includes the shares discussed in footnotes (3), (4) and (7)-(11). Also includes 42,802 outstanding shares and 28,848 vested shares underlying options held by other executive officers.

                         DESCRIPTION OF CAPITAL STOCK


   Upon the closing of this offering, the authorized capital stock of the Company will consist of 36,000,000 shares of Common Stock, $0.01 par value per share, and 10,000,000 shares of Preferred Stock, $0.01 par value per share.

   The following summary of certain provisions of the Common Stock and Preferred Stock and outstanding warrants does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Certificate of Incorporation and Bylaws, each as amended, and the warrants, which are included as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

   As of immediately prior to the consummation of the offering made hereby, there were 1,757,132 shares of Common Stock outstanding held of record by 28 stockholders. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, conversion or redemption rights. All of the outstanding shares of Common Stock are, and the shares to be sold in this offering when issued and paid for will be, fully paid and non-assessable.

PREFERRED STOCK

   Upon the closing of this offering, the outstanding shares of Series A and Series B Preferred Stock will be converted into an aggregate of 836,828 shares of Common Stock, and 10,000,000 shares of undesignated Preferred Stock will be authorized for issuance. The Company's Board of Directors has the authority, without further action by the stockholders, to issue such Preferred Stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences of each such series, any or all of which may be greater than the rights of the Common Stock. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock could thus be issued quickly with terms that could have the effect of delaying or preventing a change in control of the Company or make removal of management more difficult. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock. The Company currently has no plans to issue any of the Preferred Stock subsequent to the closing of this offering.

WARRANTS

   As of immediately prior to the consummation of the offering made hereby, the Company had issued warrants to purchase an aggregate of 479,893 shares of Common Stock at a weighted average exercise price of $10.08 per share, all of which are currently exercisable. Warrants to purchase 152,766 of these shares expire in March 2001; warrants to purchase 37,793 of these shares expire in May 2002; and warrants to purchase the remaining 289,334 shares, which were granted at various times between July 1994 and August 1996, expire three to eight years from the date of grant.

DELAWARE LAW AND LIMITATIONS ON CHANGES IN CONTROL

   Section 203 of the Delaware General Corporation Law (the "DGCL") prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with a publicly held Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3 of the outstanding voting stock of the corporation not owned by the interested stockholder.

   The Company's Bylaws generally require at least 50 days advance notice of any action to be proposed by a stockholder at any meeting of stockholders and set forth other specific procedures that a stockholder must follow. In addition, the Bylaws provide that a special meeting of the Company's stockholders may only be called by the Board of Directors; no such meeting may be called by the stockholders. Further, the Certificate of Incorporation eliminates the ability of stockholders to act by written consent after this offering, and consequently stockholders may only act at meetings thereof.

   These Bylaws provisions, the provisions authorizing the Board of Directors to issue preferred stock without stockholder approval and the provisions of Section 203 of the DGCL could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management. See "Risk Factors--Potential Issuance of Preferred Stock; Anti-Takeover Provisions."

LIMITATION ON DIRECTORS' AND OFFICERS' LIABILITY

   The Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except in certain cases where liability is mandated by the DGCL. The provision has no effect on any non-monetary remedies that may be available to the Company or its stockholders, nor does it relieve the Company or its directors from compliance with federal or state securities laws. The Bylaws of the Company generally provide that the Company shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding (each, a "Proceeding") by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, against expenses (including attorneys' fees) and losses, claims, liabilities, judgments, fines and amounts paid in settlement actually incurred by him in connection with such Proceeding.

TRANSFER AGENT AND REGISTRAR

   The transfer agent and registrar for the Company's Common Stock is First National Bank of Boston.

LISTING

   The Company has applied to list the Common Stock on the Nasdaq National Market under the trading symbol "UOLP."

                       SHARES ELIGIBLE FOR FUTURE SALE


   Prior to this offering, there has not been any public market for the Common Stock of the Company. Sales of substantial amounts of Common Stock in the public market could adversely affect the trading price of the Common Stock. See "Risk Factors--Shares Eligible for Future Sale."

   Upon completion of this offering, the Company will have outstanding 3,091,132 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options or warrants, except for the Furst Transactions and the Jones Transactions. Of these, the 1,334,000 shares offered hereby will be freely tradeable without restriction under the Securities Act, unless such shares are held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act.

   The remaining 1,757,132 shares of Common Stock outstanding upon completion of this offering will be "restricted securities" as that term is defined in Rule 144 ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below. Sales of Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock.

     The executive officers, directors and certain other holders of Common Stock are bound by contractual "lock-up" agreements providing that they will not offer, pledge, sell, contract to sell or grant any option to purchase or otherwise dispose of an aggregate of 1,674,281 outstanding shares of Common Stock beneficially owned by them for a period of one year after the date of the final prospectus relating to this offering without the prior written consent of Friedman, Billings, Ramsey & Co., Inc. Taking into account the lock-up agreements, the number of shares that will be available for sale in the public market, subject in some cases to the volume and other restrictions of Rule 144, will be as follows: (i) approximately 47,520 shares will be eligible for immediate sale as of the date of the final prospectus relating to this offering;
(ii) approximately 3,252 additional shares will be eligible for sale beginning 90 days after the date of the final prospectus relating to this offering pursuant to Rules 144 and 701; (iii) approximately 27,284 shares will be eligible for sale beginning as early as March and May 1997 pursuant to Rule 144; and (iv) approximately 1,001,329 additional shares will be eligible for sale beginning one year after the date of the final prospectus relating to this offering. Approximately 677,747 remaining Restricted Shares will not be eligible for sale pursuant to Rule 144 until the expiration of their applicable two-year holding periods, which will expire at various times through September 1998.

   As of September 16, 1996, an additional 860,733 shares of Common Stock were subject to outstanding options and warrants. Taking into account the lock-up agreements, the number of shares that will be available for sale in the public market upon exercise of these warrants or options, subject in some cases to the volume and other restrictions of Rule 144, will be as follows: (i) approximately 249,713 additional shares will be eligible for sale beginning one year after the date of the final prospectus relating to this offering; (ii) approximately 479,893 remaining shares issuable upon exercise of warrants will not be eligible for sale pursuant to Rule 144 until the expiration of their applicable holding periods, which will expire two years from their exercise dates; and (iii) approximately 131,127 remaining shares issuable upon exercise of options will be eligible for sale pursuant to Rule 701 upon the ratable vesting of such shares at various times through August 1999.

   Subject to lock-up provisions or agreements, certain of the shares issued upon exercise of options and warrants granted by the Company prior to the date of the final prospectus relating to this offering will be available for sale in the public market pursuant to Rule 701 under the Securities Act. Rule 701 permits resales of such shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, imposed under Rule 144. In general, under Rule 144 as currently in effect, beginning 90 days after the date of the final prospectus relating to this offering, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 30,911 shares immediately after this offering) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner-of-sale and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least three years (including the holding period of any prior owner except an affiliate of the Company) is entitled to sell such shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144. Unless otherwise restricted, such "144(k) shares" may therefore be sold immediately upon the completion of this offering.

   The Securities and Exchange Commission has recently proposed amendments to Rule 144 and Rule 144(k) that would permit resale of restricted shares under Rule 144 after a one-year, rather than a two-year holding period, subject to compliance with the other provisions of Rule 144, and would permit resale of restricted shares by non-affiliates under Rule 144(k) after a two-year, rather than a three-year holding period. Adoption of such amendments could result in resale of restricted shares sooner than would be the case under Rule 144 and Rule 144(k) as currently in effect.

   Upon completion of this offering and at specified times thereafter, certain holders of the Company's securities will be entitled to certain rights with respect to the registration under the Securities Act of the shares underlying such securities. Registration of such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except shares purchased by affiliates) immediately upon the effectiveness of such registration. Specifically, holders of an aggregate of approximately 836,096 shares of Common Stock, including shares issuable upon the exercise of warrants and conversion of Preferred Stock and stock dividends accrued thereon, have the right, subject to certain conditions and limitations, to require the Company to register such securities under the Securities Act. A total of approximately 508,533 of such shares have demand registration rights exercisable after 90 days following completion of this offering; provided, however that such rights cannot be exercised at that time because of the execution of lock-up agreements waiving such rights for a period of one year, as discussed above. The holders of the remaining shares with demand registration rights may require the Company to register one-half of such shares after each of the next two anniversary dates following completion of this offering. In addition, holders of an aggregate of approximately 1,129,240 shares of Common Stock, including shares issuable upon the exercise of warrants and conversion of Preferred Stock and convertible debt, have the right, subject to certain conditions and limitations, to require that such shares be included in any registration of the Company's securities; provided, however, that in the case of a registration for an underwritten public offering, the managing underwriter may, under certain circumstances, exclude for marketing reasons some or all of such securities from such registration. No such piggyback registration rights are being exercised in connection with this offering. Finally, the holders of an aggregate of approximately 474,569 shares of Common Stock, including shares issuable upon the exercise of warrants and conversion of Preferred Stock and convertible debt, have the right to demand from the Company an unlimited number of registrations of such securities on Form S-3 following the date upon which such form becomes available to the Company, subject to certain conditions and limitations.

   The Company has reserved an aggregate of 428,023 shares of Common Stock for issuance pursuant to the Company's stock option plans, 27,393 of which either have expired or have been forfeited. As of September 16, 1996, options to purchase a total of 380,840 shares of Common Stock were outstanding. The Company intends to file, approximately one year after the effective date of this offering, a registration statement on Form S-8 to register the shares of Common Stock reserved for issuance under the option plans, including shares subject to outstanding options, together with 68,483 shares issuable upon exercise of a warrant granted to an employee of the Company. Shares of Common Stock issued under the foregoing plans or upon exercise of such warrant after the filing of this registration statement will be freely tradeable in the public market, subject in the case of certain holders to the Rule 144 limitations applicable to affiliates, the above-referenced lock-up agreements with the Underwriters and vesting restrictions imposed by the Company.

                                 UNDERWRITING

   The Underwriters named below, represented by Friedman, Billings, Ramsey & Co., Inc. (the "Representative"), have severally agreed to purchase, subject to the terms and conditions of the underwriting agreement (the "Underwriting Agreement"), and the Company has agreed to sell, the number of shares of Common Stock set forth opposite the name of each Underwriter.

Underwriters                               Number of Shares
- ------------                               ----------------
Friedman, Billings, Ramsey & Co., Inc. ..
  Total..................................


   The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the shares of Common Stock if any shares are purchased.

   The Representative has advised the Company that the Underwriters propose initially to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $______ per share. After the shares of Common Stock have been released for sale to the public, the offering price and concession may be changed. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

   The Company's executive officers, directors and certain stockholders who beneficially own an aggregate of approximately 1,674,281 outstanding shares of Common Stock have agreed not to offer, sell, contract to sell, pledge or grant any option to purchase or otherwise dispose of Common Stock of the Company for a period of one year from the date of the final prospectus relating to this offering without the prior written consent of the Representative. The Company has also agreed not to offer, sell, contract to sell, or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any rights to acquire Common Stock for a period of one year from the date of the final prospectus relating to this offering, without the prior written consent of the Representative, except that the Company may grant stock options and sell shares of its Common Stock reserved for issuance under the Plans, or issue shares upon the exercise of outstanding options or warrants previously granted. See "Shares Eligible for Future Sale."

   The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 200,100 additional shares of the Common Stock at the public offering price less underwriting discounts and commissions shown on the cover of this Prospectus. The Underwriters may exercise this option only to cover overallotments made in connection with the sale of the Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares of Common Stock on the same terms as those on which the 1,334,000 shares of Common Stock are being offered.

   Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price has been determined by negotiations among the Company and the Representative. Among the factors considered in such negotiations were the history of, and prospects for, the Company and the industry in which it competes, an assessment of management, the Company's past and present operations, its past and present revenues and the trend of such revenues, the prospects for future earnings of the Company, the present state of its development, the general condition for the securities markets at the time of the offering and the market prices of publicly traded common stock of comparable companies in recent periods. See "Risk Factors--No Prior Public Market; Possible Volatility of Stock Price."

   The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make with respect thereto. The Company has agreed to reimburse the Representative for its reasonable out-of-pocket expenses incurred in connection with the performance of its activities under the

     Underwriting Agreement, including but not limited to the fees and expenses of the Representative's outside legal counsel, consultants and accountants (which are currently estimated to be $200,000 in legal fees and expenses and $10,000 "blue sky" fees and expenses).

   The Underwriters do not intend to confirm sales of the Common Stock offered hereby to any account over which they exercise discretionary authority.

                                LEGAL MATTERS

   The validity of the Common Stock offered hereby will be passed upon for the Company by Wyrick, Robbins, Yates & Ponton L.L.P., Raleigh, North Carolina. Certain legal matters relating to the offering will be passed upon for the Underwriters by Latham & Watkins, Washington, D.C.

                                   EXPERTS

   The financial statements of UOL Publishing, Inc. (formerly University Online, Inc.) at December 31, 1994 and 1995 and June 30, 1996, and for each of the three years in the period ended December 31, 1995 and for the six months ended June 30, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

   The financial statements of Cognitive Training Associates, Inc. at December 31, 1994 and 1995 and June 30, 1996, and for the each of the three years in the period ended December 31, 1995 and for the six months ended June 30, 1996, appearing in UOL Publishing, Inc.'s Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

   The Statement of Operating Revenues and Direct Operating Expenses of CYBIS (a division of Control Data Systems, Inc.) for the year ended December 31, 1993, appearing in UOL Publishing, Inc.'s Prospectus and Registration Statement has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

   The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-1, including amendments thereto, under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or any other document referred to are not necessarily complete, and, in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by such reference to such exhibit. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the Public Reference Section of the Commission located at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such facility upon payment of the prescribed fees.

                           REPORTS TO STOCKHOLDERS

   The Company intends to furnish to its stockholders annual reports containing financial statements audited by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                             UOL PUBLISHING, INC.
                        INDEX TO FINANCIAL STATEMENTS


UOL PUBLISHING, INC.

Report of Ernst & Young LLP, Independent Auditors...................................  F-2

Balance Sheets......................................................................  F-3

Statements of Operations............................................................  F-4

Statements of Stockholders' Deficit.................................................  F-5

Statements of Cash Flows............................................................  F-6

Notes to Financial Statements.......................................................  F-7


COGNITIVE TRAINING ASSOCIATES, INC.

Report of Ernst & Young LLP, Independent Auditors...................................  F-17

Balance Sheets......................................................................  F-18

Statements of Operations............................................................  F-19

Statements of Stockholder|Als Equity..................................................F-20

Statements of Cash Flows............................................................  F-21

Notes to Financial Statements.......................................................  F-22


CYBIS (A DIVISION OF CONTROL DATA SYSTEMS, INC.)

Report of Ernst & Young LLP, Independent Auditors...................................  F-26

Statement of Operating Revenues and Direct Operating Expenses for the year ended
 December 31, 1993..................................................................  F-27

Notes to Financial Statement........................................................  F-28

              REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


Board of Directors
UOL Publishing, Inc.


We have audited the accompanying balance sheets of UOL Publishing, Inc. (formerly University Online, Inc.) as of December 31, 1994 and 1995 and June 30, 1996 and the related statements of operations, stockholders|Al deficit, and cash flows for each of the three years in the period ended December 31, 1995 and for the six month period ended June 30, 1996. These financial statements are the responsibility of the Company|Als management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of UOL Publishing, Inc. (formerly University Online, Inc.) at December 31, 1994 and 1995 and June 30, 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 and for the six month period ended June 30, 1996, in conformity with generally accepted accounting principles.


                                                             Ernst & Young LLP


Vienna, Virginia
July 10, 1996, except Note 13, as to which the date is September __, 1996

- --------------------------------------------------------------------------------

The foregoing report is in the form that will be signed upon the completion of the restatement of the capital accounts for the stock split as described in Note 13 to the financial statements.


Vienna, Virginia
September 16, 1996                                        /s/ Ernst & Young LLP

                              UOL PUBLISHING, INC.
                                 BALANCE SHEETS

                                                                                             Actual As
                                                                                             Adjusted        Pro Forma
                                                         December 31,         June 30,     June  30, 1996  June 30, 1996
                                                      1994          1995        1996       (see Note 11)   (see Note 12)
                                                      ----          ----        ----       -------------   -------------
                                                                                            (Unaudited)     (Unaudited)
ASSETS
Current assets:
 Cash                                            $    20,599   $   104,178   $   190,951   $ 3,237,437     $ 3,537,437
 Accounts receivable, less allowance of $19,950
  and $30,500 at December 31, 1995 and June 30,
  1996, respectively                                   5,122        67,364        48,626       119,302         119,302
 Loans receivable from related parties               381,666       286,948       296,031       296,031         296,031
 Prepaid expenses and other current assets           163,537        26,050        25,288        64,397          64,397
                                                     -------        ------        ------        ------          ------
Total current assets                                 570,924       484,540       560,896     3,717,167       4,017,167
Property and equipment, net                           20,471       128,133       118,511       245,639         245,639
Goodwill and other intangible assets, net            287,552            --            --       757,048         757,048
                                                 ------------  -----------   -----------   -----------     -----------
Total assets                                     $   878,947   $   612,673   $   679,407   $ 4,719,854     $ 5,019,854
                                                 ============  ===========   ===========   ===========     ===========
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
 Accounts payable and accrued expenses           $ 1,572,105   $ 1,088,435   $ 1,131,895   $ 1,475,629     $ 1,475,629
 Loans payable to related parties                    729,717       285,300       715,300       715,300         285,300
 Notes payable                                       501,762       293,366       543,669       268,711         268,711
 Accrued interest                                    239,307       133,651       161,949       161,949         161,949
 Deferred revenues                                   115,060        86,250        10,000        26,000          26,000
 Short-term borrowings                                    --            --            --        74,271          74,271
                                                 ------------  -----------   -----------   -----------     -----------
Total current liabilities                          3,157,951     1,887,002     2,562,813     2,721,860       2,291,860

Commitments

Redeemable convertible Preferred Stock, $0.01
 par value:
 Series B; 6,000,000 shares authorized; no
  shares issued and outstanding (187,254
  actual as adjusted shares)                              --            --            --     3,332,000              --
 Series B-1; 6,000,000 shares authorized; no
  shares issued and outstanding                           --            --            --            --              --
Stockholders' deficit:
 Series A convertible Preferred Stock, $0.01
  par value;  12,000,000 shares authorized;  no
  shares issued and outstanding at December 31,
  1994 and 384,162 and  404,847  shares  issued
  and outstanding at December 31, 1995 and June
  30, 1996, respectively (405,946 actual as
  adjusted shares)                                         --        3,842         4,048         4,059             --
 Undesignated Preferred Stock, $.01 par value;
  10,000,000 shares authorized                             --           --            --            --             --
 Common Stock, $0.01 par value; 36,000,000
  shares  authorized;   709,774,   789,048  and
  794,183  shares  issued  and  outstanding  at
  December 31, 1994 and 1995 and June 30, 1996,
  respectively (836,985 actual as adjusted
  shares and 1,757,132 pro forma shares)                7,098        7,890         7,942         8,370          17,571
 Additional paid-in capital                         2,216,556    5,456,238     5,990,978     6,689,939      10,751,130
 Accumulated deficit                               (4,502,658)  (6,742,299)   (7,886,374)   (8,036,374)     (8,040,707)
                                                 ------------  -----------   -----------   -----------     -----------
Total stockholders' deficit                        (2,279,004)  (1,274,329)   (1,883,406)   (1,334,006)      2,727,994
                                                 ------------  -----------   -----------   -----------     -----------
Total liabilities and stockholders' deficit      $    878,947  $   612,673   $   679,407   $ 4,719,854     $ 5,019,854
                                                 ============  ===========   ===========   ===========     ===========


                             SEE ACCOMPANYING NOTES.

                              UOL PUBLISHING, INC.
                            STATEMENTS OF OPERATIONS

                                                                                               Six months ended
                                                        Years ended December 31,                     June 30,
                                                    1993           1994          1995           1995         1996
                                                   --------       --------     ----------     --------    ----------
                                                                                             (Unaudited)
Licensing and support revenues                    $      --      $ 710,274    $   415,532     $  256,127    $   173,262
Online revenues                                      14,093         14,128         55,995         28,395         37,500
Development and other revenues                      274,100         81,533         76,152          4,436         20,985
                                                   --------       --------     ----------        --------    ----------
Net revenues                                        288,193        805,935        547,679        288,958        231,747

Costs and expenses:
 Cost of licensing and support revenues                  --         94,657         78,918         39,543         34,665
 Cost of online revenues                              4,486          6,966         11,281          5,934         10,732
 Cost of development and other revenues              60,000         44,379          3,431            179            579
 Sales and marketing                                130,203        295,839        932,898        325,891        596,314
 Product development                                151,132        205,975        576,470        228,952        374,523
 General and administrative                         206,432        890,145        926,345        302,728        512,717
 Depreciation and amortization                          834        298,047        309,058        149,692         18,433
                                                   --------       --------     ----------        --------    ----------
Total costs and expenses                            553,087      1,836,008      2,838,401      1,052,919      1,547,963

Loss from operations                               (264,894)    (1,030,073)    (2,290,722)      (763,961)    (1,316,216)

Other income (expense):
 Other income (expense)                               6,241         (6,461)        96,348         94,324        205,529
 Gain on debt forgiveness                                --        609,270         30,303         30,303             --
 Interest expense                                  (154,850)      (259,994)       (75,570)       (42,677)       (33,388)
                                                   --------       --------     ----------        --------    ----------
Net loss                                          $(413,503)     $(687,258)   $(2,239,641)     $ (682,011)  $(1,144,075)

Accrued dividends to preferred stockholders              --             --       (174,830)       (55,940)      (127,710)
                                                   --------       --------     ----------        --------    ----------
Net loss available to common stockholders         $(413,503)     $(687,258)   $(2,414,471)     $ (737,951)  $(1,271,785)
                                                   ========       ========     ==========        ========    ==========
Net loss per share                                $   (0.62)     $   (0.98)   $     (2.29)     $    (0.71)  $     (1.19)
                                                   ========       ========     ==========        ========    ==========
Weighted average shares outstanding                 663,540        699,313      1,056,052       1,043,383     1,070,677
                                                   ========       ========     ==========        ========    ==========
Pro forma net loss per share                                                  $     (1.80)                  $     (0.87)
                                                                               ==========                    ==========

Pro forma weighted average shares outstanding                                   1,342,588                     1,469,429
                                                                               ==========                    ==========

                             SEE ACCOMPANYING NOTES.

                              UOL PUBLISHING, INC.
                       STATEMENTS OF STOCKHOLDERS' EFICIT



                                                                          Series A
                                                       Series A          convertible
                                                    Preferred Stock    Preferred Stock    Common Stock    Additional
                                                    ---------------    ---------------    ------------     Paid-in
                                                    Shares  Amount     Shares  Amount   Shares    Amount   Capital
                                                    ------  ------     ------  ------   ------    ------   -------
Balance at December 31, 1992...................      4,602 $    46         --      --   384,371    3,844  1,080,883
 Preferred Stock dividends payable.............         --      --         --      --        --       --         --
 Net loss......................................         --      --         --      --        --       --         --
                                                   ------- -------   --------  ------  --------   ------  ---------
Balance at December 31, 1993...................      4,602      46         --      --   384,371    3,844  1,080,883
 Preferred Stock dividends payable.............         --      --         --      --        --       --         --
 Conversion of debt to equity..................         --      --         --      --    79,687      797    521,797
 Series A Preferred Stock conversion...........     (4,602)    (46)        --      --    92,047      920       (874)
 Issuance of Common Stock......................         --      --         --      --   149,630    1,496    413,268
 Conversion of Preferred Stock dividends
  payable to Common Stock......................         --      --         --      --     4,039       41     24,732
 Issuance of compensatory stock and stock
  options......................................         --      --         --      --        --       --    176,750
 Net loss......................................         --      --         --      --        --       --         --
                                                   ------- -------   --------  ------  --------   ------  ---------
Balance at December 31, 1994...................         --      --         --      --   709,774    7,098  2,216,556
 Conversion of debt to equity..................         --      --      1,813      18    79,274      792    325,272
 Issuance of Series A convertible Preferred
  Stock........................................         --      --    382,349   3,824        --       --  2,728,610
 Issuance of compensatory stock and stock
  options......................................         --      --         --      --        --       --     185,800
 Net loss......................................         --      --         --      --        --       --          --
                                                   ------- -------   --------  ------  --------   ------  ---------
Balance at December 31, 1995...................         --      --    384,162   3,842   789,048    7,890   5,456,238
 Issuance of Common Stock......................         --      --         --      --     5,135       52      41,948
 Issuance of Series A convertible Preferred
  Stock .......................................         --      --     20,685     206        --       --     416,292
 Issuance of compensatory stock and stock
  options......................................         --      --         --      --        --       --      76,500
 Net loss for the six months ended June 30, 1996.       --      --         --      --        --       --          --
                                                   ------- -------   --------  ------  --------   ------  ---------
Balance at June 30, 1996.......................         --      --    404,847   4,048   794,183    7,942   5,990,978
                                                   ======= =======   ========  ======  ========   ======  ==========

                                                                     Total
                                                    Accumulated    Stockholders'
                                                     Deficit        Deficit
                                                   ------------  --------------
Balance at December 31, 1992...................    (3,384,573)   (2,299,800)
 Preferred Stock dividends payable.............        (9,302)       (9,302)
 Net loss......................................      (413,503)     (413,503)
                                                   ------------  --------------
Balance at December 31, 1993...................    (3,807,378)   (2,722,605)
 Preferred Stock dividends payable.............        (8,022)       (8,022)
 Conversion of debt to equity..................            --       522,594
 Series A Preferred Stock conversion...........            --            --
 Issuance of Common Stock......................            --       414,764
 Conversion of Preferred Stock dividends
  payable to Common Stock......................            --        24,773
 Issuance of compensatory stock and stock
  options......................................            --       176,750
 Net loss......................................      (687,258)     (687,258)
                                                   ------------  --------------
Balance at December 31, 1994...................    (4,502,658)   (2,279,004)
 Conversion of debt to equity..................            --       326,082
 Issuance of Series A convertible Preferred
  Stock........................................            --     2,732,434
 Issuance of compensatory stock and stock
  options......................................            --       185,800
 Net loss......................................    (2,239,641)   (2,239,641)
                                                   ------------  --------------
Balance at December 31, 1995...................     6,742,299)   (1,274,329)
 Issuance of Common Stock......................            --        42,000
 Issuance of Series A convertible Preferred
  Stock .......................................            --       416,498
 Issuance of compensatory stock and stock
  options......................................            --        76,500
 Net loss for the six months ended June 30, 1996.  (1,144,075)   (1,144,075)
                                                   ------------  --------------
Balance at June 30, 1996.......................    (7,886,374)   $(1,883,406)
                                                   ============  ==============

                           SEE ACCOMPANYING NOTES.

                              UOL PUBLISHING, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                    Six months ended
                                               Years ended December 31,                    June 30,
                                                1993         1994           1995           1995          1996
                                                ----         ----           ----           ----          ----
                                                                                     (Unaudited)
OPERATING ACTIVITIES
Net loss.................................  $(413,503)   $(687,258)   $(2,239,641)     $(682,011)   $(1,144,075)
Adjustments to reconcile net loss to net
cash provided by (used in) operating
activities:
 Depreciation and amortization...........        834      298,047        309,058        149,692        18,433
 Stock and stock option compensation
  expense................................         --      176,750        185,800             --        76,500
 Gain on debt forgiveness ...............         --     (609,270)       (30,303)       (30,303)           --
 Loss on inventory write-off.............         --       46,488             --             --            --
 Changes in operating assets and
  liabilities:
  Accounts receivable....................      2,613       (1,647)       (62,242)       (41,131)       18,738
  Prepaid expenses and other current
   assets................................         --     (119,586)       137,487         88,835           762
  Accounts payable and accrued
   expenses..............................    362,544      233,879       (386,670)      (527,044)       85,460
  Accrued interest.......................    125,206      229,439        (63,171)       (91,561)       28,298
  Deferred revenues......................     23,740      (28,000)       (28,810)            --       (76,250)
                                           ---------     --------     ----------      ---------    -----------
Net cash provided by (used in) operating
 activities..............................    101,434     (461,158)    (2,178,492)    (1,133,523)     (992,134)
INVESTING ACTIVITIES
Acquisition of CYBIS division............         --     (150,000)            --             --            --

Purchases of property and equipment .....       (797)      (1,430)      (129,168)       (59,979)       (8,811)
Proceeds from loans receivable from
 related parties.........................         --           --         94,718         90,673            --
Advances under loans receivable from
 related parties.........................   (100,670)     (34,030)            --             --        (9,083)
                                           ---------     --------     ----------      ---------    -----------
Net cash provided by (used in) investing
 activities..............................   (101,467)    (185,460)       (34,450)        30,694       (17,894)
FINANCING ACTIVITIES
Proceeds from issuance of Common Stock ..         --      414,764             --             --            --
Proceeds from issuance of Series A
 convertible Preferred Stock.............         --           --      2,732,434      2,732,434       416,498
Proceeds from loans payable to related
 parties.................................         --      492,000        252,836        252,836       430,000
Proceeds from notes payable..............         --           --             --             --       300,000
                                           ---------     --------     ----------      ---------    -----------
Repayments of loans payable to related
 parties.................................         --      (34,000)      (480,353)      (407,998)           --
Repayments of notes payable..............         --     (205,547)      (208,396)      (171,287)      (49,697)
                                           ---------     --------     ----------      ---------    -----------
Net cash provided by financing
 activities..............................         --      667,217      2,296,521      2,405,985     1,096,801
                                           ---------     --------     ----------      ---------    -----------
Net increase (decrease) in cash  ........        (33)      20,599         83,579      1,303,156        86,773
Cash at beginning of period..............         33           --         20,599         20,599       104,178
                                           ---------     --------     ----------      ---------    -----------
Cash at end of period....................  $      --    $  20,599    $   104,178    $ 1,323,755   $   190,951
                                           =========     ========    ===========     ==========    ===========

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid............................  $   1,477    $   3,841    $   181,009    $   160,767   $        --
                                           =========     ========    ===========     ==========    ===========

                             SEE ACCOMPANYING NOTES.

                              UOL PUBLISHING, INC.
                          NOTES TO FINANCIAL STATEMENTS

      (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1995 IS UNAUDITED.)

1. ORGANIZATION AND NATURE OF OPERATIONS

UOL Publishing, Inc. (the "Company"), (formerly University Online, Inc.), was incorporated in Virginia in 1984 and reincorporated in Delaware in 1985. The Company is a leading publisher of high quality, interactive and on demand educational courseware for the online education and training market through the World Wide Web.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

A majority of the Company's revenues are fixed monthly payments derived from licensing and support agreements. The Company recognizes licensing and support revenues as services are performed pursuant to the Company's contracts. Development revenues earned under courseware conversion contracts are recognized using the percentage-of-completion method.

Two to three customers represented approximately 95%, 63%, 79%, 82% and 79% of net revenues during the years ended December 31, 1993, 1994 and 1995 and the during the six months ended June 30, 1995 and 1996, respectively.

ROYALTIES

The Company has royalty arrangements with certain entities that have provided development funding. Royalties will become due and payable by the Company upon the completion and sale of products currently under development. No significant royalties have been incurred to date.

PRODUCT DEVELOPMENT

Through June 30, 1996, the Company has expensed its product development costs as development costs. It will continue to expense such costs until such time as the realizability of the Company's software is established.

USE OF ESTIMATES

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENT PRONOUNCEMENTS

In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which is effective for the Company's 1996 financial statements. SFAS No. 123 allows companies to either account for stock-based compensation under the new provisions of SFAS No. 123 or under the provisions of APB No. 25, but requires pro forma disclosures in the footnotes to the financial statements as if the measurement provisions of SFAS No. 123 had been adopted. The Company intends to continue accounting for its stock-based compensation in accordance with the provisions of APB No. 25. As such, the adoption of SFAS No. 123 will not impact the financial condition or the results of operations of the Company. The disclosures required by SFAS No. 123 are considered immaterial to the Company's financial statements.

                             UOL PUBLISHING, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

The Company provides for income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

NET LOSS PER SHARE

The Company's net loss per share calculations are based upon the weighted average number of shares of Common Stock outstanding. Pursuant to the requirements of the Securities and Exchange Commission Staff Accounting Bulletin No. 83, convertible Preferred Stock, Common Stock, debt convertible into shares of Common Stock, Common Stock purchase warrants and options to purchase Common Stock issued at prices below the initial public offering price during the twelve months immediately preceding the initial filing of the registration statement relating to the initial public offering ("IPO"), have been included in the computation of net loss per share as if they were outstanding for all periods presented (using the treasury method assuming repurchase of Common Stock at the estimated IPO price). Other shares issuable upon the exercise of stock options, warrants, conversion of debt into shares of Common Stock and conversion of Preferred Stock have been excluded from the computation because the effect of their inclusion would be antidilutive due to the Company's net losses. Subsequent to the Company's IPO, convertible Preferred Stock, Common Stock purchase warrants, options to purchase Common Stock, and debt convertible into shares of Common Stock under the treasury stock method will be included to the extent they are dilutive. Weighted average shares used to calculate the pro forma net loss per share for the year ended December 31, 1995 and for the six months ended June 30, 1996, differs from the weighted average on a historical basis due to the inclusion of shares of Common Stock resulting from the assumed conversion of Preferred Stock as contemplated by the IPO.

3. PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over an estimated useful life of five years.

Property and equipment consists of the following:

                                     December 31,        June 30,
                                  1994          1995       1996
                               ---------      --------   --------
Equipment....................  $  36,326      $165,465   $174,277
Furniture and fixtures.......     31,628        31,628     31,628
                               ---------      --------   --------
                                  67,954       197,093    205,905
Less accumulated
depreciation.................     47,483        68,960     87,394
                               ---------      --------   --------
                               $  20,471      $128,133   $118,511
                               =========      ========   ========
4. GOODWILL

On January 1, 1994, the Company acquired substantially all of the assets, properties and rights of the CYBIS division of Control Data Systems, Inc. ("Control Data"), a computer-based courseware education business, for approximately $694,000. The Company paid $150,000 in cash and the remaining amount is to be paid in the form of two promissory notes (see Note 6). The transaction was accounted for using the purchase method. Accordingly, the purchase price was allocated to the assets acquired based on their estimated fair values. This treatment resulted in approximately $576,000 of cost in excess of net assets acquired as of January 1, 1994.

                             UOL PUBLISHING, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)

4. GOODWILL (CONTINUED)

Goodwill is amortized on a straight-line basis over an estimated useful life of two years. The amortization period was determined based on a cash flow analysis of the estimated future revenue stream of contracts assumed in the acquisition. Goodwill consisted of $575,825, less accumulated amortization of $288,273, $575,825, and $575,825 at December 31, 1994 and 1995 and June 30, 1996,
respectively.

5. LOANS PAYABLE TO (RECEIVABLE FROM) RELATED PARTIES

During 1994, loans payable to various officers, directors, and investors, consisting of outstanding principal and accrued interest in the amount of $522,594, were converted into 79,687 shares of the Company's Common Stock. The remaining accrued interest of $89,748 was forgiven and recognized as a gain as a result of the transaction. The non-cash portion of this transaction has been excluded from the statements of cash flows.

At December 31, 1994, the Company had loans payable due to various officers, directors, and investors in the amount of $349,717. During 1995, the remaining outstanding principal and accrued interest totaling $216,900 and $12,182, respectively, as well as accounts payable totaling $97,000, were converted into 79,274 shares of Common Stock and 1,813 shares of Series A convertible Preferred Stock. The remaining accrued interest of $30,303 was forgiven and recognized as a gain as a result of this transaction. The non-cash portion of this transaction has been excluded from the statements of cash flows.

At December 31, 1994 and 1995 and June 30, 1996, the Company owed $380,000, $285,300, and $285,300, respectively, in 12% interest bearing notes payable to various officers. The notes are secured by the Company's net revenues and property and equipment and are to be repaid in monthly installments depending on the Company's operating results.

Additionally, during March 1996, the Company issued a convertible promissory note for $300,000 to a stockholder. The note bears interest at 10.5% per annum and matures with principal and interest payable on the earlier of March 4, 1997 or on the consummation of a public offering of the Company's Common Stock. The holder of the note has the option on or any time after the maturity date and until one full business day after payment of the note is tendered, to convert all or any portion of the outstanding principal and accrued interest into shares of the Company's Common Stock. The initial conversion price is $18.69 per share, subject to adjustment for certain events, such as stock splits, dividends on Common Stock, or sale of the Company's Common Stock or Preferred Stock at a price less than the conversion price (see Note 12).

On May 31, 1996, the Company issued a convertible subordinated unsecured promissory note for $130,000 to an officer of the Company. The note bears interest at a rate of 10% per annum and is payable upon a private round of financing or a public offering of the Company's Common Stock, or in no event, later than May 31, 1997. In addition, the note contains detachable warrants to purchase 6,955 shares of the Company's Common Stock at an exercise price of $18.69 per share. These warrants are exercisable for eight years. The Company believes that any value associated with the warrants is deemed immaterial. The note payable is convertible to shares of Common Stock at a rate of $18.69 per share, subject to adjustment for certain events, such as stock splits, dividends on Common Stock, or sale of the Company's Common Stock or Preferred Stock at a price less than the conversion price (see Note 12).

At December 31, 1994 and 1995 and June 30, 1996, accrued interest on loans payable to related parties totaled $172,865, $27,434 and $55,732, respectively.

Loans receivable from the Company's officers and employees amounted to $381,666, $286,948 and $296,031 as of December 31, 1994 and 1995 and June 30, 1996,
respectively. The Company accrues interest on the loans receivable at a rate of 5% per annum. Interest income related to the loans receivable amounted to $18,122, $14,347, $5,017 and $6,580 during the years ended December 31, 1994 and
1995 and during the six months ended June 30, 1995 and 1996, respectively.

                           UOL PUBLISHING, INC.
                  NOTES TO FINANCIAL STATEMENTS (Continued)

6. NOTES PAYABLE

A note payable in the amount of $250,000 plus accrued interest of $369,522 due to a former customer was settled during 1994 for a cash payment of $100,000. The Company recognized a gain of $519,522 as a result of this transaction. The non-cash portion of this transaction has been excluded from the statements of cash flows.

At December 31, 1994 and 1995 and June 30, 1996, the Company owed $351,762, $293,366 and $243,669, respectively, in a non-interest bearing note payable to Control Data (see Note 4). The note is discounted at a rate of 12% per annum and is payable based upon a predetermined percentage of the Company's net revenues (see Note 13). The note is secured by the related assets purchased. During 1995, the Company also repaid the $150,000 note payable balance to Control Data.

On June 28, 1996, the Company borrowed $300,000 from an investor in exchange for a convertible promissory note. The note bears interest at a rate of 10% per annum, and any unpaid principal and interest is convertible into shares of the Company's Series B redeemable convertible Preferred Stock at a conversion rate of $18.69 per share, subject to adjustments for certain events, such as the sale of the Company's Common or Preferred Stock at a price less than the conversion price. Principal and interest shall be due and payable on the earlier of the closing of the Series B Preferred Stock financing (described in Note 13) or July 31, 1996.

As of December 31, 1994 and 1995 and June 30, 1996, accrued interest on notes payable totaled $66,442, $106,217, and $106,217, respectively.

7. COMMITMENTS

NETWORK SERVICES AGREEMENT

During 1993, the Company entered into a three year agreement with CompuServe, Inc. ("CompuServe") whereby CompuServe was to provide network services to the Company. The Company ceased making payments under the agreement in 1993 due to the dissatisfaction with the services provided by CompuServe.

As a result, CompuServe asserted that the Company was liable for unpaid fees and lost profits totaling $300,000 due to breach of contract. In October 1994, the Company reached a conditional settlement with CompuServe whereby the Company was required to purchase approximately $98,000 of advertising services from CompuServe. During 1996, the Company fully satisfied its commitment to purchase such advertising services from CompuServe. In 1996, the Company recognized a gain of $119,274 relating to the forgiveness of amounts owed by the Company to CompuServe; the gain is included in other income in the statements of operations.

LEASES

The Company leases office space under noncancellable operating lease agreements. One of these noncancellable lease agreements for office space expires August 31, 1996. Rent expense for the years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1995 and 1996 was $82,196, $96,266, $98,761,
$49,943 and $45,794, respectively.

As of June 30, 1996, payments due under noncancellable operating leases were as follows:

    Six months ended December 31, 1996..............   $20,253
    1997............................................    20,107
    1998............................................    13,405
    -----                                               ------
                                                       $53,765
                                                       =======

                             UOL PUBLISHING, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)

8. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following:

                                                  December 31,         June 30,
                                                1994         1995         1996
                                                ----         ----         ----
Accounts payable and accrued expenses ... $ 394,386 $ 292,511 $ 432,837 Accrued payroll in arrears and payroll
taxes....................................   1,116,159      628,249      627,544
Accrued payroll and payroll taxes........      25,480      119,669           --
Accrued vacation.........................      36,080       48,006       71,514
                                            ---------      -------      -------
                                           $1,572,105   $1,088,435   $1,131,895
                                           ==========   ==========   ==========

The Company accrues interest on the accrued payroll in arrears at a rate of 5% per annum. Interest expense related to the accrued payroll in arrears amounted to $21,597, $45,158, $29,180, $17,382 and $11,544 during the years ended
December 31, 1993, 1994 and 1995 and during the six months ended June 30, 1995 and 1996, respectively.

9. STOCKHOLDERS' DEFICIT

EQUITY TRANSACTIONS

On November 11, 1994, the Company converted 4,602 shares of Series A Preferred Stock into 92,047 shares of Common Stock to effect the Series A Preferred Stock conversion. In addition, the cumulative Preferred Stock dividends declared to date were converted into 4,039 shares of Common Stock.

During 1994,  a total of 149,630  shares of Common Stock were issued to existing
and  new  investors  at  various   prices  per  share  for  total   proceeds  of
approximately $415,000.

During 1995, the Company issued 382,349 shares of Series A convertible Preferred Stock for net proceeds of approximately $2,732,000 at a price of $8.76 per share.

During 1996, the Company issued 5,135 shares of Common Stock as payment for certain accounts payable amounting to $42,000. The shares were issued at a price per share of $8.76.

During 1996, the Company issued an aggregate of 20,685 shares of Series A convertible Preferred Stock for net proceeds of approximately $416,000 at a price of $21.03 per share.

PREFERRED STOCK

The holders of the Company's Series A convertible Preferred Stock are entitled to receive cumulative dividends at a rate of 7 percent per year, to be paid in shares of the Company's convertible Preferred Stock. Shares of convertible Preferred Stock have a liquidation preference equal to $8.76 per share plus all declared, but unpaid, dividends and have the right to vote the number of shares of Common Stock into which each share of Preferred Stock is convertible. Shares of convertible Preferred Stock are convertible on a one-for-one basis, subject to adjustment, into shares of Common Stock. Each share of convertible Preferred Stock plus all declared, but unpaid, dividends will be automatically converted into Common Stock upon the consummation of a qualifying underwritten public offering (if proceeds exceed a certain amount) or immediately prior to the consummation of a consolidation, merger, or any sale or transfer of all or substantially all of the Company's assets.

                             UOL PUBLISHING, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)

9. STOCKHOLDERS' DEFICIT (CONTINUED)

During the year ended December 31, 1995 and during the six months ended June 30, 1995 and 1996, the Company's Preferred Stock had dividends in arrears of $174,830, $55,940, and $127,710, respectively. Debt to certain related parties and third parties prohibit the payment of dividends to holders of Common Stock until such debt is paid off.

STOCK OPTION PLAN

The Company has adopted a stock option plan (the "Plan") which permits the Company to grant up to 291,056 options to selected employees, certain board members and others who contribute materially to the success of the Company. Stock options are generally granted at prices which the Board of Directors of the Company believes approximates the fair market value of its Common Stock.

Common stock option activity was as follows:

                                  Number of
                                   Shares
                                  ---------

Outstanding at December 31,
1993............................   45,884
 Granted........................   48,448
 Exercised......................       --
 Canceled or expired............       --
                                  --------
Outstanding at December 31,
 1994...........................   94,332
 Granted........................   13,696
 Exercised......................       --
 Canceled or expired............   (6,848)
                                  --------
Outstanding at December 31,
 1995...........................  101,180
 Granted........................  148,946
 Exercised......................       --
 Canceled or expired............  (20,545)
                                  --------
Outstanding at June 30,1996 ....  229,581
                                  ========
Exercisable at June 30, 1996 ...  118,477
                                  ========


Exercise prices on the outstanding options range from $0.88 to $8.76 per share. As of June 30, 1996, there were 61,475 options available for future grants.

Included in outstanding options are options to purchase 25,339 shares of Common Stock which were issued with an exercise price of the lesser of $2.92 or 10% of the stock price achieved in the next equity financing subsequent to the option grant, in which the net proceeds to the Company exceeded $2,500,000. The exercise price for these options will be fixed, as a result of the financing during 1995, at $0.88 per share. Accordingly, the Company recorded a charge of $125,800 of expense related to these options during 1995.

                             UOL PUBLISHING, INC. -
                    NOTES TO FINANCIAL STATEMENTS (Continued)

9. STOCKHOLDERS' DEFICIT (CONTINUED)

WARRANTS

The Company has also granted warrants to purchase Common Stock to various investors, employees and outside vendors. In 1994, the Company issued warrants to purchase 383,499 shares of Common Stock at prices ranging from $2.92 to $17.52 per share. In 1995, the Company issued warrants to purchase 120,689 shares of Common Stock at prices ranging from $6.13 to $8.76 per share. In 1996, the Company issued warrants to purchase 12,840 shares of Common Stock to a placement agent at an exercise price of $21.03 per share. In addition, the Company issued 6,955 warrants to purchase Common Stock in connection with the issuance of debt (see Note 5). Of the total warrants outstanding at June 30, 1996, 337,438 Common Stock warrants were issued in connection with equity transactions and 186,545 Common Stock warrants were issued in connection with convertible related party debt and short-term debt. These warrants were granted at prices which the Board of Directors of the Company believes approximates fair value at the time of issuance, and as such the Company believes that any value allocable to the warrant is immaterial to the financial statements. There are certain anti-dilution rights associated with these warrants, which are effective upon the occurrence of certain events (see Note 12).

RESERVE FOR ISSUANCE

As of December 31, 1995 and June 30, 1996, the Company had reserved 1,212,794 and 1,301,752, respectively, shares of Common Stock issuable upon the conversion of Preferred Stock into Common Stock, conversion of debt into Common Stock and the exercise of outstanding options and warrants.

10. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. Significant components of the Company's net deferred tax assets were as follows:

                                    December 31,         June 30,
                                 1994        1995          1996
                                 ----        ----          ----
Net operating losses ....  $   748,000   $ 1,645,000   $ 2,099,000
Accrued payroll..........      339,000       229,000       229,000
Other....................      179,000       254,000       205,000
                             ---------     ---------     ---------
Total deferred tax
assets...................    1,266,000     2,128,000     2,533,000
Valuation allowance......   (1,266,000)   (2,128,000)   (2,533,000)
                            ----------    ----------    ----------
Net deferred tax assets .  $        --   $        --   $        --
                            ==========    ==========    ==========

As of December 31, 1995 and June 30, 1996, the Company had net operating loss carryforwards of approximately $4,112,000 and $5,247,000, respectively, for federal income tax purposes, which will expire at various dates through 2011. The Company may have had changes in ownership which may impose limitations on its ability to utilize net operating loss carryforwards under Section 382 of the Internal Revenue Code.

                           UOL PUBLISHING, INC. -
                  NOTES TO FINANCIAL STATEMENTS (Continued)

11. ACTUAL AS ADJUSTED FINANCIAL INFORMATION

The financial statements include actual as adjusted information as of June 30, 1996 to reflect the issuance of 187,254 shares of Series B redeemable convertible Preferred Stock (see Note 13), the issuance of 1,099 shares of Series A convertible Preferred Stock to satisfy anti-dilution provisions of certain stock purchase agreements, and the acquisition of the outstanding shares of Common Stock of Cognitive Training Associates, Inc. (see Note 13), all of which have occurred subsequent to June 30, 1996.

12. PRO FORMA FINANCIAL INFORMATION

The financial statements include pro forma information as of June 30, 1996 to reflect, upon the Company's IPO, the conversion of all outstanding shares of Series A convertible Preferred Stock into shares of Common Stock on a one-for-one basis, the conversion of all outstanding shares of Series B redeemable convertible Preferred Stock into shares of Common Stock on a
1-for-2.06 basis, the declaration of accrued dividends in arrears of 42,041 shares of Preferred Stock to holders of Preferred Stock and the conversion thereof to Common Stock, in accordance with the applicable conversion rate for holders of Series A and Series B Preferred Stock, the exercise of warrants to purchase 68,481 shares of Common Stock and the repayment of the $300,000 convertible loan payable balance with the proceeds therefrom, and the conversion of the $130,000 note payable into shares of Common Stock.

     During  September  1996  and  concurrent  with  the  effective  date of the
Company's IPO, the Company and a certain stockholder executed an agreement whereby the stockholder agreed to exercise warrants to purchase 68,481 shares of Common Stock at an exercise of $8.76 which will result in proceeds to the Company of $600,000. Additionally, the Company will repay the $300,000 convertible note payable balance to a corporation controlled by this stockholder. The Company will also issue to the stockholder warrants to purchase 15,801 shares of Common Stock at an exercise price of $15.00 per share. These warrants will be exercisable for a period of five years. The stockholder currently has warrants to purchase 102,723 shares of Common Stock at $17.52 per share, which will, concurrent with the IPO, be repriced to $15.00 per share to satisfy certain anti-dilution rights, previously granted. In addition, the stockholder has waived all price-based anti-dilution rights as related to these repriced warrants, except with respect to issuances below $8.76 per share.

The exercise prices of warrants to purchase 35,247 shares of Common Stock will reduce from $17.52 or $18.69 per share to $15.00 per share to satisfy certain anti-dilution rights, previously granted. Subsequently, the holders of these warrants have agreed to waive further price-based anti-dilution rights in connection with the Company's anticipated IPO, except with respect to issuances below $8.76 per share.

The above two transactions are contingent upon the initial public offering price being greater than $12.85 per share and gross proceeds from the IPO being at least $20,000,000.

Upon the Company's IPO, a certain stockholder has elected to convert his outstanding note payable balance plus accrued interest of $134,433 to 14,838 shares of Common Stock. (The number of shares reflect the anti-dilution provisions, previously granted, to effect the reduction in the conversion price to $9.05 per share, which will be triggered by the IPO.) Additional warrants to purchase 7,404 shares of Common Stock at $9.05 per share were also issued to the stockholder pursuant to previously granted anti-dilution provisions) and the previously issued warrants to purchase 6,955 shares of Common Stock were repriced to an exercise price of $9.05 per share.

                             UOL PUBLISHING, INC. -
                    NOTES TO FINANCIAL STATEMENTS (Continued)

13. SUBSEQUENT EVENTS

On July 19, 1996, the Company signed an agreement to issue 187,254 shares of Series B redeemable convertible Preferred Stock for total proceeds of $3.5 million. The holders of shares of the Series B redeemable convertible Preferred Stock receive cumulative dividends at a rate of 7 percent per annum, payable in shares of the Series B redeemable convertible Preferred Stock, as well as any dividends declared on the Common Stock, as if the Preferred Stock was converted. Shares of convertible Preferred Stock are convertible on a one-for-one basis at a conversion rate of $18.69 per share, subject to adjustment for certain events, such as the sale of Common and Preferred Stock at a price less than the conversion price. Shares of the Company's Series B redeemable convertible Preferred Stock have a liquidation preference over all classes of capital stock with the exception of the Series A convertible Preferred Stock at a preference of the stated value (i.e. conversion price) plus declared, but unpaid, dividends on the Company's Common Stock and the amount they would have received had they converted to Common Stock just prior to the liquidation. The stockholders also have the right to vote the number of shares into which each share of Preferred Stock is convertible and are entitled to have a designee elected to the Board of Directors of the Company. The Series B redeemable convertible Preferred Stock also contains certain anti-dilution and preemptive rights and is redeemable solely at the option of the stockholder at the stated value at any time after five years from the closing date of the liquidation preference. Each share of convertible Preferred Stock plus all declared, but unpaid, dividends will be automatically converted into shares of Common Stock upon the consummation of an underwritten public offering of the Company's Common Stock that raises gross proceeds for the Company of at least $20 million at a price per share of 175% or more of the conversion price. (This price per share requirement has been waived in connection with the Company's anticipated IPO and therefore will allow the Company to convert the Series B redeemable convertible Preferred Stock to Common Stock). The Company converted the $300,000 convertible promissory note into 16,050 shares of Series B redeemable convertible Preferred Stock (see Note 5). Additionally, the Company issued 1,099 shares of Series A convertible Preferred Stock to holders of Series A convertible Preferred Stock to satisfy anti-dilution provisions, pursuant to certain 1996 stock purchase agreements.

Effective August 1, 1996, the Company acquired substantially all of the assets and liabilities of Cognitive Training Associates, Inc. ("CTA"), a Texas-based corporation, for 42,802 shares of the Company's Common Stock. The Company also issued fully vested options to purchase 5,136 shares of the Company's Common Stock at $.12 per share to four employees of CTA; these fully vested options will be considered as part of the total purchase price. Additionally, the Company granted an option to purchase 17,120 shares of the Company's Common Stock at an exercise price of $21.03 per share to the former stockholder of CTA in conjunction with a two year employment agreement. Management subsequently repriced the option to $14.60 per share. Management believes that this new grant price approximates the deemed fair market value on the date of repricing. The option will vest over a two year period. Additionally, in conjunction with the related employee agreement, the former stockholder of CTA will be paid $150,000 by the Company upon successful integration of CTA into the Company. The Company also agreed to lease the building owned by the former stockholder of CTA for $5,000 per month.

Effective August 5, 1996, the Company and Control Data executed a settlement agreement whereby the Company agreed to pay $250,000 to settle the outstanding debt balance of approximately $350,000. This will result in an approximate gain of $100,000 to the Company.

Subsequent to June 30, 1996, the Company executed several employment agreements with key executives under which the Company is required to pay an aggregate of approximately $670,000 in base salary annually over the next two years, as well as certain performance incentives limited to 50% of the base salary.

                             UOL PUBLISHING, INC. -
                    NOTES TO FINANCIAL STATEMENTS (Continued)

13. SUBSEQUENT EVENTS (CONTINUED)

Subsequent to June 30, 1996, the Company's Board of Directors approved a new stock option plan, "1996 Stock Plan", which provides for the future grant of 136,967 options. In connection with this new plan, the Company issued stock options to purchase 129,003 shares of Common Stock at an exercise price of $14.60 per share. These options were issued pursuant to employment agreements with various officers and other employees of the Company and the options generally vest over a two to four year period. Management believes that the grant price of these options approximates the fair market value of the Company's Common Stock. Additionally, the Company's Board of Directors also extended the exercise period of 88,687 fully vested options to August 31, 1999. This extension of exercise period created a new measurement date for these options. As such, the Company will recognize compensation expense of $877,782 during the third quarter of 1996 for the difference between the deemed fair value of the Company's Common Stock on the new measurement date and the grant price of such options.

On April 15, 1996, the Company entered into an agreement with Autodesk, Inc. ("Autodesk") to develop and maintain a campus-like graphical user interface located on the Internet. The Company will be entitled to certain revenues generated by the project and will pay 20% in royalties to Autodesk for the use of certain trademark rights. During September, 1996 the Company contracted with InternetU, Inc., ("InternetU"), a stockholder, to provide the financing for the project. In exchange for $1,550,000, to be provided in installments through September 30, 1997, corresponding to the achievement of certain milestones, the Company will grant InternetU Common Stock warrants to purchase 73,714 shares of Common Stock at an exercise price of $21.03 per share. In addition, InternetU will receive royalties (15-30%) on future revenues generated by the project. Upon the consummation of a public offering by the Company, these payments and issuance of the warrants are accelerated. The cash received by the Company is restricted to research and development costs for the project. The Company determined that the fair value of the warrants was approximately $150,000 and will recognize this amount as research and development expense over the term of the development period. This agreement is cancelable and should either party to the agreement fail to perform, no additional cash or warrants are required to be issued. As such this event is not included in the pro forma balance sheet.

On September __, 1996 the Board of Directors approved a 1-for-11.68159232 reverse stock split of the Company's $.01 par value Series A, Series B, and Series B-1 convertible Preferred Stock, which became effective on ____________. All references in the accompanying financial statements to the number of shares of convertible Preferred Stock and per-share amounts have been restated to reflect the split.

On September __, 1996 the Board of Directors approved a 1-for-11.68159232 reverse stock split of the Company's $.01 par value Common Stock, which became effective on ____________. All references in the accompanying financial statements to the number of shares of Common Stock and per-share amounts have been restated to reflect the split.

                             UOL PUBLISHING, INC. -
                    NOTES TO FINANCIAL STATEMENTS (Continued)

14. PRO FORMA STATEMENTS OF OPERATIONS

On August 1, 1996, the Company acquired Cognitive Training Associates, Inc. ("CTA") in exchange for 42,802 shares of the Company's Common Stock to CTA's sole stockholder and 5,136 fully vested options to purchase the Company's Common Stock to four employees. The transaction was accounted for using the purchase method. Accordingly, the financial statements will include the accounts of CTA subsequent to the acquisition date. Following is a summary of selected pro forma information for the year ended December 31, 1995 and the six months ended June 30, 1996 as if the transaction occurred on January 1, 1995.

                                              Year ended      Six months
                                             December 31,    ended June 30,
                                                 1995            1996
                                              -----------     -----------
                                              (unaudited)     (unaudited)

Net revenues...............................  $ 1,317,743     $   694,859

Costs and expenses:
 Cost of revenues..........................      521,096         221,905
                                              -----------     -----------
 Sales and marketing.......................      958,294         616,796
 Product development.......................      699,731         505,844
 General and administrative................    1,771,354         780,199
                                              -----------     -----------
Loss from operations......................    (2,632,732)     (1,429,885)
Other income (expense):
 Other income..............................       96,348         205,529
 Gain on debt forgiveness..................       30,303              --
 Interest expense..........................      (89,473)        (39,117)
                                              -----------     -----------
Income (loss) before income taxes..........   (2,595,554)     (1,263,473)
Income tax expense (benefit)...............      (36,377)         (3,859)
                                              -----------     -----------
Net loss...................................  $(2,559,177)    $(1,259,614)
Accrued dividends to preferred
 stockholders..............................     (174,830)       (127,710)
                                              -----------     -----------
Net loss available to common stockholders .  $(2,734,007)    $(1,387,324)
                                             ===========     ============
Net loss per share.........................  $     (2.49)    $     (1.25)
                                             ===========     ============
Weighted average shares outstanding .......    1,098,094       1,113,479
                                             ===========     ============

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
Cognitive Training Associates, Inc.

We have audited the accompanying balance sheets of Cognitive Training Associates, Inc. as of December 31, 1994 and 1995 and June 30, 1996 and the related statements of operations, stockholders' equity, and cash flows for the three years in the period ended December 31, 1995 and for the six month period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cognitive Training Associates, Inc. at December 31, 1994 and 1995 and June 30, 1996, and the results of its operations and its cash flows for the three years in the period ended December 31, 1995 and for the six month period ended June 30, 1996 in conformity with generally accepted accounting principles.

                                                               Ernst & Young LLP

Vienna, Virginia
July 17, 1996, except Note 9, as to which the date is
August 1, 1996
- --------------------------------------------------------------------------------
The foregoing report is in the form that will be signed upon the completion of the restatement of the capital amounts in Note 9 for the reverse stock split described in Note 13 of UOL Publishing, Inc.'s financial statements.

Vienna, Virginia
September 13, 1996                                         /s/ Ernst & Young LLP

                     COGNITIVE TRAINING ASSOCIATES, INC.
                                BALANCE SHEETS

                                                    December 31,     June 30,
                                                  1994      1995       1996
                                                  ----      ----       ----
ASSETS
Current assets:
 Cash......................................  $  18,966  $  2,000   $ 14,486
 Accounts receivable ......................     48,294   143,870     70,676
 Deferred income taxes ....................         --    31,788     34,350
                                             ---------  --------   --------
Total current assets.......................     67,260   177,658    119,512

Property and equipment, net ...............    552,184   564,306    564,198
Other assets...............................      6,235     6,273     39,109
                                             ---------  --------   --------
Total assets...............................  $ 625,679  $748,237   $722,819
                                             =========  ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:

 Accounts payable..........................  $  19,929  $133,658   $193,734
  Deferred revenue.........................         --    85,300     16,000
 Short-term borrowings ....................         --    28,322     74,271
 Notes payable to related party ...........     98,948    54,016     55,086
 Notes payable - current portion ..........     27,637    43,484     52,751
 Deferred income taxes ....................      5,763        --         --
                                             ---------  --------   --------
Total current liabilities..................    152,277   344,780    391,842

Notes payable, net of current portion  ....    298,284   273,401    256,414

Stockholder's equity:
 Common stock, no par value, 100,000 shares
  authorized, 1,000 shares issued and
  outstanding..............................      2,000     2,000      2,000
 Retained earnings.........................    173,118   128,056     72,563
                                             ---------  --------   --------
Total stockholder's equity.................    175,118   130,056     74,563
                                             ---------  --------   --------
Total liabilities and stockholders' equity.  $ 625,679  $748,237   $722,819
                                             =========  ========   ========

                             SEE ACCOMPANYING NOTES.

                     COGNITIVE TRAINING ASSOCIATES, INC.
                           STATEMENTS OF OPERATIONS



                                                                        Six months
                                                                           ended
                                             Year ended December 31,     June 30,
                                           1993       1994       1995      1996
                                           ----       ----       ----      ----
Licensing and support revenues  .....  $195,060   $263,062   $374,215    $171,227
                                       --------   --------   --------    --------
Courseware conversion revenues ......   239,526    240,159    188,969     149,935
Other contract revenues..............   378,941    166,722    206,880     141,950
                                      ---------   --------   --------    --------
                                        813,527    669,943    770,064     463,112
Costs and expenses:
 Cost of licensing and support
  revenues...........................   144,515    158,155    273,322      89,371
 Cost of courseware conversion
  revenues...........................    70,457     73,363     67,021      37,593
 Cost of other contract revenues.....   155,742     74,395     87,123      48,965
 Sales and marketing.................    40,271     15,904     25,396      20,482
 Product development.................    70,486     76,028    123,261     131,321
 General and administrative..........   216,990    238,209    238,774     172,253
                                       --------   --------   --------    --------
Income (loss) from operations .......   115,066     33,889    (44,833)    (36,873)

Other income (expense):
 Other income........................        --         --      4,097          --
 Interest expense....................    (4,624)   (26,361)   (40,703)    (22,479)
                                       --------   --------   --------    --------
Income (loss) before income taxes ...   110,442      7,528    (81,439)    (59,352)
Income tax expense (benefit)  .......    31,529    (10,061)   (36,377)     (3,859)
                                       --------   --------   --------    --------
Net income (loss)....................  $ 78,913   $ 17,589   $(45,062)   $(55,493)
                                       ========   ========   ========    =========
Net income (loss) per share..........  $  78.91   $  17.59   $ (45.06)   $ (55.49)
                                       ========   ========   ========    =========

                             SEE ACCOMPANYING NOTES.

                       COGNITIVE TRAINING ASSOCIATES, INC.
                       STATEMENTS OF STOCKHOLDER'S EQUITY

                                   Common  Stock
                                 ------------------               Total
                                 Number             Retained   Stockholders'
                                of Shares   Amount  Earnings      Equity
                                ---------   ------  --------      ------

Balance at Decmeber 31, 1992  $1,000        $2,000  $ 212,632   $ 214,632
 Dividends..................      --            --   (136,016)   (136,016)
 Net income.................      --            --     78,913      78,913
                               -----         -----    -------     -------
Balance at December 31, 1993   1,000         2,000    155,529     157,529
 Net income.................      --            --     17,589      17,589
                               -----         -----    -------     -------
Balance at December 31, 1994   1,000         2,000    173,118     175,118
 Net loss ..................      --            --    (45,062)    (45,062)
                               -----         -----    -------     -------
Balance at December 31, 1995   1,000         2,000    128,056     130,056
 Net loss...................      --            --    (55,493)    (55,493)
                               -----         -----    -------     -------
Balance at June 30, 1996 ...   1,000       $ 2,000  $  72,563   $  74,563
                               =====       =======  =========   =========


                           SEE ACCOMPANYING NOTES.

                       COGNITIVE TRAINING ASSOCIATES, INC.
                            STATEMENTS OF CASH FLOWS


                                                                                         Six months
                                                                                           ended
                                                           Year ended December 31,        June 30,
                                                         1993        1994        1995       1996
                                                         ----        ----        ----       ----
OPERATING ACTIVITIES
Net income (loss).................................  $  78,913   $  17,589   $ (45,062)  $(55,493)
Adjustments to reconcile net income (loss) to net
 cash provided by operating activities:
 Depreciation and amortization....................     52,137      58,184      64,125     32,961
 Gain on sale of vehicle..........................         --          --      (4,097)        --
 Deferred income taxes............................     (4,185)    (11,412)    (37,551)    (2,562)
 Changes in operating assets and liabilities:.....
  Accounts receivable.............................     11,411      12,465     (95,576)    73,194
  Other assets....................................       (296)     (3,190)        (38)   (32,836)
  Accounts payable................................      4,846      (6,384)    113,729     60,076
  Deferred revenue................................         --          --      85,300    (69,300)
                                                      -------    --------     -------    -------
Net cash provided by operating activities ........    142,826      67,252      80,830      6,040

INVESTING ACTIVITIES
Proceeds from the sale of vehicle.................         --          --      13,500         --
Purchases of property and equipment...............    (92,927)   (401,028)    (85,650)   (32,853)
                                                      -------    --------     -------    -------
Net cash used in investing activities.............    (92,927)   (401,028)    (72,150)   (32,853)

FINANCING ACTIVITIES
Net proceeds from short-term borrowings...........         --          --      28,322     45,949
Proceeds from the issuance of notes payable ......     27,691     300,000     326,071     17,584
Repayments of notes payable.......................    (18,854)    (50,219)   (335,107)   (25,304)
Proceeds from related party notes.................         --     108,192       6,289     32,000
Repayments to related party notes.................         --      (9,244)    (51,221)   (30,930)
Dividends paid of stockholder.....................   (136,016)         --          --         --
                                                      -------    --------     -------    -------
Net cash provided by (used in) financing
 activities.......................................   (127,179)    348,729     (25,646)    39,299
Net increase (decrease) in cash...................    (77,280)     14,953     (16,966)    12,486
                                                      -------    --------     -------    -------
Cash at beginning of period.......................     81,293       4,013      18,966      2,000
                                                      -------    --------     -------    -------
Cash at end of period.............................  $   4,013   $  18,966   $   2,000   $ 14,486
                                                     ========    ========     =======    =======
Interest paid.....................................  $   5,810   $  25,724   $  40,113   $ 21,115
                                                     ========    ========     =======    =======

                             SEE ACCOMPANYING NOTES.

                       COGNITIVE TRAINING ASSOCIATES, INC.
                          NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF OPERATIONS

Cognitive Training Associates, Inc. (the "Company") was incorporated in Texas in 1989. The Company engages in the development of skills management and technology based applications for use in distance learning programs using various types of online access software. The Company also provides consulting services related to training systems, distance learning networks, and systems integration. In 1996, the Company introduced a new service of providing access to Internet users for in-state residents and businesses.

2. SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

Revenues earned under courseware conversion contracts, applications development and consulting services are recognized subsequent to the completion of assignments. Revenues relating to licensing and support services are recognized in the month services are performed. All unearned revenues resulting from advance payments are deferred until services are performed.

One customer represented approximately 74%, 86%, 58% and 46% of net revenues during the years ended December 31, 1993, 1994, 1995 and during the six month period ended June 30, 1996, respectively. An additional customer represented 25%, 17%, and 21% of net revenues during the years ended December 31, 1993, 1995 and during the six month period ended June 30, 1996, respectively.

NET INCOME (LOSS) PER SHARE

The Company's net income (loss) per share calculations are based upon 1,000 shares of common stock, which have been issued and outstanding for all periods presented.

USE OF ESTIMATES

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ROYALTIES

The Company has royalty arrangements with certain entities that have provided rights related to the distribution of courseware products through online services. Royalties are due and payable by the Company on a monthly basis.

DIVIDENDS

During fiscal year 1993, dividends were declared by the Board of Directors for the sole stockholder of the Company.

INCOME TAXES

The Company provides for income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                      COGNITIVE TRAINING ASSOCIATES, INC. -
                    NOTES TO FINANCIAL STATEMENTS (Continued)

3. PROPERTY AND EQUIPMENT

Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives (39 years for the building, 3-7 years for furniture and equipment, and 5 years for vehicles.)

Property and equipment consist of the following:

                                    December 31,        June 30,
                                  1994        1995        1996
                               ---------   ---------   ---------
Building.....................  $ 433,033   $ 437,750   $ 437,750
Furniture and equipment .....    166,488     235,363     268,216
Vehicles.....................    129,061     108,877      93,909
                               ---------   ---------   ---------
                                 728,582     781,990     799,875
Less accumulated
depreciation.................   (176,398)   (217,684)   (235,677)
                               ---------   ---------   ---------
                               $ 552,184   $ 564,306   $ 564,198
                               =========   =========   =========

4. SHORT-TERM BORROWINGS

At June 30, 1996, the Company had a short-term line of credit arrangement with a bank which allowed for aggregate borrowings up to $100,000. At December 31, 1995 and June 30, 1996, $28,322 and $74,271, respectively, were outstanding under this arrangement. Borrowings under this arrangement are payable upon demand and bear interest at the bank's prime rate plus 2.0% per annum (10.25% at June 30, 1996). The line of credit is secured by certain of the Company's assets and is personally guaranteed by the Company's sole stockholder.

5. NOTES PAYABLE TO RELATED PARTY

As of December 31, 1994 and 1995 and June 30, 1996, the Company owed $98,948, $54,016 and $55,086, respectively, to the sole stockholder, pursuant to 12.0% interest bearing notes. These notes, which are subordinated to the Company|Als other notes payable, are secured by the Company's assets and are payable on demand. During the years ended December 31, 1994 and 1995 and during the six months ended June 30, 1996, interest expense related to these notes amounted to $1,380, $7,991 and $3,085, respectively.

6. NOTES PAYABLE

As of December 31, 1994 and 1995 and June 30, 1996, the Company had an outstanding note payable in the amount of $297,663, $282,148 and $272,250, respectively to a bank. The note bears interest at the bank's prime rate plus 1.5% per annum. Borrowings from this note served as the primary source of funds for the reconstruction and rehabilitation of the Company's current office building. The principal is due in equal monthly installments of $1,650 through March 2010 and is collateralized by the building. The note is also personally guaranteed by the sole stockholder of the Company.

As of December 31, 1994 and 1995 and June 30, 1996, the Company had outstanding a note payable totaling $28,258, $15,192 and $11,873, respectively, bearing interest at 2.9% per annum. The note is payable in monthly installments of $864 and is secured by a certain vehicle of the Company.

In addition, as of December 31, 1995 and June 30, 1996, the Company owed $19,545 and $25,042, respectively, to the bank, pursuant to various note payable agreements. These balances comprise several notes payable bearing interest at the bank's prime rate plus 1.25% to 1.5% per annum. The notes are payable in monthly installments ranging from $124 to $1,104 and are secured by certain of the Company's equipment and vehicles. These notes mature at various times through August of 1998.

                      COGNITIVE TRAINING ASSOCIATES, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)

6. NOTES PAYABLE (CONTINUED)

Aggregate maturities of the notes payable at June 30, 1996 are as follows:

Six months ending December 31, 1996.............  $ 28,695
1997............................................    36,515
1998............................................    21,205
1999............................................    19,800
2000............................................    19,800
Thereafter......................................   183,150
                                                  --------
                                                  $309,165
                                                  ========

7. INCOME TAXES

Significant   components  of  the   Company's  net  deferred  tax  assets  and
liabilities are as follows:

                                                   December 31,       June 30,
                                                  1994     1995          1996
                                                  ----     ----          ----
Deferred tax assets:

 Difference between accrual and cash basis of
  accounting.................................  $     --   $27,840     $ 42,842
 Property and equipment......................        --     2,829        5,847
 Other.......................................      1,188    1,119          661
                                                   -----   ------       ------
Total deferred tax assets ...................      1,188   31,788       49,350

Deferred tax liabilities:
 Difference between accrual and cash basis of
  accounting.................................      5,260       --           --
 Other.......................................      1,691       --           --
                                                   -----   ------       ------
Total deferred tax liabilities...............      6,951       --           --
Valuation allowance..........................         --       --      (15,000)
                                                   -----   ------       ------
Net deferred tax assets (liabilities) .......  $  (5,763) $31,788     $ 34,350
                                                   =====   ======       ======

The Company has recorded a $15,000 valuation allowance as of June 30, 1996 due to uncertainties associated with the realization of $15,000 of the net deferred tax assets. The income tax expense (benefit) consists of the following:


                                                              Six months
                                                                ended
                              Year ended December 31,         June 30,
                              1993       1994        1995       1996
                              ----       ----        ----       ----

Current .................  $35,714   $  1,351    $  1,174    $(1,297)
Deferred.................   (4,185)   (11,412)    (37,551)    (2,562)
                            ------    -------     -------     ------
Income tax expense
(benefit)................  $31,529   $(10,061)   $(36,377)   $(3,859)
                           =======   ========    ========    =======

                      COGNITIVE TRAINING ASSOCIATES, INC. -
                    NOTES TO FINANCIAL STATEMENTS (Continued)

7. INCOME TAXES (CONTINUED)


The Company's income tax expense (benefit) resulted in effective tax rates that varied from the statutory federal income tax rate as follows:


                                                                                     Six months
                                                                                       ended
                                                     Year ended December 31,          June 30,
                                                     1993       1994        1995        1996
                                                     ----       ----        ----        ----
Expected federal income tax provision at
 graduated rates................................  $26,322   $  1,129    $(15,939)   $ (9,843)
State income taxes..............................    5,367      1,351       1,174          --
Use of rehabilitation credit on building .......       --     (4,596)     (4,294)         --
Difference between graduated rates and expected
 rates of reversal..............................   (2,576)    (6,597)    (16,564)    (10,807)
Change in valuation allowance...................       --         --          --      15,000
Other...........................................    2,416     (1,348)       (754)      1,791
                                                    -----     ------        ----       -----
                                                  $31,529   $(10,061)   $(36,377)   $ (3,859)
                                                  =======   ========    ========    ========

8. COMMITMENTS

During 1996, the Company entered into a three year agreement with CompuServe, Inc. ("CompuServe") whereby CompuServe will provide network services to the Company. Beginning on May 1, 1996, the Company is obligated to make monthly payments of $7,500 for the above services through April, 1999. In addition, the Company was required to pay a one time implementation fee of $35,000, which the Company has recorded as Other Assets in the Balance Sheet and will amortize over the three year period of services.

9. SUBSEQUENT EVENT

Effective August 1, 1996, substantially all of the assets and liabilities of the Company, with the exception of the building, vehicle, certain equipment and certain notes payable, were acquired by UOL Publishing, Inc. (formerly University Online, Inc.) in a stock for stock exchange. The acquisition will be accounted for under the purchase method. Additionally, fully vested options to purchase 5,136 shares of UOL's Common Stock at $.12 per share were given to four employees of the Company. Pursuant to the executed employment agreement with UOL, the sole stockholder will also be given a $150,000 bonus upon successful completion of the Company's integration into UOL and was issued options to purchase 17,120 shares of the UOL's Common Stock at purchase price of $21.03 per share, subsequently repriced to $14.60 per share. The options vest over a two year term. The Company also agreed to pay $5,000 per month to lease the building, owned by the Company's former stockholder.

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
UOL Publishing, Inc. (formerly University Online, Inc.)

We have audited the accompanying statement of operating revenues and direct operating expenses of CYBIS (a division of Control Data Systems, Inc.) for the year ended December 31, 1993. This financial statement is the responsibility of the UOL Publishing, Inc.'s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, the operating revenues and direct operating expenses of CYBIS's (a division of Control Data Systems, Inc.) operations for the year ended December 31, 1993 in conformity with generally accepted accounting principles.


                                                          /s/Ernst & Young LLP

Vienna, Virginia
August 23, 1996

                                      CYBIS
                   (A DIVISION OF CONTROL DATA SYSTEMS, INC.)
          STATEMENT OF OPERATING REVENUES AND DIRECT OPERATING EXPENSES

                                                Year ended
                                               December 31,
                                                   1993
                                               ------------
Licensing and support revenues...............  $  795,948
Cost of revenues.............................     181,096
                                               ------------
Gross profit.................................     614,852
Selling, general, and administrative
 expenses....................................   1,134,859
                                               ------------
Operating loss...............................  $ (520,007)
                                               ============

                                      CYBIS
                   (A DIVISION OF CONTROL DATA SYSTEMS, INC.)
                          NOTES TO FINANCIAL STATEMENT

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

The CYBIS division of Control Data Systems, Inc. ("Control Data") is engaged in, among other things, the marketing and support of certain computer courseware and software programs in the area of computer-based education.

Effective January 1, 1994, UOL Publishing, Inc. (formerly University Online, Inc.), entered into an Asset Purchase Agreement with Control Data. Pursuant to this Asset Purchase Agreement, UOL acquired substantially all of the assets and assumed all of the liabilities of the CYBIS division for approximately $694,000.

The accompanying statement of operating revenues and direct operating expenses of the CYBIS division for the year ended December 31, 1993 has been prepared from the historical books and records of Control Data and includes only those operating revenues and operating expenses directly attributable to the CYBIS division. Some additional indirect expenses related to the physical operating costs of the CYBIS division, primarily personnel-related costs, finance, legal and professional, human resources, and management information services to the CYBIS division were incurred. These costs have been omitted from the accompanying statement of operating revenues and direct operating expenses.

It is impractical to provide a full statement of operations reflecting the historical results of the CYBIS division since (1) assets acquired represent only a portion of the operations of Control Data, and do not constitute a separate entity; and (2) the financial records, specific to the assets acquired and related operations, exclusive of direct operating revenues and expenses, include certain expenses incurred for all of Control Data not readily attributable to the CYBIS division.

REVENUE RECOGNITION

Revenues are recognized in the month in which the licensing and support services are performed.

USE OF ESTIMATES

The preparation of the financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of operating revenues and direct operating expenses during the reporting period. Actual results could differ from those estimates.

2. INCOME TAXES

The accompanying statement of operating revenues and direct operating expenses does not include charges for income taxes since income taxes are considered to be corporate expenses of Control Data.

   No  dealer,  salesperson  or  other
person has been authorized to give any
information    or    to    make    any
representation  in connection with the              1,334,000 SHARES
offering other than those contained in
this  Prospectus,  and,  if  given  or
made,     such      information     or
representation must not be relied upon
as  having  been   authorized  by  the
Company  or  the  Underwriters.   This
Prospectus   does  not  constitute  an
offer to sell or a solicitation  of an
offer to buy any securities other than
the shares of Common Stock to which it                   [LOGO]
relates   or  an   offer   to,   or  a
solicitation  of,  any  person  or  by
anyone in any jurisdiction in which it
would be  unlawful  to make such offer
or solicitation.  Neither the delivery
of this  Prospectus  nor any sale made                COMMON STOCK
hereunder     shall,     under     any
circumstances,  create any implication
that the information  contained herein
is correct  as of any time  subsequent
to the date  hereof or that  there has
been no change in the  affairs  of the
Company since the date hereof.
                                                       ----------
           TABLE OF CONTENTS                           PROSPECTUS
                                                       ----------
                                   Page
Prospectus Summary................   3
Risk Factors......................   6
Use of Proceeds...................  13
Dividend Policy...................  13
Capitalization....................  14         FRIEDMAN, BILLINGS, RAMSEY
Dilution..........................  15                 & CO., INC.
Selected Financial Data...........  16
 Unaudited Pro Forma Combined
 Balance Sheet and Statements of
 Operations.......................  17
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations.......   21
Business..........................  28
Management........................  37
Certain Transactions..............  42
Principal Stockholders............  44                   , 1996
Description of Capital Stock......  46
Shares Eligible for Future Sale...  48
Underwriting......................  50
Legal Matters.....................  51
Experts...........................  51
Additional Information............  51
Reports to Stockholders...........  51
Index to Financial Statements..... F-1

   Until _______ , 1996 (25 days after
the  date  of  this  Prospectus),  all
dealers effecting  transactions in the
Common Stock offered hereby whether or
not      participating     in     this
distribution,   may  be   required  to
deliver  a  Prospectus.   This  is  in
addition to the  obligation of dealers
to deliver a Prospectus when acting as
Underwriters and with respect to their
unsold allotments or subscriptions.

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, incurred in connection with the sale of Common Stock being registered (all amounts are estimated except the SEC registration fee, the NASD filing fee and the Nasdaq listing fee). The Company will bear all expenses incurred in connection with the sale of the Common Stock being registered hereby.

SEC registration fee ...................................  $ 8,464
NASD filing fee ........................................    2,955
The Nasdaq Stock Market listing fee ....................   20,456
Printing fees and expenses .............................        *
Legal fees and expenses ................................        *
Accounting fees and expenses ...........................        *
Blue sky fees and expenses .............................        *
Stock certificates and transfer agent and custodian
fees....................................................        *
Miscellaneous...........................................        *
                                                         --------
  Total.................................................  $     *
                                                         ========
- ----------
*To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 145 ("Section 145") of the Delaware General Corporation Law, as amended, generally provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expense of such legal proceedings when he is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful, and (iii) may be indemnified by the corporation for the expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation. No indemnification may be made under clause (iii) above, however, if the director or officer is adjudged liable for negligence or misconduct in the performance of his duties to the corporation, unless a corporation determines that, despite such adjudication, but in view of all the circumstances, he is entitled to indemnification. The indemnification described in clauses (ii) and (iii) above may be made only upon a determination that indemnification is proper because the applicable standard of conduct has been met. Such a determination may be made by a majority of a quorum of disinterested directors, independent legal counsel, the stockholders or a court of competent jurisdiction.

   Article VI of the Company's Bylaws provides in substance that, to the fullest extent permitted by Delaware law as it now exists or as amended, each director and officer shall be indemnified against reasonable costs and expenses, including attorneys' fees and any liabilities which he may incur in connection with any action to which he may be made a party by reason of his being or having been a director or officer of the Registrant. The indemnification provided by the Company's Bylaws is not deemed exclusive of or intended in any way to limit any other rights to which any person seeking indemnification may be entitled.

   Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

   Article VII of the Company's Certificate of Incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty, as permitted by Section 102(b)(7) of the Delaware General Corporation Law.

   The Underwriting Agreement provides for indemnification by the Underwriters of the Company against any losses to which it may become subject insofar as they arise out of, or are based upon, any untrue statement or omission of a material fact contained in this Registration Statement, to the extent that such untrue statement or omission arose as a result of written information relating to, and furnished to the Company by, the Underwriters specifically for use in the preparation of this Registration Statement.

   The Registrant maintains liability insurance insuring the Registrant's officers and directors against liabilities than they may incur in such capacities.

   Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

   Since June 30, 1993, the registrant has issued and sold the following unregistered securities:

   1. From June 1993 through August 1996, the Company issued options and warrants to purchase an aggregate of approximately 476,715 shares of Common Stock to employees and directors of and consultants to the Company, 27,393 of which have either expired in accordance with their terms or have been forfeited.

   2. In October 1994, the Company issued to three family trusts warrants to purchase an aggregate of 205,446 shares of Common Stock.

   3. In November 1994, the Company issued an aggregate of approximately: (i) 96,086 shares of Common Stock in exchange for all of its then outstanding shares of preferred stock and dividends accrued thereupon; (ii) 149,630 shares of Common Stock to eight investors for aggregate consideration of $443,500; and
(iii) 79,687 shares of Common Stock to nine investors upon conversion of outstanding indebtedness in the amount of $522,594.

   4. From July 1994 to August 1996, the Company issued and sold shares of convertible preferred stock (since redesignated Series A Preferred Stock) to approximately 70 accredited investors for aggregate consideration of $3,800,889, which shares will convert into a total of 445,872 shares of Common Stock upon consummation of the offering made hereby. Spencer Trask Securities Incorporated served as placement agent for this financing and received for itself and its designees warrants to purchase 37,793 shares of Common Stock.

   5. From July 1994 to August 1996, the Company issued warrants to purchase an aggregate of 208,011 shares of Common Stock, as adjusted to give effect to the Jones Transactions, to a total of eleven investors.

   6. During 1995, the Company issued an aggregate of approximately: (i) 18,627 shares of Common Stock to four individuals, consisting of a consultant and three service providers, as consideration for services rendered; and (ii) 60,647 shares of Common Stock, and 1,813 shares of Series A Preferred Stock to six investors upon conversion of outstanding indebtedness.

   7. During 1996, the Company issued an aggregate of 5,135 shares of Common Stock to three service providers for services rendered in 1995.

   8. In July 1996, the Company issued and sold 187,254 shares of Series B Preferred Stock convertible into 390,956 shares of Common Stock upon consummation of this offering to 11 accredited investors for an aggregate investment of $3,500,000.

   9. In August 1996, the Company issued an aggregate of 42,802 shares of Common Stock in connection with the acquisition of CTA, all of which shares were issued to CTA's sole stockholder, Michael Brown, and issued a warrant to purchase an aggregate of 12,840 shares of Common Stock to Oppenheimer & Co., Inc. as consideration for certain investment banking services.

   10. In September 1996, the Company entered into an agreement with an existing securityholder to issue to such securityholder, upon consummation of the offering made hereby, a warrant to purchase 15,801 shares of Common Stock in consideration of such securityholder's waiver of certain anti-dilution rights and agreement to exercise certain warrants to purchase Common Stock.

   The sales of the above securities were deemed to be exempt from registration under the Act in reliance upon Section 4(2) of the Act or Regulation D or Rule 701 promulgated thereunder as transactions by an issuer not involving a public offering. Recipients of the securities in each such transaction represented their intentions to acquire such securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments issued in such transactions. All recipients had adequate access to information about the Company.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

   (a) Exhibits.



Exhibit No.      Description
1.1*             Form of Underwriting Agreement.
2.1              Agreement and Plan of Merger, dated as of July 31, 1996, relating to the acquisition of
                 Cognitive Training Associates, Inc.
3.1              Amended and Restated Certificate of Incorporation.
3.2              Amended and Restated Bylaws.
4.1*             Form of Common Stock Certificate.
5.1*             Opinion of Wyrick, Robbins, Yates & Ponton L.L.P.
10.1             Investment Agreement, dated as of October 8, 1986, with Intersouth Partners.
10.2             Warrant Agreement, dated as of March 22, 1995, with Spencer Trask Securities Incorporated and Forms of Warrant Certificates.
10.3             Form of Promissory Note.
10.4             Registration Rights Agreement relating to Series A Preferred Stock, as amended.
10.5             Registration Rights Agreement, dated July 19, 1996, relating to Series B Preferred Stock.
10.6             Warrant, dated July 23, 1996, granted to Oppenheimer & Co., Inc.
10.7             Letter Agreement, dated as of September 12, 1996, with Austin O. Furst and certain related entities.
10.8             Amended and Restated Stock Option Plan.
10.9             1996 Stock Plan.
10.10            Employment Agreement,dated July 1, 1996, with Narasimhan P. Kannan.
10.11            Employment Agreement, dated July 1, 1996, with Carl N. Tyson.
10.12            Employment Agreement, dated July 31, 1996, with Michael L. Brown.
10.13            Employment Agreement, dated August 15, 1996, with Leonard P. Kurtzman.
10.14**          Agreement, dated August 14, 1995, with Educational Services Institute.

                                      II-3

Exhibit No.      Description
10.15            Form of Online Educational Services Distribution Agreement.
10.16            Form of University Master Agreement for Online Education Services.
10.17            Form of Online Educational Services Agreement.
10.18            Form of Inner Circle Online Educational Services Development and Distribution
                 Agreement.
10.19**          Agreement, dated April 15, 1996, with Autodesk, Inc.
10.20**          Project Financing and Development Agreement with InternetU, Inc.
11.1             Statement Re: Computation of Per Share Loss.
21.1             List of Subsidiaries.
23.1             Consents of Ernst & Young LLP.
23.2*            Consent of Wyrick, Robbins, Yates & Ponton L.L.P. (contained in Exhibit 5.1).
24.1.            Power of Attorney (see page II-5).
27.1.            Financial Data Schedule.

- ----------
    * To be filed by amendment.
   ** Confidential treatment requested.

   (b) Financial Statement Schedule.

   Schedule I--Valuation and Qualifying Account and Reserve

   No other schedules have been included because the information required to be set forth therein is not applicable.

ITEM 17. UNDERTAKINGS

   The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers, and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                SIGNATURES



   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Falls Church, State of Virginia on this 13th day of September, 1996.

                                UOL PUBLISHING, INC.
                                By: /s/ NARASIMHAN P. KANNAN
                                   --------------------------------------------
                                   Narasimhan P. Kannan, Chief Executive Officer

                                POWER OF ATTORNEY

   Each person whose signature appears below constitutes and appoints Narasimhan
P. Kannan and Carl N. Tyson, and each of them, his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any related Registration Statements filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                    Capacity                                Date
- ---------                    --------                                ----

/s/ NARASIMHAN P. KANNAN     Director and Chief Executive            September 13, 1996
- --------------------------   Officer (Principal Executive
Narasimhan P. Kannan         Officer)


/s/ LEONARD P. KURTZMAN      Chief Financial Officer (Principal      September 13, 1996
- --------------------------   Financial and Accounting Officer)
Leonard P. Kurtzman

/s/ CARL N. TYSON
- --------------------------   Director                                September 13, 1996
Carl N. Tyson

/s/ EDSON D. DECASTRO
- --------------------------   Director                                September 13, 1996
Edson D. DeCastro

/s/ DENNIS J. DOUGHERTY
- --------------------------   Director                                September 13, 1996
Dennis J. Dougherty

/s/ BARRY K. FINGERHUT
- --------------------------   Director                                September 13, 1996
Barry K. Fingerhut

                                      II-5


/s/ W. BRAUN JONES, JR.
- --------------------------   Director                                September 13, 1996
W. Braun Jones, Jr

/s/ WILLIAM E. KIMBERLY
- --------------------------   Director                                September 13, 1996
William E. Kimberly

/s/ D. WAYNE SILBY
- --------------------------   Director                                September 13, 1996
D. Wayne Silby


            SCHEDULE I - VALUATION AND QUALIFYING ACCOUNT AND RESERVE
                                 (IN THOUSANDS)

UOL Publishing, Inc.

                                  Balance at
                                  Beginning of                              Balance At
Classification                     Period         Additions   Deductions   End of Period
- --------------                     ------         ---------   ----------   -------------
Allowance for doubtful accounts:
Year ended December 31, 1994 ...  $     --     $        --     $      --     $        --
Year ended December 31, 1995 ...        --              20            --              20
Six months ended June 30, 1996 .        20              12            --              32

              REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
UOL Publishing, Inc.



We have audited the financial statements of UOL Publishing, Inc. (formerly University Online, Inc.) as of December 31, 1994 and 1995 and June 30, 1996 and for each of the three years in the period ended December 31, 1995 and for the six months period ended June 30, 1996 and have issued our report thereon dated July 10, 1996 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. The schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                                             Ernst & Young LLP

Vienna, Virginia
July 10, 1996
- --------------------------------------------------------------------------------
The foregoing report is in the form that will be signed upon the completion of the restatement of the capital accounts for the reverse stock split as described in Note 13 to the financial statements.

Vienna, Virginia

September 16, 1996                                       /s/ Ernst & Young LLP

                                 EXHIBIT INDEX

1.1*      Form of Underwriting Agreement.
2.1 Agreement and Plan of Merger, dated as of July 31, 1996, relating to the acquisition of Cognitive Training Associates, Inc.
3.1       Amended and Restated Certificate of Incorporation.
3.2       Amended and Restated Bylaws.
4.1*      Form of Common Stock  Certificate.
5.1*      Opinion of Wyrick, Robbins, Yates & Ponton L.L.P.
10.1      Investment  Agreement,  dated as of October 8, 1986,  with  Intersouth
          Partners.
10.2 Warrant Agreement, dated as of March 22, 1995, with Spencer Trask Securities Incorporated and Forms of Warrant Certificates.
10.3      Form of Promissory Note.
10.4 Registration Rights Agreement relating to Series A Preferred Stock, as amended.
10.5 Registration Rights Agreement, dated July 19, 1996, relating to Series B Preferred Stock.
10.6      Warrant, dated July 23, 1996, granted to Oppenheimer & Co., Inc.
10.7 Letter Agreement, dated as of September 12, 1996, with Austin O. Furst and certain related entities.
10.8      Amended and Restated Stock Option Plan.
10.9      1996 Stock Plan.
10.10     Employment Agreement,dated July 1, 1996, with Narasimhan P. Kannan.
10.11     Employment Agreement, dated July 1, 1996, with Carl N. Tyson.
10.12     Employment Agreement, dated July 31, 1996, with Michael L. Brown.
10.13     Employment Agreement, dated August 15, 1996, with Leonard P. Kurtzman.
10.14**   Agreement, dated August 14, 1995, with Educational Services Institute.
10.15     Form of Online Educational Services Distribution Agreement.
10.16     Form of University Master Agreement for Online Education Services.
10.17     Form of Online Educational Services Agreement.
10.18 Form of Inner Circle Online Educational Services Development and Distribution Agreement.
10.19**   Agreement, dated April 15, 1996, with Autodesk, Inc.
10.20**   Project Financing and Development Agreement with InternetU, Inc.
11.1      Statement Re: Computation of Per Share Loss.
21.1      List of Subsidiaries.
23.1      Consents of Ernst & Young LLP.
23.2*     Consent  of  Wyrick,  Robbins,  Yates & Ponton  L.L.P.  (contained  in
          Exhibit 5.1).
24.1.     Power of Attorney (see page II-5).
27.1.     Financial Data Schedule.

- ----------
    * To be filed by amendment.
   ** Confidential treatment requested.